Eastern Virginia Bankshares

August 27, 2009

Christian Windsor

Special Counsel

Division of Corporation Finance

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Re:	Eastern Virginia Bankshares, Inc.

Form 10-K for December 31, 2008

File No. 0-23565

Dear Mr. Windsor:

Eastern Virginia Bankshares, Inc. (the “Company,” “we,” “our” or “us”) has received your letter dated August 6, 2009 containing comments on the Company’s above referenced Annual Report on Form 10-K for the year ended December 31, 2008 (the “Form 10-K”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 10, 2009. This letter on behalf of the Company responds to each of the comments set forth in your letter.

For convenience of reference, we have set forth your comments in bold below, with the Company’s response following each comment.

Form 10-K for fiscal year ended December 31, 2008

Executive Overview, page 28

1.	We note your disclosure on page 28 with respect to the deferral of the fourth quarter dividend in 2008 by the Federal Home Loan Bank (FHLB) – Atlanta. Please revise your notes to the financial statements in future filings, beginning on your next 10-Q, to disclose your accounting for these securities, including your impairment analysis and results of your impairment analysis. Please include in the disclosure how you considered the deferral of dividend payments in your impairment analysis. Refer to the guidance in paragraphs 12.21 to 12.26 of the AICPA Audit Guide for Depository and Lending Institutions and paragraph 8(i) of SOP 01-06.

330 Hospital Road	Voice:	(804) 443-8423
P. O. Box 1455	Fax:	(804) 445-1047
Tappahannock, VA 22560	e-mail:	Ron.Blevins @bankevb.com

Note 2 – Securities

We commit to make the requested changes in future filings. We will include in future filings how we considered the deferral of dividends in our impairment analysis. The FHLB has paid a dividend in the third quarter of 2009. We expanded our discussion in the June 30, 2009 Form 10-Q just prior to receipt of your letter, but will further expand that language in future filings.

Securities, page 40

2.	In the securities table on page 40 we note that the amounts of amortized cost for pooled trust preferred securities and corporate securities are $14,575,000 and $15,302,000. However, we note in your securities footnote on page 67 that the amounts of amortized cost for pooled trust preferred securities and corporate securities are $19,075,000 and $10,802,000. Please tell us the reason for the difference and in future filings please present consistent financial information throughout the document.

The reason for this difference was clerical error on our part. The $4,500,000 item listed in the trust preferred securities table immediately following the securities table on page 40 should have been included in Pooled Trust Preferred Securities in the Form 10-K Securities Table rather than in Corporate Securities. The reported amount was correct in the Securities Note in both the 2008 Form 10-K and the first quarter 2009 Form 10-Q. The Company strives to present consistent financial information throughout each document.

Note 3 – Securities, page 67

3.	We note the significant unrealized losses related to your Corporate Securities at December 31, 2008 and March 31, 2009. Please tell us and revise future filings to discuss in more detail how management determined that the corporate securities in an unrealized loss position for 12 months or more were not other-than-temporarily impaired at December 31, 2008 and March 31, 2009, considering the severity and duration of the unrealized loss at each date. Please address the following as part of that discussion:

a)	In both your response letter and your next Form 10-Q, please provide a table showing the identity of the specific issuers, the carrying amount and the severity of the loss, as well as the credit rating, excess subordination, and priority of your particular securities in the cash flow waterfall of the underlying assets.

b)	Clearly identify which, if any, of the securities have been downgraded. Discuss the extent of the downgrade and how you considered it as part of your impairment analysis.

We will revise future filings to discuss in more detail how the conclusion that securities impaired for more than 12 months are not other-than-temporarily impaired. A table is attached as Exhibit A providing the requested information for December 31, 2008 and March 31, 2009 and will be included in our future filings.

Management reviews all securities with unrealized losses on a quarterly basis and documents its conclusion on whether a security is or is not other-than-temporarily impaired. Other than the GMAC holdings, all corporate securities are rated as investment grade by Moodys or S&P or both and are not considered by the Company to have credit impairment that would trigger OTTI. The GMAC holdings are reviewed on an ongoing basis by the CFO and reported to the board on a monthly basis. After considering the facts that GMAC is current on income payments, a maturity in 2008 was redeemed on schedule, remaining holdings mature in a four to eight year window and our belief that GMAC will be a survivor in the economic crisis, management’s judgment is that these holdings are not other-than-temporarily impaired.

The GMAC securities have been downgraded below investment grade, triggering ongoing due diligence by the CFO to monitor all events at this company. Subsequent to the dates reviewed by the SEC, GMAC has been restructured as a bank, has received TARP CPP funds, has been identified by the Treasury as critical to both General Motors and Chrysler and has seen its fair market value increase significantly from 27.33% of par at March 31, 2009 to 61.17% of par at June 30, 2009.

4.	We note the significant unrealized losses related to your pooled trust preferred securities at December 31, 2008 and March 31, 2009, especially those that have been in this position for greater than 12 months. We also note the table on page 8 of your Form 10-Q for the quarter ended March 31, 2009 presenting additional information concerning the trust preferred holdings. In order to better understand how management determined that these securities were not other-than-temporarily impaired at December 31, 2008 and March 31, 2009, considering both the severity and duration of the unrealized loss at each date, please address the following:

a)	Please provide us the full detailed analysis of these securities’ impairment as of December 31, 2008 and March 31, 2009 that identifies all available evidence, explains the relative significance of each piece of evidence, and identifies the primary evidence on which you rely to support a realizable value equal to or greater than the carrying value of the investment.

See response to item b) below.

b)	If you rely on a discounted cash flow analysis to support a realizable value equal to or greater that the carrying value of your security, please provide us the cash flow analysis for all seven of your pooled trust preferred securities and identify all of the key assumptions and explain how you determined the assumptions were appropriate and consistent with FSP FAS 115-1 and FAS 124-1 and related guidance. Specifically address the following in your response and future filings:

•	Discount rate – tell us how you determined the discount rate.

•

Probability of default – tell us the actual amount and percentage of deferrals and defaults experienced by the trust by quarter and compare these amounts to your assumptions. Also provide information regarding your recovery rate.

We use a discounted cash flow methodology to assess the pooled trust preferred securities for OTTI, and we present estimated fair value as provided to FTN Financial Corp (“FTN”) by Moodys Analytics for six of the issues and Suntrust Robinson Humphrey (“Suntrust”) for the remaining issue. Based on cash flow analysis of each pooled trust preferred security, we determined that there was no OTTI. The pooled trust preferred market has been severely impacted by the liquidity crunch and concern with the banking industry. As such the lack of an orderly market stresses that fair value that should represent the price that would be received by the holder of a financial asset in an orderly market transaction that is not a forced liquidation or distressed sale at the measurement date or where there is little, if any, market activity for an asset as of the measurement date, is not the estimated value provided by Moodys or other pricing services. We analyze the list of issuing banks in each pooled trust preferred security with particular attention to the issuer credit rating level scored by Fitch.

At our request, FTN presented data to support the lack of an orderly market as a significant placement agent in the pooled trust preferred market. Average quarterly volume for the year 2007 was 61 trades and $280 million, and that volume continued through the first quarter of 2008. That volume compares to 4 trades totaling $1.2 million in the fourth quarter of 2008. We utilize the advice of securities placement agents FTN and Suntrust, but are fully responsible for the data presented in our filings and financial statements. Exhibit B, attached, contains the cash flow analysis for each of the pooled trust preferred securities as of December 31, 2008 while Exhibit C, attached, contains the same data for March 31. The key assumptions for the six issues using the FTN template are outlined in the cash flow tables presented for Exhibits B and C. The Suntrust model follows a similar methodology.

The discount rate is determined following EITF 99-20 guidance that prescribes a discount rate equal to the current yield used to accrete the beneficial interest. Five of the seven pooled trust preferred securities are in a payment-in-kind (“PIK”) status where the periodic interest is not paid in cash, but rather is added to the principal value which we interpret as accretion of beneficial interest. The sixth security does not provide for PIK treatment, but rather for continuing to accrue interest. The seventh security is a senior tranche that continues to have an investment grade rating and is paying in cash.

Attached as Exhibit D is a summary of the deferrals and defaults for the quarter ending March 31, 2009 and more importantly life-to-date. Deferrals and defaults did not cause OTTI in the first quarter of 2009, but in June 2009 exceeded projections for the second quarter of 2009 and created second quarter 2009 OTTI that will be discussed in item 5.

c)	Please tell us how you considered information received after the balance sheet date, but before you issued your financial statements in your other-than-temporary impairment analysis at December 31, 2008 and March 31, 2009. Specifically tell us if you received information regarding interest deferrals or defaults and how this information affected your analysis at each period end.

We did not receive any additional information between the balance sheet date and the issuance of financial statements that affected our OTTI analysis

d)	Considering the significant judgment required to determine if a security is other that temporarily impaired and the focus users of financial statements have placed on this area, we believe comprehensive and detailed disclosure is required to meet the disclosure requirements in paragraph 38 of FSF FAS 115-2 and FAS 124-2 (which you will adopt in your next Form 10-Q) and Item 303 of Regulation S-K. Therefore, for each individual and pooled trust preferred security, please revise your trust preferred holdings table, as seen on page 41, in future filings to disclose the following information as of the most recent period end: deal name, single issuer or pooled class, unrealized gain/loss, number of banks currently performing, expected deferrals and defaults as a percentage of the remaining performing collateral and current subordination as a percentage of the remaining performing collateral. Additionally, please clearly disclose how you calculate the current subordination and discuss what the current subordination percentage signifies to allow an investor to understand why this information is relevant and meaningful.

We commit to provide the table with all requested information in future filings, beginning with the third quarter 2009 Form 10-Q.

5.	We further note in Exhibit 99.1 of your Form 8-K filed July 23, 2009, that you recorded an investment impairment charge of $3.9 million in the quarter ended June 30, 2009. Please tell us what this charge is comprised of and provide a detailed analysis of the factors that led you to conclude that this investment impairment charge should be recorded during the quarter ended June 30, 2009.

Using the discounted cash flow evaluation required by EITF 99-20 and discussed above in our response to Item 4 b, we determined that four of the pooled trust preferred securities had a discounted cash flow amount that was less than amortized cost and thus required an OTTI impairment charge. In accordance with FSP FAS 115-2, the Company does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis less any current period credit loss. Therefore, OTTI shall be separated into the amount representing credit loss and the amount related to all other factors. The amount of OTTI related to the credit loss shall be recognized in earnings while the amount of OTTI related to other factors shall be recognized in other comprehensive income, net of applicable taxes. The cash flow calculations for the four pooled trust preferred securities with other-than-temporary impairment are included as Exhibit E, attached.

Note 5 – Allowance for Loan Losses, page 71

6.	We note your impaired loans table on page 71 and that total impaired loans with a valuation allowance at December 31, 2008 was $14,977,000. We note on page 9 of the March 31, 2009 Form 10-Q the same balance was for “impaired loans with no valuation allowance has been provided”. In future filings please present consistent financial information throughout the document.

The Company strives to present consistent financial information throughout each document. The March 31, 2009 Form 10-Q did erroneously report the December 31, 2008 impaired loan figures, reversing the amount for which an allowance has been provided and the amount for Impaired loans for which no valuation allowance has been provided. The reported amount for both categories at December 31, 2008 was correct in the Form 10-K; similarly; the reported amount for both categories at March 31, 2009 was correct in the Form 10-Q for the first quarter of 2009.

Note 19 – SFAS No. 157, Fair Value Measurements, page 85

7.	We note your disclosure on page 85 that you obtain fair value measurements from third party vendors for your securities available for sale. Please tell us and revise future filings to include the following in your disclosure:

a)	The number of quotes or prices you generally obtain per instrument and if you obtain multiple quotes or prices, how you determine the ultimate value you use in your financial statements;

We obtain a single quote for all securities. Quotes for all securities other than the pooled trust preferred “Pretsl” securities are provided by Suntrust Robinson-Humphrey using Reuters for securities other than municipal bonds for which they utilize a pricing matrix. The pooled trust preferred “Pretsl” quotes are provided by Moodys Analytics through FTN Financial Corp and Suntrust provides trader quotes for a few securities. We will include disclosure in future filings to indicate the source of securities quotes for estimated fair value.

b)	Whether, and if so, how and why, you adjusted quotes or prices you obtained from third party:

We do not adjust any quotes or prices obtained from the third party sources identified in the response to Item 7 a above.

c)	The procedures you performed to validate the prices you obtained to ensure the fair value determination is consistent with SFAS 157 and to ensure that you properly classified your assets and liabilities in the fair value hierarchy.

We compare securities prices or quotes received from third party vendors to the previous month’s quote for the same security and evaluate any substantial changes. All securities other than restricted stock (FHLB and FRB) are classified as Level 2. Based on detailed review and appraisal or cash flow analysis in accordance with FAS 114, impaired loans are reported for fair value at the amount of impaired loans with a valuation allowance, net of the allowance. The portion of impaired loans that represent construction loans are reported as Level 3 while the remaining portion is reported as Level 2.

8.	We note your disclosure that the value of real estate collateral is determined using an appraisal and if an appraisal of real estate property is over two years old or the collateral is in process of construction that the fair value is considered Level 3. Please tell us and include in future filings the following:

a)	The timing and frequency of your appraisal and valuation process for non-performing real estate loans including procedures completed before an appraisal is ordered;

Once a real estate loan is placed on non-accrual, if the valuation is over one year old, either an evaluation by an officer of the bank or an outside vendor, or an appraisal is performed to determine current market value. If the loan remains in non-accrual for more than 12 months, an updated evaluation or appraisal would be performed.

b)	Provide us an example including a timeline of how and when an appraisal would be ordered for real estate nonperforming loans, the amount of time this normally takes and at what point you would typically recognize any charge-off(s) resulting from insufficient collateral; and

The following timeline of a non-performing acquisition & development loan #40398599 is typical for appraisal and charge-off, although each situation is different, particularly for commercial loans.

•	June 2007 – Loan approved, appraisal ordered

•	July 2007 – Appraisal received

•	August 2007 – Loan closed

•	April 2008 – Loan placed in non-accrual (balance $599,081)

•	April 2008 – December 2008 – discussions with borrower regarding restructuring, potential investors, etc.

•	October 2008 – Ordered updated valuation of property

•	November 2008 – Based on updated value charged off $300,000

•

December 2008 – Based on additional market information from land use consultant, charged off additional $100,000 bringing balance to $199,081. Began discussions with borrower about taking deed in lieu of foreclosure.

•	May 2009 – After several months of unsuccessfully trying to obtain release on deed of trust by junior lien holder, decided to proceed with foreclosure.

For residential mortgage loans, the bank orders appraisals during the foreclosure process to help the bank know how to bid, if necessary, at the foreclosure sale. The charge-off of any deficiency would be taken after the sale.

c)	In accordance with paragraph 33(d) of SFAS 157 the valuation technique for real estate loans with an appraisal over two years old or real estate in process of construction.

For performing real estate loans with appraisals over two years old, an updated appraisal is not ordered. If payment performance or other concerns exist, at the request of Credit Administration, an updated valuation is performed. For real estate that is in process of construction, the original appraiser of the project performs the final inspection to certify completion and original value.

Form 10-Q for the quarter ended March 31, 2009

Note 1, page 6

9.	Please tell us and revise your future filings to more clearly discuss the following regarding your issuance of preferred stock and warrants to the U. S. Treasury:

a.	The accounting for the issuance of the preferred stock and warrants;

Accounting for the issuance of the preferred stock included entries to the equity portion of our balance sheet to recognize preferred stock at the full amount of the issuance, the warrant and discount on preferred stock at values calculated as discussed in Item 9 c below. Preferred stock discount is being accreted quarterly over a 5 year time frame as an addition described as “effective preferred dividend”.

b.	Clearly identify the assumptions used to calculate the fair value of the preferred stock;

The fair value of the preferred stock was calculated by discounting the future cash flows by a prevailing interest rate that a similar security would receive in the current market environment which was determined to be 12%.

c)	Clearly identify how you determined the relative fair value of the preferred stock and the warrants;

The fair value of the warrants before allocation was $949,533 calculated using the Black Scholes model with inputs of 7 year volatility, average rate of quarterly dividends, 7 year Treasury strip rate and the exercise price of $9.63 per share exercisable for up to 10 years. The net present value of the preferred stock using a 12% discount rate was $14,446,000. Allocation of the preferred stock discount and the warrants is provided in the table below.

	2009
Warrants value
Preferred		24,000,000
Price		9.63
Warrants - shares		373,832
Value per warrant		2.54

Fair value of warrants		$949,533

NPV of preferred stock
@12% discount rate

	(in thousands) Fair Value	Relative Value %	Relative Value
$24,000,000 issuance through TARP
$24 million 1/09/2009
NPV of Preferred 12% discount rate	14,446	93.8%	22,519
Fair value of warrants (BlackScholes)	950	6.2%	1,481

	15,396	100.0%	24,000

d)	Clearly identify how those factors were considered in the calculation of the accretion amount reported; and

The preferred stock discount determined by the allocation of the discount to the warrants is being accreted quarterly over a 5 year period on a constant effective yield method at a rate of approximately 6.4%

e)	Quantify the discount rate used to value the preferred stock.

A 12% discount rate was used to value the preferred stock. That rate was determined to be the likely alternative cost of capital at the time of the preferred stock issuance. The discount rate was selected after discussions with our investment banking advisor Keefe, Bruyette and Woods.

Schedule 14A

Executive Compensation, page 12

10.

You only provide compensation information for four persons. Item 402(a)(3)(iii) of Regulation S-K requires that disclosure be provided for your three most highly compensated executive officers, other than the principal executive officer and the principal financial officer, who were serving as executive officers at the end of the last completed fiscal year. An executive officer is any executive with policy making authority, whether or not an executive officer under your charter and bylaws. In future filings please ensure that you provide appropriate disclosure for all individuals for whom disclosure is required under Item 402 of Regulation S-K. Refer to Item 402(a)(3) of Regulation S-K, Instruction 1 to Item 402(a)(3) of Regulation S-K and Exchange Act Rule 3b-7.

Our interpretation of this Item of Regulation S-K is that disclosure be provided for our three most highly compensated executive officers other than the principal executive officer and the principal financial officer only if those individuals received total compensation of $100,000 or greater in the fiscal year. We had only two such executive officers with policy making authority whose compensation was $100,000 or greater in 2008. The other two executive officers had compensation in 2008 of less than $100,000.

Stock-Based Compensation, page 14

11.	Given the apparent significance of the restricted stock grants for 2009, please quantify the number of these grants to each named executive officer and the methodology used by the committee to determine the number. Please refer to Item 402(b)(1)(v) of Regulation S-K.

No restricted stock grants were issued to named executive officers in the first six months of 2009 or in the entire year 2008. Potential restricted stock grants for 2009 had no significance to compensation decisions for 2008. The committee uses a methodology to provide compensation opportunities that are competitive with peer institutions including stock-based compensation to align interests of key executives with those of our shareholders. The committee strives to provide total compensation near the 75% percentile of our peer group for the CEO and near the 50th percentile of the peer group for other named executives. The target for restricted stock grants to the four named executives for 2009 is a number of shares with current value of approximately 26% of salary to the CEO and COO and 23% of salary for the CFO and the Chief Credit Officer. One half of the restricted shares granted will vest over a five year time horizon at 20% per year with the other half vesting in 2012, if, and only if, for 2011 either earnings per share or return on equity equal or exceed defined percentiles of our peer group. Performance below the 50th percentile of the peer group will result in no vesting of any portion of the performance based shares granted. We will discuss any restricted stock grants for 2009 in our proxy statement for the 2010 annual meeting of shareholders.

As requested, Eastern Virginia Bankshares, Inc. acknowledges that:

•	the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

If you have any questions concerning the foregoing responses, please do not hesitate to contact me at (804) 443-8423.

Thank you for your assistance in this matter.

Sincerely,

/s/ Ronald L. Blevins
Ronald L. Blevins
Chief Financial Officer

Exhibit A

Exhibit A

Corporate Securities With Unrealized Losses Exceeding 12 Months

December 31, 2008					Current	Moody/S&P
(Dollars in thousands)	Amortized	Fair	Unrealized		Book	Credit	Excess	Security
Issuer	Cost Basis	Value	Loss	Maturity	Yield	Rating	Subordination	Priority
HSBC CPI Floating CPI + 255 basis points	$602	$334	$(268)	2013	5.71%	Aa3/AA-	n/a	n/a
SLM Corp Floating 1 Month CPI + 212.5 bp	1,000	536	(464)	2013	7.50%	Baa2/BBB-	n/a	n/a
SLM Corp Floating 1 Month CPI + 200 bp	1,000	517	(483)	2014	7.37%	Baa2/BBB-	n/a	n/a
SLM Corp Floating 1 Month CPI + 162 bp	1,000	505	(495)	2014	6.56%	Baa2/BBB-	n/a	n/a
Bear Stearns/J P Morgan Floating CPI + 145 bp	1,000	755	(245)	2014	5.11%	AA2/AA-	n/a	n/a
GMAC 6.25% Fixed Rate	500	225	(275)	2013	6.25%	C/CC	n/a	n/a
GMAC 6.15% Fixed Rate	1,500	675	(825)	2016	6.15%	CC	n/a	n/a
GMAC 6.875% Fixed Rate	704	450	(254)	2018	12.43%	C/CC	n/a	n/a

	$7,306	$3,997	$(3,309)

March 31, 2009
HSBC CPI Floating CPI + 255 basis points	$602	$431	$(171)	2013	2.08%	A3/A	n/a	n/a
SLM Corp Floating 1 Month CPI + 212.5 bp	1,000	371	(629)	2013	3.20%	Baa2/BBB-	n/a	n/a
SLM Corp Floating 1 Month CPI + 200 bp	1,000	343	(657)	2014	2.09%	Baa2/BBB-	n/a	n/a
SLM Corp Floating 1 Month CPI + 162 bp	1,000	330	(670)	2014	1.71%	Baa2/BBB-	n/a	n/a
Bear Stearns/J P Morgan Floating CPI + 145 bp	1,000	783	(217)	2014	1.48%	AA3/A+	n/a	n/a
GMAC 6.25% Fixed Rate	500	145	(355)	2013	6.25%	C/CC	n/a	n/a
GMAC 6.15% Fixed Rate	1,500	405	(1,095)	2016	6.15%	CCC	n/a	n/a
GMAC 6.875% Fixed Rate	708	270	(438)	2018	12.43%	C/CC	n/a	n/a

	$7,310	$3,078	$(4,232)

Exhibit B

PreTSL 99-20 PV Test

12-31-2008

						Discounted
		Current	Current	Discounted	Excess/	Cash Flow
Description	CUSIP	Face	Book	Cash Flow	Deficit	Coverage
PreTSL XXIII D-1	74043AAW1	$2,951,740	$2,951,740	$2,904,257	$(47,483)	98.4%

PreTSL XXIV D-1	74043CAL1	2,486,593	2,486,593	2,488,053	1,460	100.1%

PreTSL XXV D-1	74042FAL5	2,474,103	2,474,103	2,477,060	2,957	100.1%

PreTSL XXVI D-1	74042QAL1	2,032,495	2,032,495	2,065,615	33,120	101.6%

PreTSL XXVII D	74042TAN1	3,987,720	3,720,114	3,975,476	255,362	106.9%

PreTSL XXVII A-1	74042TAA9	996,930	910,353	980,893	70,540	107.7%

		14,929,581	14,575,398	14,891,354	315,956

SLOSO 2007-1A B1L	83438JAL0	4,500,000	45,000,000

EITF 99-20 Other Than Temporary Impairment Cash Flow Testing

12/31/08

3M LIBOR (for all periods)	1.996250%
Spread	2.100000%
Current Coupon/Yield	4.096250%

Customer Inputs	Face Amount		Discount Rate
	2,951,740		4.096250%
Outputs
PV Previous	2,904,257	PV Current	2,904,257

Previously Projected Cashflows	September 30, 2008	Currently Projected Cashflows	December 31, 2008

Deal	Class	Description	Type	QIB	AI	Reg S
XXIII	D-1	Mezzanine Floating	Floating	74043AAW1	74043AAV3	G7223AAM8

Assumptions:

Prepayments - 10% in yr 5, 2% in each of yrs 6-9, and 100% in yr 10 from issuance.

Defaults - 1.2% applied to bank and REIT collateral and 2.1% applied to insurance collateral every third yr beginning in 9/12. 10% recovery after 2 yrs.

Seasoned Collateral Prepayments: 5yr Non-Call: 100% call year 5; Callable at a Premium: Actual (20%) yr 1, Actual (0%) yr 2, 20% yr 3, 25% yr 4, 100% yr 5.

Specific Defaults:

HMBN ($40 million REIT issuer) default with 0% recovery.

Marshall BankFirst ($6mm bank issuer) defers 12/07 with 10% recovery in 12/09.

IT&S ($2.5mm bank issuer) defers 9/08 with 80% recovery in 9/10.

K Capital ($10mm bank issuer) defers 12/08 with 50% recovery in 12/10.

BankUnited ($10mm bank issuer) defers 12/08 with 20% recovery in 12/10.

Assumptions:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.

Specific Defaults:

HMBN ($40 million REIT issuer) default 9/07 with 0% recovery.

Marshall BankFirst ($6mm bank issuer) defers 12/07 with 10% recovery in 12/09.

IT&S ($2.5mm bank issuer) defers 9/08 with 80% recovery in 9/10.

K Capital ($10mm bank issuer) defers 12/08 with 50% recovery in 12/10.

BankUnited ($10mm bank issuer) defers 12/08 with 20% recovery in 12/10.

BancMidwest Corp ($7mm bank issuer) defers 12/08 with 50% recovery in 12/10.

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
12/22/2008	2,904,257					2,904,257
3/22/2009	2,894,099	10,157	29,741	39,899	39,494	2,892,506	11,750	29,741	41,492	41,071
6/22/2009	2,884,671	9,428	29,637	39,066	38,278	2,884,536	7,970	29,621	37,591	36,833
9/22/2009	2,876,691	7,979	29,541	37,520	36,391	2,872,916	11,620	29,539	41,159	39,920
12/22/2009	2,871,780	4,911	29,459	34,370	32,998	2,864,157	8,759	29,420	38,179	36,655
3/22/2010	2,866,845	4,936	29,409	34,345	32,639	2,852,018	12,139	29,331	41,470	39,410
6/22/2010	2,861,985	4,859	29,358	34,218	32,188	2,843,503	8,515	29,206	37,722	35,485
9/22/2010	2,856,599	5,386	29,309	34,695	32,307	2,830,834	12,669	29,119	41,788	38,912
12/22/2010	2,851,542	5,057	29,253	34,310	31,625	2,826,493	4,342	28,990	33,331	30,722
3/22/2011	2,846,346	5,196	29,202	34,397	31,383	2,820,801	5,691	28,945	34,636	31,602
6/22/2011	2,840,240	6,106	29,148	35,254	31,839	2,816,437	4,364	28,887	33,251	30,030
9/22/2011	2,831,470	8,771	29,086	37,857	33,843	2,808,278	8,159	28,842	37,001	33,078
12/22/2011	2,825,528	5,942	28,996	34,938	30,917	2,802,821	5,457	28,759	34,215	30,278
3/22/2012	2,819,396	6,132	28,935	35,068	30,717	2,794,856	7,966	28,703	36,668	32,119
6/22/2012	2,814,275	5,121	28,872	33,993	29,475	2,788,614	6,242	28,621	34,863	30,229
9/22/2012	2,808,298	5,977	28,820	34,797	29,865	2,780,470	8,143	28,557	36,701	31,499
12/22/2012	2,802,512	5,786	28,759	34,545	29,349	2,774,360	6,110	28,474	34,584	29,382
3/22/2013	2,796,547	5,964	28,699	34,664	29,151	2,766,562	7,798	28,411	36,209	30,450
6/22/2013	2,790,621	5,927	28,638	34,565	28,773	2,760,541	6,021	28,331	34,352	28,596
9/22/2013	2,784,398	6,222	28,578	34,800	28,675	2,752,448	8,093	28,270	36,363	29,963
12/22/2013	2,778,191	6,207	28,514	34,721	28,320	2,745,865	6,583	28,187	34,770	28,360
3/22/2014	2,772,147	6,044	28,450	34,495	27,850	2,738,995	6,870	28,119	34,989	28,249
6/22/2014	2,770,184	1,963	28,389	30,352	24,257	2,731,949	7,046	28,049	35,095	28,048
9/22/2014	2,770,184	—	28,368	28,368	22,442	2,724,718	7,232	27,977	35,209	27,853
12/22/2014	2,770,184	—	28,368	28,368	22,215	2,717,843	6,875	27,903	34,778	27,234
3/22/2015	2,770,184	—	28,368	28,368	21,989	2,710,744	7,099	27,832	34,931	27,077
6/22/2015	2,770,184	—	28,368	28,368	21,767	2,703,891	6,853	27,760	34,612	26,557
9/22/2015	2,764,278	5,906	28,368	34,275	26,032	2,696,764	7,127	27,690	34,816	26,443
12/22/2015	2,758,425	5,852	28,308	34,160	25,682	2,689,642	7,122	27,617	34,739	26,117
3/22/2016	2,752,541	5,884	28,248	34,132	25,401	2,682,702	6,940	27,544	34,484	25,662
6/22/2016	2,746,564	5,977	28,188	34,165	25,167	2,676,267	6,435	27,473	33,908	24,978
9/22/2016	—	2,746,564	28,127	2,774,691	2,023,228	2,668,960	7,307	27,407	34,714	25,312
12/22/2016	—	—	—	—	—	2,662,024	6,936	27,332	34,268	24,734
3/22/2017	—	—	—	—	—	2,662,024	—	27,261	27,261	19,477
6/22/2017	—	—	—	—	—	2,662,024	—	27,261	27,261	19,279
9/22/2017	—	—	—	—	—	2,662,024	—	27,261	27,261	19,084
12/22/2017	—	—	—	—	—	2,662,024	—	27,261	27,261	18,891
3/22/2018	—	—	—	—	—	2,662,024	—	27,261	27,261	18,699
6/22/2018	—	—	—	—	—	2,662,024	—	27,261	27,261	18,510
9/22/2018	—	—	—	—	—	2,662,024	—	27,261	27,261	18,322
12/22/2018	—	—	—	—	—	2,662,024	—	27,261	27,261	18,136
3/22/2019	—	—	—	—	—	2,662,024	—	27,261	27,261	17,952
6/22/2019	—	—	—	—	—	2,662,024	—	27,261	27,261	17,770
9/22/2019	—	—	—	—	—	2,662,024	—	27,261	27,261	17,590
12/22/2019	—	—	—	—	—	2,662,024	—	27,261	27,261	17,412
3/22/2020	—	—	—	—	—	2,662,024	—	27,261	27,261	17,235
6/22/2020	—	—	—	—	—	2,662,024	—	27,261	27,261	17,061
9/22/2020	—	—	—	—	—	2,662,024	—	27,261	27,261	16,888
12/22/2020	—	—	—	—	—	2,662,024	—	27,261	27,261	16,717
3/22/2021	—	—	—	—	—	2,662,024	—	27,261	27,261	16,547
6/22/2021	—	—	—	—	—	2,662,024	—	27,261	27,261	16,379
9/22/2021	—	—	—	—	—	2,662,024	—	27,261	27,261	16,213

Class: D-1	1 of 2	8/25/2009

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
12/22/2008	2,904,257					2,904,257
12/22/2021	—	—	—	—	—	2,662,024	—	27,261	27,261	16,049
3/22/2022	—	—	—	—	—	2,662,024	—	27,261	27,261	15,886
6/22/2022	—	—	—	—	—	2,662,024	—	27,261	27,261	15,725
9/22/2022	—	—	—	—	—	2,662,024	—	27,261	27,261	15,566
12/22/2022	—	—	—	—	—	2,662,024	—	27,261	27,261	15,408
3/22/2023	—	—	—	—	—	2,662,024	—	27,261	27,261	15,252
6/22/2023	—	—	—	—	—	2,662,024	—	27,261	27,261	15,097
9/22/2023	—	—	—	—	—	2,662,024	—	27,261	27,261	14,944
12/22/2023	—	—	—	—	—	2,662,024	—	27,261	27,261	14,793
3/22/2024	—	—	—	—	—	2,662,024	—	27,261	27,261	14,643
6/22/2024	—	—	—	—	—	2,662,024	—	27,261	27,261	14,494
9/22/2024	—	—	—	—	—	2,662,024	—	27,261	27,261	14,347
12/22/2024	—	—	—	—	—	2,662,024	—	27,261	27,261	14,202
3/22/2025	—	—	—	—	—	2,662,024	—	27,261	27,261	14,058
6/22/2025	—	—	—	—	—	2,662,024	—	27,261	27,261	13,916
9/22/2025	—	—	—	—	—	2,662,024	—	27,261	27,261	13,774
12/22/2025	—	—	—	—	—	2,662,024	—	27,261	27,261	13,635
3/22/2026	—	—	—	—	—	2,662,024	—	27,261	27,261	13,497
6/22/2026	—	—	—	—	—	2,662,024	—	27,261	27,261	13,360
9/22/2026	—	—	—	—	—	2,662,024	—	27,261	27,261	13,224
12/22/2026	—	—	—	—	—	2,662,024	—	27,261	27,261	13,090
3/22/2027	—	—	—	—	—	2,662,024	—	27,261	27,261	12,958
6/22/2027	—	—	—	—	—	2,662,024	—	27,261	27,261	12,826
9/22/2027	—	—	—	—	—	2,662,024	—	27,261	27,261	12,696
12/22/2027	—	—	—	—	—	2,662,024	—	27,261	27,261	12,568
3/22/2028	—	—	—	—	—	2,662,024	—	27,261	27,261	12,440
6/22/2028	—	—	—	—	—	2,662,024	—	27,261	27,261	12,314
9/22/2028	—	—	—	—	—	2,662,024	—	27,261	27,261	12,189
12/22/2028	—	—	—	—	—	2,662,024	—	27,261	27,261	12,066
3/22/2029	—	—	—	—	—	2,662,024	—	27,261	27,261	11,943
6/22/2029	—	—	—	—	—	2,662,024	—	27,261	27,261	11,822
9/22/2029	—	—	—	—	—	2,662,024	—	27,261	27,261	11,702
12/22/2029	—	—	—	—	—	2,662,024	—	27,261	27,261	11,584
3/22/2030	—	—	—	—	—	2,662,024	—	27,261	27,261	11,466
6/22/2030	—	—	—	—	—	2,662,024	—	27,261	27,261	11,350
9/22/2030	—	—	—	—	—	2,662,024	—	27,261	27,261	11,235
12/22/2030	—	—	—	—	—	2,662,024	—	27,261	27,261	11,121
3/22/2031	—	—	—	—	—	2,662,024	—	27,261	27,261	11,009
6/22/2031	—	—	—	—	—	2,662,024	—	27,261	27,261	10,897
9/22/2031	—	—	—	—	—	2,662,024	—	27,261	27,261	10,786
12/22/2031	—	—	—	—	—	2,662,024	—	27,261	27,261	10,677
3/22/2032	—	—	—	—	—	2,662,024	—	27,261	27,261	10,569
6/22/2032	—	—	—	—	—	2,662,024	—	27,261	27,261	10,462
9/22/2032	—	—	—	—	—	2,662,024	—	27,261	27,261	10,356
12/22/2032	—	—	—	—	—	2,662,024	—	27,261	27,261	10,251
3/22/2033	—	—	—	—	—	2,662,024	—	27,261	27,261	10,147
6/22/2033	—	—	—	—	—	2,662,024	—	27,261	27,261	10,044
9/22/2033	—	—	—	—	—	2,662,024	—	27,261	27,261	9,942
12/22/2033	—	—	—	—	—	2,662,024	—	27,261	27,261	9,841
3/22/2034	—	—	—	—	—	2,662,024	—	27,261	27,261	9,742
6/22/2034	—	—	—	—	—	2,662,024	—	27,261	27,261	9,643
9/22/2034	—	—	—	—	—	2,662,024	—	27,261	27,261	9,545
12/22/2034	—	—	—	—	—	2,662,024	—	27,261	27,261	9,448
3/22/2035	—	—	—	—	—	2,662,024	—	27,261	27,261	9,353
6/22/2035	—	—	—	—	—	2,662,024	—	27,261	27,261	9,258
9/22/2035	—	—	—	—	—	2,662,024	—	27,261	27,261	9,164
12/22/2035	—	—	—	—	—	2,662,024	—	27,261	27,261	9,071
3/22/2036	—	—	—	—	—	2,662,024	—	27,261	27,261	8,979
6/22/2036	—	—	—	—	—	2,662,024	—	27,261	27,261	8,888
9/22/2036	—	—	—	—	—	631,844	2,030,180	27,261	2,057,441	664,005
12/22/2036	—	—	—	—	—	—	631,844	6,470	638,315	203,917

		2,904,257	893,506	3,797,763	2,904,257	296,953,240	2,904,257	3,070,728	5,974,985	2,904,257

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Midwest Securities Corp (MWRE) are wholly owned subsidiaries of FTB. FFSC and MWRE are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by MWRE. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

Class: D-1	2 of 2	8/25/2009

EITF 99-20 Other Than Temporary Impairment Cash Flow Testing

12/31/08

VB

3M LIBOR (for all periods)	1.996250%
Spread	2.000000%
Current Coupon/Yield	3.996250%

Customer Inputs	Face Amount		Discount Rate
	2,486,593		3.996250%
Outputs
PV Previous	2,488,053	PV Current	2,488,053

Previously Projected Cashflows	September 30, 2008	Currently Projected Cashflows	December 31, 2008

Deal	Class	Description	Type	QIB	AI	Reg S
XXIV	D-1	Mezzanine Floating	Floating	74043CAL1	74043CAM9	G7223CAG7

Assumptions:

Prepayments - 10% in yr 5, 2% in each of yrs 6-9, and 100% in yr 10 from issuance.

Defaults - 1.2% applied to bank collateral and 2.1% applied to insurance collateral every third yr beginning yr 3. 10% recovery after 2 yrs.

Specific Defaults:

IndyMac ($18mm bank issuer) defaults with no recovery.

Capital Corp of the West ($5mm bank issuer) defers 6/08 with 80% recovery in 6/10.

Stampede ($6mm bank issuer) defers 9/08 with 10% recovery in 9/10.

First State ($7.5mm bank issuer) defers 9/08 with 80% recovery in 9/10.

Projected Deferrals:

[0-4]% bank issuer defers 12/08 with 50% recovery in 12/10.

Assumptions:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity. Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.

Specific Defaults:

IndyMac ($18mm bank issuer) defaults 6/08 with no recovery.

Capital Corp of the West ($5mm bank issuer) defers 6/08 with 80% recovery in 6/10.

Stampede ($6mm bank issuer) defers 9/08 with 10% recovery in 9/10.

First State ($7.5mm bank issuer) defers 9/08 with 80% recovery in 9/10.

Riverside Banking ($15.3mm bank issuer) defers 12/08 with 50% recovery in 12/10.

Pine City Bancorp ($2mm bank issuer) defers 12/08 with 50% recovery 12/10.

Projected Deferrals:

None

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
12/22/2008	2,488,053					2,488,053
3/22/2009	2,460,744	27,310	24,857	52,167	51,651	2,466,154	21,899	24,857	46,756	46,294
6/22/2009	2,452,031	8,712	24,584	33,297	32,641	2,458,002	8,152	24,638	32,790	32,145
9/22/2009	2,443,213	8,818	24,497	33,315	32,336	2,449,689	8,313	24,557	32,870	31,904
12/22/2009	2,439,601	3,612	24,409	28,022	26,929	2,441,590	8,100	24,474	32,574	31,304
3/22/2010	2,431,228	8,373	24,373	32,746	31,158	2,433,525	8,065	24,393	32,458	30,884
6/22/2010	2,422,661	8,566	24,289	32,856	30,953	2,425,446	8,078	24,312	32,391	30,515
9/22/2010	2,418,253	4,409	24,204	28,613	26,689	2,421,442	4,004	24,232	28,236	26,338
12/22/2010	2,413,723	4,530	24,160	28,690	26,496	2,417,534	3,908	24,192	28,100	25,952
3/22/2011	2,409,053	4,670	24,115	28,785	26,321	2,413,541	3,993	24,153	28,146	25,737
6/22/2011	2,404,287	4,766	24,068	28,834	26,105	2,409,325	4,216	24,113	28,329	25,648
9/22/2011	2,399,477	4,810	24,020	28,830	25,844	2,404,960	4,365	24,071	28,436	25,490
12/22/2011	2,394,494	4,983	23,972	28,955	25,699	2,400,293	4,667	24,027	28,694	25,467
3/22/2012	2,389,558	4,936	23,922	28,858	25,360	2,395,697	4,595	23,980	28,576	25,112
6/22/2012	2,384,540	5,018	23,873	28,891	25,137	2,391,052	4,645	23,935	28,580	24,867
9/22/2012	2,380,740	3,800	23,823	27,623	23,796	2,386,382	4,670	23,888	28,558	24,602
12/22/2012	2,375,969	4,771	23,785	28,556	24,357	2,381,736	4,645	23,841	28,487	24,298
3/22/2013	2,371,247	4,723	23,737	28,460	24,035	2,377,242	4,495	23,795	28,290	23,891
6/22/2013	2,366,397	4,849	23,690	28,540	23,864	2,372,618	4,624	23,750	28,374	23,725
9/22/2013	2,361,501	4,896	23,642	28,537	23,626	2,367,975	4,643	23,704	28,347	23,468
12/22/2013	2,356,588	4,914	23,593	28,507	23,367	2,363,362	4,613	23,658	28,271	23,174
3/22/2014	2,351,720	4,868	23,544	28,411	23,058	2,358,877	4,484	23,611	28,096	22,802
6/22/2014	2,346,726	4,994	23,495	28,489	22,893	2,354,284	4,594	23,567	28,160	22,629
9/22/2014	2,344,678	2,048	23,445	25,493	20,283	2,349,669	4,615	23,521	28,136	22,385
12/22/2014	2,344,678	—	23,425	23,425	18,453	2,345,085	4,584	23,475	28,058	22,103
3/22/2015	2,344,678	—	23,425	23,425	18,270	2,340,635	4,450	23,429	27,879	21,744
6/22/2015	2,344,678	—	23,425	23,425	18,089	2,336,075	4,560	23,384	27,944	21,579
9/22/2015	2,344,678	—	23,425	23,425	17,910	2,331,491	4,584	23,339	27,923	21,350
12/22/2015	2,339,937	4,741	23,425	28,166	21,323	2,326,939	4,551	23,293	27,844	21,079
3/22/2016	2,335,200	4,737	23,377	28,115	21,073	2,322,474	4,465	23,248	27,713	20,772
6/22/2016	2,330,384	4,816	23,330	28,146	20,888	2,317,944	4,529	23,203	27,732	20,581
9/22/2016	2,325,532	4,852	23,282	28,134	20,673	2,313,394	4,551	23,158	27,708	20,360
12/22/2016	—	2,325,532	23,234	2,348,766	1,708,774	2,308,775	4,619	23,112	27,731	20,175
3/22/2017	—	—	—	—	—	2,299,743	9,032	23,066	32,098	23,121
6/22/2017	—	—	—	—	—	2,290,457	9,286	22,976	32,262	23,009
9/22/2017	—	—	—	—	—	2,281,075	9,382	22,883	32,265	22,784
12/22/2017	—	—	—	—	—	2,271,912	9,163	22,789	31,952	22,339
3/22/2018	—	—	—	—	—	2,262,820	9,093	22,698	31,791	22,007
6/22/2018	—	—	—	—	—	2,254,056	8,764	22,607	31,371	21,501
9/22/2018	—	—	—	—	—	2,254,056	—	22,519	22,519	15,282
12/22/2018	—	—	—	—	—	2,245,819	8,237	22,519	30,757	20,665
3/22/2019	—	—	—	—	—	2,245,819	—	22,437	22,437	14,926
6/22/2019	—	—	—	—	—	2,245,819	—	22,437	22,437	14,779
9/22/2019	—	—	—	—	—	2,245,819	—	22,437	22,437	14,633
12/22/2019	—	—	—	—	—	2,245,819	—	22,437	22,437	14,488
3/22/2020	—	—	—	—	—	2,245,819	—	22,437	22,437	14,345
6/22/2020	—	—	—	—	—	2,245,819	—	22,437	22,437	14,203
9/22/2020	—	—	—	—	—	2,245,819	—	22,437	22,437	14,062
12/22/2020	—	—	—	—	—	2,245,819	—	22,437	22,437	13,923
3/22/2021	—	—	—	—	—	2,245,819	—	22,437	22,437	13,785
6/22/2021	—	—	—	—	—	2,245,819	—	22,437	22,437	13,649
9/22/2021	—	—	—	—	—	2,245,819	—	22,437	22,437	13,514

Class: D-1	1 of 2	8/25/2009

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
12/22/2008	2,448,053					2,448,053
12/22/2021	—	—	—	—	—	2,245,819	—	22,437	22,437	13,380
3/22/2022	—	—	—	—	—	2,245,819	—	22,437	22,437	13,248
6/22/2022	—	—	—	—	—	2,245,819	—	22,437	22,437	13,117
9/22/2022	—	—	—	—	—	2,245,819	—	22,437	22,437	12,987
12/22/2022	—	—	—	—	—	2,245,819	—	22,437	22,437	12,859
3/22/2023	—	—	—	—	—	2,245,819	—	22,437	22,437	12,731
6/22/2023	—	—	—	—	—	2,245,819	—	22,437	22,437	12,606
9/22/2023	—	—	—	—	—	2,245,819	—	22,437	22,437	12,481
12/22/2023	—	—	—	—	—	2,245,819	—	22,437	22,437	12,357
3/22/2024	—	—	—	—	—	2,245,819	—	22,437	22,437	12,235
6/22/2024	—	—	—	—	—	2,245,819	—	22,437	22,437	12,114
9/22/2024	—	—	—	—	—	2,245,819	—	22,437	22,437	11,994
12/22/2024	—	—	—	—	—	2,245,819	—	22,437	22,437	11,876
3/22/2025	—	—	—	—	—	2,245,819	—	22,437	22,437	11,758
6/22/2025	—	—	—	—	—	2,245,819	—	22,437	22,437	11,642
9/22/2025	—	—	—	—	—	2,245,819	—	22,437	22,437	11,527
12/22/2025	—	—	—	—	—	2,245,819	—	22,437	22,437	11,413
3/22/2026	—	—	—	—	—	2,245,819	—	22,437	22,437	11,300
6/22/2026	—	—	—	—	—	2,245,819	—	22,437	22,437	11,188
9/22/2026	—	—	—	—	—	2,245,819	—	22,437	22,437	11,077
12/22/2026	—	—	—	—	—	2,245,819	—	22,437	22,437	10,968
3/22/2027	—	—	—	—	—	2,245,819	—	22,437	22,437	10,859
6/22/2027	—	—	—	—	—	2,245,819	—	22,437	22,437	10,752
9/22/2027	—	—	—	—	—	2,245,819	—	22,437	22,437	10,646
12/22/2027	—	—	—	—	—	2,245,819	—	22,437	22,437	10,540
3/22/2028	—	—	—	—	—	2,245,819	—	22,437	22,437	10,436
6/22/2028	—	—	—	—	—	2,245,819	—	22,437	22,437	10,333
9/22/2028	—	—	—	—	—	2,245,819	—	22,437	22,437	10,231
12/22/2028	—	—	—	—	—	2,245,819	—	22,437	22,437	10,129
3/22/2029	—	—	—	—	—	2,245,819	—	22,437	22,437	10,029
6/22/2029	—	—	—	—	—	2,245,819	—	22,437	22,437	9,930
9/22/2029	—	—	—	—	—	2,245,819	—	22,437	22,437	9,832
12/22/2029	—	—	—	—	—	2,245,819	—	22,437	22,437	9,734
3/22/2030	—	—	—	—	—	2,245,819	—	22,437	22,437	9,638
6/22/2030	—	—	—	—	—	2,245,819	—	22,437	22,437	9,543
9/22/2030	—	—	—	—	—	2,245,819	—	22,437	22,437	9,448
12/22/2030	—	—	—	—	—	2,245,819	—	22,437	22,437	9,355
3/22/2031	—	—	—	—	—	2,245,819	—	22,437	22,437	9,262
6/22/2031	—	—	—	—	—	2,245,819	—	22,437	22,437	9,171
9/22/2031	—	—	—	—	—	2,245,819	—	22,437	22,437	9,080
12/22/2031	—	—	—	—	—	2,245,819	—	22,437	22,437	8,990
3/22/2032	—	—	—	—	—	2,245,819	—	22,437	22,437	8,901
6/22/2032	—	—	—	—	—	2,245,819	—	22,437	22,437	8,813
9/22/2032	—	—	—	—	—	2,245,819	—	22,437	22,437	8,726
12/22/2032	—	—	—	—	—	2,245,819	—	22,437	22,437	8,640
3/22/2033	—	—	—	—	—	2,245,819	—	22,437	22,437	8,554
6/22/2033	—	—	—	—	—	2,245,819	—	22,437	22,437	8,470
9/22/2033	—	—	—	—	—	2,245,819	—	22,437	22,437	8,386
12/22/2033	—	—	—	—	—	2,245,819	—	22,437	22,437	8,303
3/22/2034	—	—	—	—	—	2,245,819	—	22,437	22,437	8,221
6/22/2034	—	—	—	—	—	2,245,819	—	22,437	22,437	8,140
9/22/2034	—	—	—	—	—	2,245,819	—	22,437	22,437	8,059
12/22/2034	—	—	—	—	—	2,245,819	—	22,437	22,437	7,979
3/22/2035	—	—	—	—	—	2,245,819	—	22,437	22,437	7,900
6/22/2035	—	—	—	—	—	2,245,819	—	22,437	22,437	7,822
9/22/2035	—	—	—	—	—	2,245,819	—	22,437	22,437	7,745
12/22/2035	—	—	—	—	—	2,245,819	—	22,437	22,437	7,668
3/22/2036	—	—	—	—	—	2,245,819	—	22,437	22,437	7,592
6/22/2036	—	—	—	—	—	2,245,819	—	22,437	22,437	7,517
9/22/2036	—	—	—	—	—	2,245,819	—	22,437	22,437	7,443
12/22/2036	—	—	—	—	—	—	2,245,819	22,437	2,268,256	744,989
3/22/2037	—	—	—	—	—	—	—	—	—	—

		2,488,053	762,447	3,250,500	2,488,053	253,796,276	2,488,053	2,560,441	5,048,494	2,488,053

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Midwest Securities Corp (MWRE) are wholly owned subsidiaries of FTB. FFSC and MWRE are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by MWRE. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

Class: D-1	2 of 2	8/25/2009

EITF 99-20 Other Than Temporary Impairment Cash Flow Testing

12/31/08

3M LIBOR (for all periods)	1.996250%
Spread	1.800000%
Current Coupon/Yield	3.796250%

Customer Inputs	Face Amount		Discount Rate
	2,474,103		3.796250%
Outputs
PV Previous	2,477,060	PV Current	2,477,060

Previously Projected Cashflows	September 30, 2008	Currently Projected Cashflows	December 31, 2008

Deal	Class	Description	Type	QIB	AI	Reg S
XXV	D-1	Mezzanine Floating	Floating	74042FAL5	74042FAM3	G7222UAG8

Assumptions:

Prepayments - 10% in yr 5, 2% in each of yrs 6-9, and 100% in yr 10 from issuance.

Defaults - 1.2% applied to bank collateral and 2.1% applied to insurance collateral every third yr beginning yr 3. 10% recovery after 2 yrs.

Specific Defaults:

FNB ($25mm bank issuer) defaults with 0% recovery. AmericanWest ($20mm bank issuer) defers 9/08 with 80% recovery in 9/10. BankUnited ($25mm bank issuer) defers 12/08 with 20% recovery in 12/10.

Projected Deferrals:

None

Assumptions:

Prepayments - 2% annually, 100% in 1/2033 Defaults - 0.75% applied annually. 15% recovery with 2 yr lag.

Specific Defaults:

FNB ($25mm bank issuer) defaults 3/08 with 0% recovery.

AmericanWest ($20mm bank issuer) defers 9/08 with 80% recovery in 9/10.

BankUnited ($25mm bank issuer) defers 12/08 with 20% recovery in 12/10.

HomeStreet Inc. ($15mm bank issuer) defers 12/08 with 50% recovery on 12/10.

Capital Assurance ($10mm insurance issuer) defers 12/08 with 50% recovery with 12/10.

Projected Deferrals:

None

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
12/22/2008	2,477,060					2,477,060
3/22/2009	2,508,024	(30,963)	23,509	(7,454)	(7,384)	2,500,830	(23,770)	23,509	(261)	(259)
6/22/2009	2,540,678	(32,654)	23,803	(8,851)	(8,686)	2,526,014	(25,184)	23,734	(1,449)	(1,422)
9/22/2009	2,574,372	(33,694)	24,113	(9,582)	(9,314)	2,552,199	(26,184)	23,973	(2,211)	(2,149)
12/22/2009	2,608,759	(34,387)	24,432	(9,954)	(9,585)	2,579,073	(26,875)	24,222	(2,653)	(2,554)
3/22/2010	2,643,840	(35,081)	24,759	(10,322)	(9,846)	2,603,223	(24,150)	24,477	327	312
6/22/2010	2,680,823	(36,983)	25,092	(11,891)	(11,236)	2,622,291	(19,068)	24,706	5,639	5,328
9/22/2010	2,565,283	115,539	25,443	140,982	131,962	2,637,249	(14,958)	24,887	9,929	9,294
12/22/2010	2,447,941	117,343	24,346	141,689	131,376	2,615,457	21,791	25,029	46,820	43,413
3/22/2011	2,438,930	9,011	23,232	32,243	29,615	2,634,984	(19,527)	24,822	5,295	4,864
6/22/2011	2,432,156	6,774	23,147	29,921	27,224	2,566,783	68,201	25,008	93,209	84,807
9/22/2011	2,427,507	4,649	23,083	27,732	24,995	2,458,203	108,580	24,360	132,940	119,821
12/22/2011	2,422,838	4,669	23,039	27,708	24,738	2,441,230	16,973	23,330	40,303	35,984
3/22/2012	2,418,029	4,808	22,994	27,803	24,590	2,440,924	306	23,169	23,475	20,762
6/22/2012	2,413,221	4,809	22,949	27,757	24,319	2,432,475	8,449	23,166	31,615	27,699
9/22/2012	2,408,379	4,841	22,903	27,744	24,079	2,424,055	8,420	23,086	31,506	27,344
12/22/2012	2,403,550	4,829	22,857	27,686	23,803	2,415,502	8,553	23,006	31,559	27,132
3/22/2013	2,399,022	4,528	22,811	27,340	23,284	2,407,070	8,431	22,925	31,356	26,704
6/22/2013	2,394,396	4,625	22,768	27,394	23,111	2,398,641	8,429	22,845	31,273	26,384
9/22/2013	2,389,738	4,658	22,724	27,383	22,884	2,389,952	8,690	22,765	31,454	26,287
12/22/2013	2,385,096	4,642	22,680	27,322	22,619	2,381,356	8,596	22,682	31,278	25,894
3/22/2014	2,380,451	4,646	22,636	27,282	22,373	2,373,070	8,285	22,601	30,886	25,329
6/22/2014	2,375,703	4,748	22,592	27,340	22,210	2,364,393	8,678	22,522	31,200	25,345
9/22/2014	2,370,922	4,781	22,547	27,328	21,992	2,355,643	8,750	22,440	31,189	25,099
12/22/2014	2,366,159	4,763	22,502	27,265	21,734	2,349,083	6,560	22,357	28,916	23,051
3/22/2015	2,361,392	4,767	22,456	27,223	21,497	2,340,752	8,332	22,294	30,626	24,184
6/22/2015	2,356,484	4,908	22,411	27,320	21,370	2,334,345	6,406	22,215	28,622	22,389
9/22/2015	2,351,541	4,943	22,365	27,308	21,160	2,329,986	4,359	22,154	26,514	20,545
12/22/2015	2,346,616	4,925	22,318	27,242	20,911	2,325,659	4,327	22,113	26,440	20,295
3/22/2016	2,341,951	4,665	22,271	26,936	20,481	2,319,709	5,950	22,072	28,022	21,308
6/22/2016	2,337,233	4,719	22,227	26,945	20,296	2,315,399	4,310	22,015	26,326	19,830
9/22/2016	2,332,480	4,752	22,182	26,934	20,097	2,311,069	4,330	21,975	26,305	19,627
12/22/2016	2,327,739	4,741	22,137	26,878	19,867	2,306,740	4,329	21,933	26,262	19,411
3/22/2017	—	2,327,739	22,092	2,349,831	1,720,525	2,302,449	4,292	21,892	26,184	19,172
6/22/2017	—	—	—	—	—	2,293,497	8,952	21,852	30,804	22,342
9/22/2017	—	—	—	—	—	2,284,469	9,027	21,767	30,794	22,125
12/22/2017	—	—	—	—	—	2,275,476	8,993	21,681	30,674	21,832
3/22/2018	—	—	—	—	—	2,266,729	8,747	21,596	30,342	21,393
6/22/2018	—	—	—	—	—	2,257,716	9,014	21,513	30,527	21,320
9/22/2018	—	—	—	—	—	2,248,743	8,972	21,427	30,399	21,032
12/22/2018	—	—	—	—	—	2,239,674	9,070	21,342	30,412	20,842
3/22/2019	—	—	—	—	—	2,230,670	9,003	21,256	30,259	20,543
6/22/2019	—	—	—	—	—	2,221,620	9,050	21,170	30,221	20,324
9/22/2019	—	—	—	—	—	2,212,242	9,378	21,085	30,462	20,294
12/22/2019	—	—	—	—	—	2,202,951	9,291	20,996	30,287	19,987
3/22/2020	—	—	—	—	—	2,193,811	9,140	20,907	30,048	19,643
6/22/2020	—	—	—	—	—	2,189,799	4,011	20,821	24,832	16,081
9/22/2020	—	—	—	—	—	2,189,799	—	20,783	20,783	13,332
12/22/2020	—	—	—	—	—	2,189,799	—	20,783	20,783	13,207
3/22/2021	—	—	—	—	—	2,189,799	—	20,783	20,783	13,082
6/22/2021	—	—	—	—	—	2,189,799	—	20,783	20,783	12,959
9/22/2021	—	—	—	—	—	2,189,799	—	20,783	20,783	12,838

Class: D-1	1 of 2	8/25/2009

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
12/22/2008	2,477,060					2,477,060
12/22/2021	—	—	—	—	—	2,189,799	—	20,783	20,783	12,717
3/22/2022	—	—	—	—	—	2,189,799	—	20,783	20,783	12,597
6/22/2022	—	—	—	—	—	2,189,799	—	20,783	20,783	12,479
9/22/2022	—	—	—	—	—	2,189,799	—	20,783	20,783	12,362
12/22/2022	—	—	—	—	—	2,189,799	—	20,783	20,783	12,245
3/22/2023	—	—	—	—	—	2,189,799	—	20,783	20,783	12,130
6/22/2023	—	—	—	—	—	2,189,799	—	20,783	20,783	12,016
9/22/2023	—	—	—	—	—	2,189,799	—	20,783	20,783	11,903
12/22/2023	—	—	—	—	—	2,189,799	—	20,783	20,783	11,791
3/22/2024	—	—	—	—	—	2,189,799	—	20,783	20,783	11,680
6/22/2024	—	—	—	—	—	2,189,799	—	20,783	20,783	11,571
9/22/2024	—	—	—	—	—	2,189,799	—	20,783	20,783	11,462
12/22/2024	—	—	—	—	—	2,189,799	—	20,783	20,783	11,354
3/22/2025	—	—	—	—	—	2,189,799	—	20,783	20,783	11,247
6/22/2025	—	—	—	—	—	2,189,799	—	20,783	20,783	11,142
9/22/2025	—	—	—	—	—	2,189,799	—	20,783	20,783	11,037
12/22/2025	—	—	—	—	—	2,189,799	—	20,783	20,783	10,933
3/22/2026	—	—	—	—	—	2,189,799	—	20,783	20,783	10,830
6/22/2026	—	—	—	—	—	2,189,799	—	20,783	20,783	10,728
9/22/2026	—	—	—	—	—	2,189,799	—	20,783	20,783	10,628
12/22/2026	—	—	—	—	—	2,189,799	—	20,783	20,783	10,528
3/22/2027	—	—	—	—	—	2,189,799	—	20,783	20,783	10,429
6/22/2027	—	—	—	—	—	2,189,799	—	20,783	20,783	10,331
9/22/2027	—	—	—	—	—	2,189,799	—	20,783	20,783	10,234
12/22/2027	—	—	—	—	—	2,189,799	—	20,783	20,783	10,137
3/22/2028	—	—	—	—	—	2,189,799	—	20,783	20,783	10,042
6/22/2028	—	—	—	—	—	2,189,799	—	20,783	20,783	9,948
9/22/2028	—	—	—	—	—	2,189,799	—	20,783	20,783	9,854
12/22/2028	—	—	—	—	—	2,189,799	—	20,783	20,783	9,761
3/22/2029	—	—	—	—	—	2,189,799	—	20,783	20,783	9,670
6/22/2029	—	—	—	—	—	2,189,799	—	20,783	20,783	9,579
9/22/2029	—	—	—	—	—	2,189,799	—	20,783	20,783	9,489
12/22/2029	—	—	—	—	—	2,189,799	—	20,783	20,783	9,400
3/22/2030	—	—	—	—	—	2,189,799	—	20,783	20,783	9,311
6/22/2030	—	—	—	—	—	2,189,799	—	20,783	20,783	9,224
9/22/2030	—	—	—	—	—	2,189,799	—	20,783	20,783	9,137
12/22/2030	—	—	—	—	—	2,189,799	—	20,783	20,783	9,051
3/22/2031	—	—	—	—	—	2,189,799	—	20,783	20,783	8,966
6/22/2031	—	—	—	—	—	2,189,799	—	20,783	20,783	8,882
9/22/2031	—	—	—	—	—	2,189,799	—	20,783	20,783	8,798
12/22/2031	—	—	—	—	—	2,189,799	—	20,783	20,783	8,715
3/22/2032	—	—	—	—	—	2,189,799	—	20,783	20,783	8,633
6/22/2032	—	—	—	—	—	2,189,799	—	20,783	20,783	8,552
9/22/2032	—	—	—	—	—	2,189,799	—	20,783	20,783	8,472
12/22/2032	—	—	—	—	—	2,189,799	—	20,783	20,783	8,392
3/22/2033	—	—	—	—	—	2,189,799	—	20,783	20,783	8,313
6/22/2033	—	—	—	—	—	2,189,799	—	20,783	20,783	8,235
9/22/2033	—	—	—	—	—	2,189,799	—	20,783	20,783	8,158
12/22/2033	—	—	—	—	—	2,189,799	—	20,783	20,783	8,081
3/22/2034	—	—	—	—	—	2,189,799	—	20,783	20,783	8,005
6/22/2034	—	—	—	—	—	2,189,799	—	20,783	20,783	7,930
9/22/2034	—	—	—	—	—	2,189,799	—	20,783	20,783	7,855
12/22/2034	—	—	—	—	—	2,189,799	—	20,783	20,783	7,781
3/22/2035	—	—	—	—	—	2,189,799	—	20,783	20,783	7,708
6/22/2035	—	—	—	—	—	2,189,799	—	20,783	20,783	7,636
9/22/2035	—	—	—	—	—	2,189,799	—	20,783	20,783	7,564
12/22/2035	—	—	—	—	—	2,189,799	—	20,783	20,783	7,493
3/22/2036	—	—	—	—	—	2,189,799	—	20,783	20,783	7,422
6/22/2036	—	—	—	—	—	2,189,799	—	20,783	20,783	7,353
9/22/2036	—	—	—	—	—	2,189,799	—	20,783	20,783	7,284
12/22/2036	—	—	—	—	—	2,189,799	—	20,783	20,783	7,215
3/22/2037	—	—	—	—	—	2,187,426	2,373	20,783	23,156	7,963
6/22/2037	—	—	—	—	—	—	2,187,426	20,760	2,208,186	752,271
		2,477,060	761,417	3,238,477	2,477,060	256,187,380	2,477,060	2,454,887	4,931,948	2,477,060

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Midwest Securities Corp (MWRE) are wholly owned subsidiaries of FTB. FFSC and MWRE are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by MWRE. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

Class: D-1	2 of 2	8/25/2009

EITF 99-20 Other Than Temporary Impairment Cash Flow Testing

12/31/08

3M LIBOR (for all periods)	1.996250%
Spread	1.700000%
Current Coupon/Yield	3.696250%

Customer Inputs	Face Amount		Discount Rate
	2,032,495		3.696250%
Outputs
PV Previous	2,065,615	PV Current	2,065,615

Previously Projected Cashflows	September 30, 2008	Currently Projected Cashflows	December 31, 2008

Deal	Class	Description	Type	QIB	AI	Reg S
XXVI	D	Mezzanine Floating	Floating	74042QAL1	74042QAM9	G72219AG6

Assumptions:

Prepayments - 10% in yr 5, 2% in each of yrs 6-9, and 100% in yr 10 from issuance.

Defaults - 1.2% applied to bank collateral and 2.1% applied to insurance collateral every third yr beginning yr 3. 10% recovery after 2 yrs.

Specific Defaults:

FNB ($25mm bank issuer) default with 0% recovery.

First Georgia ($8mm bank issuer) deferral 6/08 with 10% recovery.

First State ($20mm bank issuer) deferral 9/08 with 80% recovery in 9/10.

BankUnited ($25mm bank issuer) deferral 12/08 with 20% recovery in 12/10.

Projected Deferrals:

None

Assumptions:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Defaults - 0.75% applied annually. 15% recovery with 2 yr lag.

Specific Defaults:

FNB-AZ ($25mm bank issuer) default 3/08 with 0% recovery.

First Georgia ($8mm bank issuer) deferral 6/08 with 0% recovery.

First State ($20mm bank issuer) deferral 9/08 with 80% recovery in 9/10.

BankUnited ($25mm bank issuer) deferral 12/08 with 20% recovery in 12/10.

America West Bank Members LC ($2mm issuer) deferral 12/08 with 50% recovery 12/10.

Northwest Community ($3.5mm bank issuer) deferral 12/08 with 50% recovery 12/10.

Projected Deferrals:

None

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
12/22/2008	2,065,615					2,065,615
3/22/2009	2,091,176	(25,561)	19,088	(6,473)	(6,414)	2,084,915	(19,300)	19,088	(212)	(210)
6/22/2009	2,117,868	(26,692)	19,324	(7,369)	(7,234)	2,105,383	(20,469)	19,266	(1,203)	(1,181)
9/22/2009	2,145,414	(27,546)	19,570	(7,975)	(7,758)	2,126,669	(21,286)	19,455	(1,831)	(1,781)
12/22/2009	2,173,529	(28,115)	19,825	(8,290)	(7,990)	2,148,525	(21,856)	19,652	(2,204)	(2,125)
3/22/2010	2,202,214	(28,685)	20,085	(8,600)	(8,214)	2,168,107	(19,581)	19,854	273	260
6/22/2010	2,232,456	(30,242)	20,350	(9,893)	(9,361)	2,183,433	(15,326)	20,035	4,708	4,455
9/22/2010	2,140,079	92,377	20,629	113,006	105,959	2,195,330	(11,897)	20,176	8,280	7,763
12/22/2010	2,040,851	99,228	19,776	119,004	110,562	2,095,669	99,661	20,286	119,947	111,438
3/22/2011	2,013,792	27,058	18,859	45,917	42,269	2,017,891	77,778	19,365	97,143	89,425
6/22/2011	2,006,589	7,204	18,609	25,812	23,544	2,011,109	6,783	18,647	25,429	23,195
9/22/2011	1,999,292	7,297	18,542	25,839	23,352	2,004,270	6,839	18,584	25,423	22,976
12/22/2011	1,995,535	3,757	18,475	22,232	19,909	1,997,313	6,957	18,521	25,478	22,815
3/22/2012	1,991,828	3,707	18,440	22,147	19,651	1,990,271	7,042	18,456	25,498	22,624
6/22/2012	1,987,986	3,842	18,406	22,248	19,560	1,983,266	7,005	18,391	25,397	22,328
9/22/2012	1,984,187	3,799	18,370	22,169	19,312	1,976,543	6,723	18,327	25,049	21,821
12/22/2012	1,980,434	3,752	18,335	22,088	19,065	1,969,649	6,894	18,264	25,158	21,715
3/22/2013	1,976,646	3,788	18,300	22,088	18,891	1,965,812	3,837	18,201	22,038	18,848
6/22/2013	1,972,832	3,815	18,265	22,080	18,711	1,958,999	6,813	18,165	24,978	21,167
9/22/2013	1,969,193	3,638	18,230	21,869	18,362	1,954,343	4,656	18,102	22,758	19,109
12/22/2013	1,965,600	3,594	18,197	21,790	18,129	1,950,780	3,563	18,059	21,622	17,989
3/22/2014	1,961,975	3,625	18,163	21,788	17,961	1,947,322	3,458	18,026	21,484	17,711
6/22/2014	1,958,300	3,675	18,130	21,805	17,810	1,942,473	4,849	17,994	22,844	18,659
9/22/2014	1,954,569	3,731	18,096	21,827	17,665	1,938,977	3,495	17,950	21,445	17,356
12/22/2014	1,950,882	3,687	18,061	21,748	17,440	1,935,434	3,543	17,917	21,460	17,209
3/22/2015	1,947,164	3,718	18,027	21,745	17,278	1,932,017	3,417	17,885	21,302	16,926
6/22/2015	1,943,394	3,770	17,993	21,763	17,134	1,928,395	3,622	17,853	21,475	16,907
9/22/2015	1,939,537	3,857	17,958	21,815	17,018	1,924,970	3,425	17,820	21,245	16,573
12/22/2015	1,935,725	3,812	17,923	21,735	16,800	1,921,449	3,521	17,788	21,309	16,470
3/22/2016	1,931,848	3,877	17,887	21,764	16,668	1,918,011	3,438	17,755	21,194	16,231
6/22/2016	1,928,183	3,665	17,851	21,516	16,328	1,914,433	3,577	17,724	21,301	16,164
9/22/2016	1,924,490	3,693	17,818	21,511	16,174	1,911,055	3,379	17,691	21,069	15,842
12/22/2016	1,920,836	3,654	17,783	21,437	15,971	1,907,566	3,488	17,659	21,147	15,755
3/22/2017	1,917,156	3,680	17,750	21,430	15,819	1,904,222	3,345	17,627	20,972	15,482
6/22/2017	—	1,917,156	17,716	1,934,872	1,415,245	1,900,513	3,708	17,596	21,304	15,583
9/22/2017	—	—	—	—	—	1,893,563	6,950	17,562	24,512	17,765
12/22/2017	—	—	—	—	—	1,886,310	7,253	17,498	24,751	17,774
3/22/2018	—	—	—	—	—	1,879,378	6,932	17,431	24,363	17,335
6/22/2018	—	—	—	—	—	1,872,125	7,253	17,367	24,619	17,357
9/22/2018	—	—	—	—	—	1,865,238	6,887	17,300	24,187	16,896
12/22/2018	—	—	—	—	—	1,857,949	7,289	17,236	24,525	16,976
3/22/2019	—	—	—	—	—	1,850,903	7,046	17,169	24,215	16,607
6/22/2019	—	—	—	—	—	1,843,623	7,280	17,103	24,384	16,570
9/22/2019	—	—	—	—	—	1,836,469	7,154	17,036	24,190	16,288
12/22/2019	—	—	—	—	—	1,828,964	7,505	16,970	24,475	16,329
3/22/2020	—	—	—	—	—	1,823,257	5,707	16,901	22,608	14,945
6/22/2020	—	—	—	—	—	1,815,673	7,584	16,848	24,432	16,003
9/22/2020	—	—	—	—	—	1,814,147	1,526	16,778	18,304	11,880
12/22/2020	—	—	—	—	—	1,814,147	—	16,764	16,764	10,780
3/22/2021	—	—	—	—	—	1,814,147	—	16,764	16,764	10,682
6/22/2021	—	—	—	—	—	1,814,147	—	16,764	16,764	10,584
9/22/2021	—	—	—	—	—	1,814,147	—	16,764	16,764	10,487

Class: D-1	1 of 2	8/25/2009

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
12/22/2008	2,065,615					2,065,615
12/22/2021	—	—	—	—	—	1,814,147	—	16,764	16,764	10,391
3/22/2022	—	—	—	—	—	1,814,147	—	16,764	16,764	10,296
6/22/2022	—	—	—	—	—	1,814,147	—	16,764	16,764	10,201
9/22/2022	—	—	—	—	—	1,814,147	—	16,764	16,764	10,108
12/22/2022	—	—	—	—	—	1,814,147	—	16,764	16,764	10,015
3/22/2023	—	—	—	—	—	1,814,147	—	16,764	16,764	9,924
6/22/2023	—	—	—	—	—	1,814,147	—	16,764	16,764	9,833
9/22/2023	—	—	—	—	—	1,814,147	—	16,764	16,764	9,743
12/22/2023	—	—	—	—	—	1,814,147	—	16,764	16,764	9,654
3/22/2024	—	—	—	—	—	1,814,147	—	16,764	16,764	9,565
6/22/2024	—	—	—	—	—	1,814,147	—	16,764	16,764	9,478
9/22/2024	—	—	—	—	—	1,814,147	—	16,764	16,764	9,391
12/22/2024	—	—	—	—	—	1,814,147	—	16,764	16,764	9,305
3/22/2025	—	—	—	—	—	1,814,147	—	16,764	16,764	9,220
6/22/2025	—	—	—	—	—	1,814,147	—	16,764	16,764	9,135
9/22/2025	—	—	—	—	—	1,814,147	—	16,764	16,764	9,052
12/22/2025	—	—	—	—	—	1,814,147	—	16,764	16,764	8,969
3/22/2026	—	—	—	—	—	1,814,147	—	16,764	16,764	8,887
6/22/2026	—	—	—	—	—	1,814,147	—	16,764	16,764	8,805
9/22/2026	—	—	—	—	—	1,814,147	—	16,764	16,764	8,725
12/22/2026	—	—	—	—	—	1,814,147	—	16,764	16,764	8,645
3/22/2027	—	—	—	—	—	1,814,147	—	16,764	16,764	8,566
6/22/2027	—	—	—	—	—	1,814,147	—	16,764	16,764	8,487
9/22/2027	—	—	—	—	—	1,814,147	—	16,764	16,764	8,409
12/22/2027	—	—	—	—	—	1,814,147	—	16,764	16,764	8,332
3/22/2028	—	—	—	—	—	1,814,147	—	16,764	16,764	8,256
6/22/2028	—	—	—	—	—	1,814,147	—	16,764	16,764	8,181
9/22/2028	—	—	—	—	—	1,814,147	—	16,764	16,764	8,106
12/22/2028	—	—	—	—	—	1,814,147	—	16,764	16,764	8,031
3/22/2029	—	—	—	—	—	1,814,147	—	16,764	16,764	7,958
6/22/2029	—	—	—	—	—	1,814,147	—	16,764	16,764	7,885
9/22/2029	—	—	—	—	—	1,814,147	—	16,764	16,764	7,813
12/22/2029	—	—	—	—	—	1,814,147	—	16,764	16,764	7,741
3/22/2030	—	—	—	—	—	1,814,147	—	16,764	16,764	7,670
6/22/2030	—	—	—	—	—	1,814,147	—	16,764	16,764	7,600
9/22/2030	—	—	—	—	—	1,814,147	—	16,764	16,764	7,531
12/22/2030	—	—	—	—	—	1,814,147	—	16,764	16,764	7,462
3/22/2031	—	—	—	—	—	1,814,147	—	16,764	16,764	7,393
6/22/2031	—	—	—	—	—	1,814,147	—	16,764	16,764	7,326
9/22/2031	—	—	—	—	—	1,814,147	—	16,764	16,764	7,259
12/22/2031	—	—	—	—	—	1,814,147	—	16,764	16,764	7,192
3/22/2032	—	—	—	—	—	1,814,147	—	16,764	16,764	7,126
6/22/2032	—	—	—	—	—	1,814,147	—	16,764	16,764	7,061
9/22/2032	—	—	—	—	—	1,814,147	—	16,764	16,764	6,996
12/22/2032	—	—	—	—	—	1,814,147	—	16,764	16,764	6,932
3/22/2033	—	—	—	—	—	1,814,147	—	16,764	16,764	6,869
6/22/2033	—	—	—	—	—	1,814,147	—	16,764	16,764	6,806
9/22/2033	—	—	—	—	—	1,814,147	—	16,764	16,764	6,744
12/22/2033	—	—	—	—	—	1,814,147	—	16,764	16,764	6,682
3/22/2034	—	—	—	—	—	1,814,147	—	16,764	16,764	6,621
6/22/2034	—	—	—	—	—	1,814,147	—	16,764	16,764	6,560
9/22/2034	—	—	—	—	—	1,814,147	—	16,764	16,764	6,500
12/22/2034	—	—	—	—	—	1,814,147	—	16,764	16,764	6,441
3/22/2035	—	—	—	—	—	1,814,147	—	16,764	16,764	6,382
6/22/2035	—	—	—	—	—	1,814,147	—	16,764	16,764	6,323
9/22/2035	—	—	—	—	—	1,814,147	—	16,764	16,764	6,265
12/22/2035	—	—	—	—	—	1,814,147	—	16,764	16,764	6,208
3/22/2036	—	—	—	—	—	1,814,147	—	16,764	16,764	6,151
6/22/2036	—	—	—	—	—	1,814,147	—	16,764	16,764	6,095
9/22/2036	—	—	—	—	—	1,814,147	—	16,764	16,764	6,039
12/22/2036	—	—	—	—	—	1,814,147	—	16,764	16,764	5,984
3/22/2037	—	—	—	—	—	1,814,147	—	16,764	16,764	5,929
6/22/2037	—	—	—	—	—	1,814,147	—	16,764	16,764	5,875
9/22/2037	—	—	—	—	—	—	1,814,147	16,764	1,830,910	635,732

		2,065,615	630,831	2,696,446	2,065,615	213,430,529	2,065,615	1,991,319	4,056,934	2,065,615

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Midwest Securities Corp (MWRE) are wholly owned subsidiaries of FTB. FFSC and MWRE are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by MWRE. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

Class: D-1	2 of 2	8/25/2009

EITF 99-20 Other Than Temporary Impairment

Cash Flow Testing

12/31/08

3M LIBOR (for all periods)	1.996250%
Spread	0.300000%
Current Coupon/Yield	2.296250%

Customer Inputs	Face Amount		Discount Rate
	996,930		2.296250%
Outputs
PV Previous	993,869	PV Current	993,869

Previously Projected Cashflows	September 30, 2008	Currently Projected Cashflows	December 31, 2008

Deal	Class	Description	Type	QIB	AI	Reg S
XXVII	A-1	Senior Floating	Floating	74042TAA9	74042TAB7	G7222BAA3

Assumptions:

Prepayments - 10% in yr 5, 2% in each of yrs 6-9, and 100% in yr 10 from issuance.

Defaults - 1.2% applied to bank collateral and 2.1% applied to insurance collateral every third yr beginning yr 3. 10% recovery after 2 yrs.

Specific Defaults:

BankUnited ($7.5mm bank issuer) defers 12/08 with 20% recovery in 12/10.

Projected Deferrals:

Assumes [0-4]% bank issuer defers 12/08 with 50% recovery in 12/10.

Assumptions:

Prepayments - 5% in yr 5; 2% in yrs 6-29 annually; 100% at maturity.

Defaults - 0.75% applied annually. 15% recovery with 2 yr lag.

Specific Defaults:

BankUnited ($7.5mm bank issuer) defers 12/08 with 20% recovery in 12/10.

Riverside Banking ($5mm bank issuer) defers 1/08 with 50% recovery in 12/10.

Projected Deferrals:

None.

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
12/22/2008	993,869					993,869
3/22/2009	990,047	3,822	5,705	9,527	9,473	989,406	4,463	5,705	10,168	10,110
6/22/2009	986,628	3,419	5,683	9,102	8,999	986,092	3,315	5,680	8,994	8,892
9/22/2009	983,165	3,463	5,664	9,127	8,972	982,841	3,251	5,661	8,912	8,760
12/22/2009	981,161	2,004	5,644	7,648	7,475	979,565	3,276	5,642	8,918	8,716
3/22/2010	979,399	1,762	5,632	7,395	7,186	976,212	3,353	5,623	8,976	8,723
6/22/2010	977,647	1,752	5,622	7,375	7,126	974,108	2,104	5,604	7,708	7,448
9/22/2010	974,332	3,315	5,612	8,927	8,577	970,847	3,261	5,592	8,853	8,505
12/22/2010	949,331	25,000	5,593	30,594	29,224	945,929	24,918	5,573	30,492	29,127
3/22/2011	947,591	1,740	5,450	7,190	6,829	944,329	1,600	5,430	7,030	6,677
6/22/2011	945,859	1,733	5,440	7,173	6,774	942,699	1,630	5,421	7,051	6,659
9/22/2011	944,109	1,750	5,430	7,179	6,741	939,036	3,663	5,412	9,075	8,521
12/22/2011	942,348	1,761	5,420	7,181	6,704	937,397	1,639	5,391	7,030	6,563
3/22/2012	940,574	1,775	5,410	7,184	6,669	935,744	1,653	5,381	7,034	6,529
6/22/2012	938,799	1,775	5,399	7,174	6,622	934,089	1,655	5,372	7,027	6,486
9/22/2012	754,078	184,721	5,389	190,110	174,468	841,113	92,976	5,362	98,338	90,247
12/22/2012	752,637	1,441	4,329	5,770	5,265	839,696	1,417	4,829	6,245	5,699
3/22/2013	751,878	759	4,321	5,080	4,609	838,152	1,545	4,820	6,365	5,775
6/22/2013	751,878	—	4,316	4,316	3,894	836,646	1,505	4,812	6,317	5,698
9/22/2013	718,039	33,839	4,316	38,156	34,224	799,419	37,228	4,803	42,030	37,699
12/22/2013	716,726	1,313	4,122	5,435	4,847	797,970	1,449	4,589	6,038	5,385
3/22/2014	715,413	1,313	4,114	5,428	4,813	796,559	1,411	4,581	5,992	5,313
6/22/2014	714,076	1,336	4,107	5,443	4,799	795,071	1,488	4,573	6,061	5,344
9/22/2014	681,381	32,696	4,099	36,795	32,256	758,863	36,207	4,564	40,772	35,742
12/22/2014	680,091	1,289	3,912	5,201	4,533	757,488	1,375	4,356	5,731	4,995
3/22/2015	678,802	1,289	3,904	5,193	4,501	756,154	1,334	4,348	5,683	4,925
6/22/2015	677,490	1,312	3,897	5,209	4,489	754,742	1,412	4,341	5,752	4,957
9/22/2015	644,463	33,027	3,889	36,916	31,630	719,647	35,095	4,333	39,428	33,782
12/22/2015	644,463	—	3,700	3,700	3,152	718,344	1,303	4,131	5,435	4,630
3/22/2016	644,463	—	3,700	3,700	3,134	717,048	1,296	4,124	5,420	4,591
6/22/2016	644,463	—	3,700	3,700	3,116	715,725	1,323	4,116	5,439	4,581
9/22/2016	613,171	31,292	3,700	34,992	29,302	681,628	34,097	4,109	38,206	31,994
12/22/2016	612,045	1,126	3,520	4,646	3,868	680,397	1,231	3,913	5,144	4,283
3/22/2017	610,920	1,125	3,514	4,639	3,840	679,192	1,205	3,906	5,111	4,232
6/22/2017	577,111	33,809	3,507	37,316	30,716	643,817	35,375	3,899	39,274	32,328
9/22/2017	—	577,111	3,313	580,424	475,046	602,930	40,887	3,696	44,583	36,489
12/22/2017	—	—	—	—	—	600,700	2,231	3,461	5,692	4,632
3/22/2018	—	—	—	—	—	598,512	2,188	3,448	5,636	4,560
6/22/2018	—	—	—	—	—	596,241	2,271	3,436	5,707	4,591
9/22/2018	—	—	—	—	—	563,726	32,515	3,423	35,938	28,748
12/22/2018	—	—	—	—	—	561,604	2,121	3,236	5,357	4,261
3/22/2019	—	—	—	—	—	558,920	2,684	3,224	5,908	4,672
6/22/2019	—	—	—	—	—	555,876	3,044	3,209	6,253	4,916
9/22/2019	—	—	—	—	—	523,937	31,939	3,191	35,130	27,465
12/22/2019	—	—	—	—	—	520,906	3,031	3,008	6,039	4,694
3/22/2020	—	—	—	—	—	517,931	2,975	2,990	5,965	4,611
6/22/2020	—	—	—	—	—	514,812	3,119	2,973	6,092	4,682
9/22/2020	—	—	—	—	—	483,143	31,669	2,955	34,624	26,457
12/22/2020	—	—	—	—	—	480,199	2,945	2,774	5,718	4,345
3/22/2021	—	—	—	—	—	477,330	2,869	2,757	5,626	4,250
6/22/2021	—	—	—	—	—	474,346	2,983	2,740	5,724	4,299

Class: A-1	1 of 2	8/27/2009

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
12/22/2008	993,869					993,869
9/22/2021	—	—	—	—	—	443,545	30,801	2,723	33,524	25,036
12/22/2021	—	—	—	—	—	440,659	2,886	2,546	5,432	4,034
3/22/2022	—	—	—	—	—	437,890	2,769	2,530	5,299	3,912
6/22/2022	—	—	—	—	—	434,977	2,912	2,514	5,426	3,983
9/22/2022	—	—	—	—	—	388,527	46,450	2,497	48,947	35,727
12/22/2022	—	—	—	—	—	385,778	2,749	2,230	4,979	3,613
3/22/2023	—	—	—	—	—	383,129	2,649	2,215	4,864	3,510
6/22/2023	—	—	—	—	—	380,324	2,805	2,199	5,005	3,591
9/22/2023	—	—	—	—	—	351,586	28,738	2,183	30,921	22,059
12/22/2023	—	—	—	—	—	348,904	2,682	2,018	4,700	3,334
3/22/2024	—	—	—	—	—	346,305	2,599	2,003	4,602	3,246
6/22/2024	—	—	—	—	—	343,649	2,656	1,988	4,644	3,257
9/22/2024	—	—	—	—	—	315,691	27,958	1,973	29,931	20,869
12/22/2024	—	—	—	—	—	313,097	2,594	1,812	4,406	3,054
3/22/2025	—	—	—	—	—	310,653	2,444	1,797	4,242	2,924
6/22/2025	—	—	—	—	—	308,006	2,646	1,783	4,430	3,036
9/22/2025	—	—	—	—	—	280,850	27,157	1,768	28,925	19,711
12/22/2025	—	—	—	—	—	278,352	2,498	1,612	4,110	2,785
3/22/2026	—	—	—	—	—	276,006	2,346	1,598	3,944	2,657
6/22/2026	—	—	—	—	—	273,460	2,546	1,584	4,130	2,767
9/22/2026	—	—	—	—	—	247,110	26,350	1,570	27,920	18,595
12/22/2026	—	—	—	—	—	244,706	2,404	1,419	3,822	2,531
3/22/2027	—	—	—	—	—	242,423	2,283	1,405	3,688	2,428
6/22/2027	—	—	—	—	—	240,006	2,417	1,392	3,809	2,494
9/22/2027	—	—	—	—	—	214,410	25,596	1,378	26,974	17,559
12/22/2027	—	—	—	—	—	212,088	2,322	1,231	3,553	2,300
3/22/2028	—	—	—	—	—	209,888	2,200	1,218	3,418	2,199
6/22/2028	—	—	—	—	—	207,547	2,341	1,205	3,546	2,269
9/22/2028	—	—	—	—	—	175,652	31,895	1,191	33,086	21,050
12/22/2028	—	—	—	—	—	173,483	2,170	1,008	3,178	2,010
3/22/2029	—	—	—	—	—	171,321	2,161	996	3,157	1,986
6/22/2029	—	—	—	—	—	169,118	2,203	983	3,187	1,993
9/22/2029	—	—	—	—	—	145,080	24,038	971	25,009	15,551
12/22/2029	—	—	—	—	—	142,972	2,109	833	2,941	1,819
3/22/2030	—	—	—	—	—	140,832	2,140	821	2,960	1,820
6/22/2030	—	—	—	—	—	138,734	2,097	808	2,906	1,776
9/22/2030	—	—	—	—	—	115,299	23,436	796	24,232	14,727
12/22/2030	—	—	—	—	—	113,251	2,048	662	2,709	1,637
3/22/2031	—	—	—	—	—	111,234	2,017	650	2,667	1,602
6/22/2031	—	—	—	—	—	109,136	2,098	639	2,737	1,635
9/22/2031	—	—	—	—	—	86,347	22,789	627	23,416	13,909
12/22/2031	—	—	—	—	—	84,358	1,989	496	2,485	1,467
3/22/2032	—	—	—	—	—	82,360	1,998	484	2,482	1,458
6/22/2032	—	—	—	—	—	80,338	2,022	473	2,495	1,457
9/22/2032	—	—	—	—	—	58,198	22,140	461	22,601	13,121
12/22/2032	—	—	—	—	—	56,258	1,939	334	2,273	1,312
3/22/2033	—	—	—	—	—	54,339	1,919	323	2,242	1,287
6/22/2033	—	—	—	—	—	52,374	1,965	312	2,277	1,299
9/22/2033	—	—	—	—	—	30,844	21,529	301	21,830	12,386
12/22/2033	—	—	—	—	—	28,970	1,874	177	2,051	1,157
3/22/2034	—	—	—	—	—	27,106	1,865	166	2,031	1,139
6/22/2034	—	—	—	—	—	25,196	1,910	156	2,065	1,152
9/22/2034	—	—	—	—	—	4,261	20,935	145	21,080	11,690
12/22/2034	—	—	—	—	—	2,440	1,821	24	1,845	1,017
3/22/2035	—	—	—	—	—	625	1,815	14	1,829	1,003
6/22/2035	—	—	—	—	—	—	625	4	629	343
9/22/2035	—	—	—	—	—	—	—	—	—	—
12/22/2035	—	—	—	—	—	—	—	—	—	—
3/22/2036	—	—	—	—	—	—	—	—	—	—
6/22/2036	—	—	—	—	—	—	—	—	—	—
9/22/2036	—	—	—	—	—	—	—	—	—	—
12/22/2036	—	—	—	—	—	—	—	—	—	—
3/22/2037	—	—	—	—	—	—	—	—	—	—
6/22/2037	—	—	—	—	—	—	—	—	—	—
9/22/2037	—	—	—	—	—	—	—	—	—	—
12/22/2037	—	—	—	—	—	—	—	—	—	—
		993,869	161,073	1,154,942	993,869	48,436,771	993,869	283,763	1,277,632	993,869

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Midwest Securities Corp (MWRE) are wholly owned subsidiaries of FTB. FFSC and MWRE are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by MWRE. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

Class: A-1	2 of 2	8/27/2009

EITF 99-20 Other Than Temporary Impairment Cash Flow Testing

12/31/08

3M LIBOR (for all periods)	1.996250%
Spread	1.750000%
Current Coupon/Yield	3.746250%

Customer Inputs	Face Amount		Discount Rate
	3,987,720		3.746250%
Outputs
PV Previous	3,975,476	PV Current	3,975,476

Previously Projected Cashflows	September 30, 2008	Currently Projected Cashflows	December 31, 2008

Deal	Class	Description	Type	QIB	AI	Reg S
XXVII	D	Mezzanine Floating	Floating	74042TAN1	74042TAP6	G7222BAG0

Assumptions:

Prepayments - 10% in yr 5, 2% in each of yrs 6-9, and 100% in yr 10 from issuance.

Defaults - 1.2% applied to bank collateral and 2.1% applied to insurance collateral every third yr beginning yr 3. 10% recovery after 2 yrs.

Specific Defaults:

BankUnited ($7.5mm bank issuer) defers 12/08 with 20% recovery in 12/10.

Projected Deferrals:

Assumes [0-4]% bank issuer defers 12/08 with 50% recovery in 12/10.

Assumptions:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Defaults - 0.75% applied annually. 15% recovery with 2 yr lag.

Specific Defaults:

BankUnited ($7.5mm bank issuer) defers 12/08 with 20% recovery in 12/10.

Riverside Banking ($5mm bank issuer) defers 1/08 with 50% recovery in 12/10.

Projected Deferrals:

None.

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
12/22/2008	3,975,476					3,975,476
3/22/2009	3,960,189	15,287	37,233	52,520	52,032	3,957,625	17,851	37,233	55,084	54,572
6/22/2009	3,946,514	13,675	37,090	50,765	49,827	3,944,367	13,258	37,066	50,324	49,394
9/22/2009	3,932,661	13,853	36,962	50,815	49,413	3,931,364	13,004	36,941	49,945	48,568
12/22/2009	3,924,645	8,015	36,832	44,847	43,206	3,918,260	13,103	36,820	49,923	48,096
3/22/2010	3,917,596	7,049	36,757	43,806	41,811	3,904,849	13,412	36,697	50,109	47,827
6/22/2010	3,910,586	7,010	36,691	43,701	41,323	3,896,432	8,416	36,571	44,988	42,540
9/22/2010	3,897,327	13,260	36,625	49,885	46,733	3,883,390	13,043	36,493	49,535	46,406
12/22/2010	3,890,606	6,721	36,501	43,222	40,116	3,876,838	6,551	36,370	42,922	39,837
3/22/2011	3,883,474	7,131	36,438	43,569	40,063	3,870,280	6,558	36,309	42,867	39,417
6/22/2011	3,876,373	7,102	36,371	43,473	39,603	3,863,600	6,680	36,248	42,927	39,107
9/22/2011	3,869,203	7,170	36,305	43,475	39,238	3,857,006	6,594	36,185	42,779	38,610
12/22/2011	3,861,986	7,216	36,238	43,454	38,855	3,850,274	6,733	36,123	42,856	38,320
3/22/2012	3,854,714	7,273	36,170	43,443	38,484	3,843,485	6,788	36,060	42,848	37,958
6/22/2012	3,847,440	7,274	36,102	43,376	38,069	3,836,687	6,798	35,997	42,795	37,559
9/22/2012	3,839,925	7,514	36,034	43,548	37,865	3,829,709	6,979	35,933	42,911	37,312
12/22/2012	3,832,589	7,336	35,963	43,300	37,300	3,823,258	6,451	35,868	42,319	36,455
3/22/2013	3,828,724	3,865	35,895	39,760	33,933	3,816,225	7,032	35,807	42,840	36,561
6/22/2013	3,828,724	—	35,858	35,858	30,319	3,809,372	6,853	35,741	42,594	36,015
9/22/2013	3,821,644	7,080	35,858	42,938	35,968	3,802,254	7,118	35,677	42,795	35,848
12/22/2013	3,814,656	6,988	35,792	42,780	35,504	3,795,364	6,891	35,610	42,501	35,272
3/22/2014	3,807,666	6,990	35,727	42,717	35,122	3,788,652	6,712	35,546	42,258	34,745
6/22/2014	3,800,554	7,112	35,661	42,773	34,842	3,781,573	7,079	35,483	42,562	34,670
9/22/2014	3,793,321	7,233	35,595	42,828	34,563	3,774,518	7,055	35,417	42,472	34,276
12/22/2014	3,786,144	7,177	35,527	42,704	34,143	3,767,680	6,838	35,351	42,188	33,731
3/22/2015	3,778,966	7,178	35,460	42,637	33,774	3,761,042	6,637	35,287	41,924	33,209
6/22/2015	3,771,661	7,305	35,392	42,697	33,507	3,754,021	7,021	35,225	42,246	33,153
9/22/2015	3,771,661	—	35,324	35,324	27,464	3,747,132	6,889	35,159	42,048	32,691
12/22/2015	3,771,661	—	35,324	35,324	27,209	3,740,346	6,786	35,094	41,881	32,259
3/22/2016	3,771,661	—	35,324	35,324	26,956	3,733,599	6,748	35,031	41,778	31,882
6/22/2016	3,771,661	—	35,324	35,324	26,706	3,726,710	6,888	34,967	41,856	31,645
9/22/2016	3,764,658	7,003	35,324	42,327	31,704	3,719,896	6,815	34,903	41,718	31,248
12/22/2016	3,757,747	6,911	35,258	42,169	31,293	3,713,180	6,716	34,839	41,555	30,837
3/22/2017	3,750,838	6,909	35,194	42,103	30,953	3,706,602	6,578	34,776	41,355	30,404
6/22/2017	3,743,765	7,073	35,129	42,202	30,739	3,699,599	7,003	34,715	41,717	30,386
9/22/2017	—	3,743,765	35,063	3,778,827	2,726,837	3,692,789	6,810	34,649	41,459	29,917
12/22/2017	—	—	—	—	—	3,679,127	13,662	34,585	48,247	34,492
3/22/2018	—	—	—	—	—	3,665,727	13,400	34,457	47,857	33,896
6/22/2018	—	—	—	—	—	3,651,818	13,908	34,332	48,240	33,851
9/22/2018	—	—	—	—	—	3,638,670	13,148	34,202	47,350	32,917
12/22/2018	—	—	—	—	—	3,624,978	13,692	34,078	47,771	32,902
3/22/2019	—	—	—	—	—	3,619,367	5,610	33,950	39,561	26,994
6/22/2019	—	—	—	—	—	3,619,367	—	33,898	33,898	22,916
9/22/2019	—	—	—	—	—	3,609,615	9,752	33,898	43,650	29,235
12/22/2019	—	—	—	—	—	3,609,615	—	33,806	33,806	22,432
3/22/2020	—	—	—	—	—	3,609,615	—	33,806	33,806	22,224
6/22/2020	—	—	—	—	—	3,609,615	—	33,806	33,806	22,017
9/22/2020	—	—	—	—	—	3,609,615	—	33,806	33,806	21,813
12/22/2020	—	—	—	—	—	3,609,615	—	33,806	33,806	21,611
3/22/2021	—	—	—	—	—	3,609,615	—	33,806	33,806	21,410
6/22/2021	—	—	—	—	—	3,609,615	—	33,806	33,806	21,212
9/22/2021	—	—	—	—	—	3,609,615	—	33,806	33,806	21,015

Class: D	1 of 2	8/25/2009

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
12/22/2008	3,975,476					3,975,476
12/22/2021	—	—	—	—	—	3,609,615	—	33,806	33,806	20,820
3/22/2022	—	—	—	—	—	3,609,615	—	33,806	33,806	20,627
6/22/2022	—	—	—	—	—	3,609,615	—	33,806	33,806	20,435
9/22/2022	—	—	—	—	—	3,609,615	—	33,806	33,806	20,246
12/22/2022	—	—	—	—	—	3,609,615	—	33,806	33,806	20,058
3/22/2023	—	—	—	—	—	3,609,615	—	33,806	33,806	19,872
6/22/2023	—	—	—	—	—	3,609,615	—	33,806	33,806	19,687
9/22/2023	—	—	—	—	—	3,609,615	—	33,806	33,806	19,505
12/22/2023	—	—	—	—	—	3,609,615	—	33,806	33,806	19,324
3/22/2024	—	—	—	—	—	3,609,615	—	33,806	33,806	19,144
6/22/2024	—	—	—	—	—	3,609,615	—	33,806	33,806	18,967
9/22/2024	—	—	—	—	—	3,609,615	—	33,806	33,806	18,791
12/22/2024	—	—	—	—	—	3,609,615	—	33,806	33,806	18,616
3/22/2025	—	—	—	—	—	3,609,615	—	33,806	33,806	18,444
6/22/2025	—	—	—	—	—	3,609,615	—	33,806	33,806	18,272
9/22/2025	—	—	—	—	—	3,609,615	—	33,806	33,806	18,103
12/22/2025	—	—	—	—	—	3,609,615	—	33,806	33,806	17,935
3/22/2026	—	—	—	—	—	3,609,615	—	33,806	33,806	17,768
6/22/2026	—	—	—	—	—	3,609,615	—	33,806	33,806	17,604
9/22/2026	—	—	—	—	—	3,609,615	—	33,806	33,806	17,440
12/22/2026	—	—	—	—	—	3,609,615	—	33,806	33,806	17,278
3/22/2027	—	—	—	—	—	3,609,615	—	33,806	33,806	17,118
6/22/2027	—	—	—	—	—	3,609,615	—	33,806	33,806	16,959
9/22/2027	—	—	—	—	—	3,609,615	—	33,806	33,806	16,802
12/22/2027	—	—	—	—	—	3,609,615	—	33,806	33,806	16,646
3/22/2028	—	—	—	—	—	3,609,615	—	33,806	33,806	16,492
6/22/2028	—	—	—	—	—	3,609,615	—	33,806	33,806	16,339
9/22/2028	—	—	—	—	—	3,609,615	—	33,806	33,806	16,187
12/22/2028	—	—	—	—	—	3,609,615	—	33,806	33,806	16,037
3/22/2029	—	—	—	—	—	3,609,615	—	33,806	33,806	15,888
6/22/2029	—	—	—	—	—	3,609,615	—	33,806	33,806	15,741
9/22/2029	—	—	—	—	—	3,609,615	—	33,806	33,806	15,594
12/22/2029	—	—	—	—	—	3,609,615	—	33,806	33,806	15,450
3/22/2030	—	—	—	—	—	3,609,615	—	33,806	33,806	15,306
6/22/2030	—	—	—	—	—	3,609,615	—	33,806	33,806	15,164
9/22/2030	—	—	—	—	—	3,609,615	—	33,806	33,806	15,024
12/22/2030	—	—	—	—	—	3,609,615	—	33,806	33,806	14,884
3/22/2031	—	—	—	—	—	3,609,615	—	33,806	33,806	14,746
6/22/2031	—	—	—	—	—	3,609,615	—	33,806	33,806	14,609
9/22/2031	—	—	—	—	—	3,609,615	—	33,806	33,806	14,474
12/22/2031	—	—	—	—	—	3,609,615	—	33,806	33,806	14,340
3/22/2032	—	—	—	—	—	3,609,615	—	33,806	33,806	14,206
6/22/2032	—	—	—	—	—	3,609,615	—	33,806	33,806	14,075
9/22/2032	—	—	—	—	—	3,609,615	—	33,806	33,806	13,944
12/22/2032	—	—	—	—	—	3,609,615	—	33,806	33,806	13,815
3/22/2033	—	—	—	—	—	3,609,615	—	33,806	33,806	13,686
6/22/2033	—	—	—	—	—	3,609,615	—	33,806	33,806	13,559
9/22/2033	—	—	—	—	—	3,609,615	—	33,806	33,806	13,434
12/22/2033	—	—	—	—	—	3,609,615	—	33,806	33,806	13,309
3/22/2034	—	—	—	—	—	3,609,615	—	33,806	33,806	13,186
6/22/2034	—	—	—	—	—	3,609,615	—	33,806	33,806	13,063
9/22/2034	—	—	—	—	—	3,609,615	—	33,806	33,806	12,942
12/22/2034	—	—	—	—	—	3,609,615	—	33,806	33,806	12,822
3/22/2035	—	—	—	—	—	3,609,615	—	33,806	33,806	12,703
6/22/2035	—	—	—	—	—	3,609,615	—	33,806	33,806	12,585
9/22/2035	—	—	—	—	—	3,609,615	—	33,806	33,806	12,468
12/22/2035	—	—	—	—	—	3,609,615	—	33,806	33,806	12,353
3/22/2036	—	—	—	—	—	3,609,615	—	33,806	33,806	12,238
6/22/2036	—	—	—	—	—	3,609,615	—	33,806	33,806	12,124
9/22/2036	—	—	—	—	—	3,609,615	—	33,806	33,806	12,012
12/22/2036	—	—	—	—	—	3,609,615	—	33,806	33,806	11,900
3/22/2037	—	—	—	—	—	3,609,615	—	33,806	33,806	11,790
6/22/2037	—	—	—	—	—	3,609,615	—	33,806	33,806	11,681
9/22/2037	—	—	—	—	—	3,609,615	—	33,806	33,806	11,572
12/22/2037	—	—	—	—	—	—	3,609,615	33,806	3,643,421	1,235,612
		3,975,476	1,258,337	5,233,813	3,975,476	422,418,941	3,975,476	3,993,450	7,968,926	3,975,476

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Midwest Securities Corp (MWRE) are wholly owned subsidiaries of FTB. FFSC and MWRE are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by MWRE. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

Class: D	2 of 2	8/25/2009

Disclaimer

This report is for information purposes only. Unless specified otherwise, prices herein are provided by SunTrust Robinson Humphrey, Inc. (“STRH”) and represent an indicative bid or spread for a round lot at the time provided and are subject to change without notice. Under no circumstances should the prices on this report represent an offer to sell or a solicitation of an offer to buy the securities mentioned. STRH and /or its affiliates may be providing or may have provided advisory, investment banking, or other services to issuers or entities mentioned herein. STRH, its affiliates, and/or their officers and employees may from time to time acquire, hold, or sell a position in the securities or financial products mentioned herein. If STRH is used in connection with the purchase or sale of any security or financial product mentioned herein, STRH may act as principal for its own account or as agent for both the buyer and the seller. STRH may have managed or co-managed a public offering of the securities mentioned herein within the last three years. STRH is subsidiary of SunTrust Banks Inc. and is a member of FINRA and SIPC.

Any preference share valuation provided in this informational report does not represent an indicative bid or levels at which actual transactions may or have occurred. Most importantly for you to understand, these valuations do not represent levels at which STRH or any other party may be or are willing to purchase these securities from you. Such price valuations are always based on the assumption that such securities will be held to maturity and therefore such valuations are always based on the assumption that such securities will be held to maturity and therefore such valuations are highly likely to differ from the price at which such security could be purchased or sold in the secondary market.

Price valuations for preference shares are also derived from other modeling assumptions relating to market factors, such as interest rates and spreads, characteristics of the particular asset pool, such as ramp up speed and total level of prepayments and defaults and cash flow assumptions, relating to the timing of prepayments, defaults and reinvestments. Cash flow assumptions used in connection with the original structuring and pricing of preference shares may or may not be adjusted to reflect actual experience, and other assumptions may also be adjusted based on subjective views regarding the accuracy of the assumptions (such as spread levels) until maturity of such securities. STRH, as a dealer, values preference shares on the assumption that it will NOT hold such securities to maturity and will sell them into the secondary market within a 90-day time horizon. As a consequence the price at which STRH may carry preference shares on its books and records or at which it would quote a bid or offer for a round lot may be materially lower than the valuation herein.

Highly Illiquid Securities

Any Equity, Preference Share, Subordinated Note and Combo Note (“Highly Illiquid Securities”) price valuations provided in this informational report do not represent an indicative bid or spread. Such price valuations are always based on the assumption that such securities will be held to maturity and therefore such valuations are highly likely to differ from the price at which such security could be purchased or sold in the secondary market. Price valuations for Highly Illiquid Securities are also derived from other modeling assumptions relating to market factors, such as interest rates and spreads, characteristics of the particular asset pool, such as ramp up speed and total level of prepayments and defaults and cash flow assumptions, relating to the timing of prepayments, defaults and reinvestments. Cash flow assumptions used in connection with the original structuring and pricing of Highly Illiquid Securities may or may not be adjusted to reflect actual experience, and other assumptions may also be adjusted based on subjective views regarding the accuracy of the assumptions (such as spread levels) until maturity of such securities. STRH, as a dealer, values Highly Illiquid Securities on the assumption that it will NOT hold such securities to maturity and will sell them into the secondary market within a 90-day time horizon. As a consequence the price at which STRH may carry a Highly Illiquid Security on its books and records or at which it would quote a bid or offer for a round lot may be materially lower than the valuation herein.

Soloso 2007-1

B1L Cashflows

Payment Date	Projected Total Payment	Projected Payment for Par Owned	Day Count	Factor	Discounted Value of Payment
1/23/2009				100.00%
4/7/2009	$0.00	$0.00	74	99.14%	$0.00
7/7/2009	$0.00	$0.00	91	98.10%	$0.00
10/7/2009	$0.00	$0.00	92	97.06%	$0.00
1/7/2010	$0.00	$0.00	92	96.03%	$0.00
4/7/2010	$0.00	$0.00	90	95.04%	$0.00
7/7/2010	$0.00	$0.00	91	94.04%	$0.00
10/7/2010	$0.00	$0.00	92	93.04%	$0.00
1/7/2011	$0.00	$0.00	92	92.05%	$0.00
4/7/2011	$0.00	$0.00	90	91.10%	$0.00
7/7/2011	$0.00	$0.00	91	90.14%	$0.00
10/7/2011	$0.00	$0.00	92	89.19%	$0.00
1/7/2012	$0.00	$0.00	92	88.24%	$0.00
4/7/2012	$0.00	$0.00	91	87.31%	$0.00
7/7/2012	$9,661.87	$1,976.29	91	86.40%	$1,707.46
10/7/2012	$245,101.85	$50,134.47	92	85.48%	$42,855.11
1/7/2013	$238,414.77	$48,766.66	92	84.57%	$41,243.62
4/7/2013	$248,636.05	$50,857.37	90	83.70%	$42,565.27
7/7/2013	$256,857.77	$52,539.09	91	82.82%	$43,511.26
10/7/2013	$262,926.55	$53,780.43	92	81.94%	$44,066.74
1/7/2014	$269,194.75	$55,062.56	92	81.07%	$44,638.60
4/7/2014	$264,064.13	$54,013.12	90	80.23%	$43,333.23
7/7/2014	$267,552.12	$54,726.57	91	79.39%	$43,444.79
10/7/2014	$271,718.40	$55,578.76	92	78.54%	$43,653.18
1/7/2015	$273,825.84	$56,009.83	92	77.71%	$43,525.00
4/7/2015	$270,674.42	$55,365.22	90	76.90%	$42,577.41
7/7/2015	$276,020.08	$56,458.65	91	76.10%	$42,962.58
10/7/2015	$280,492.27	$57,373.42	92	75.29%	$43,195.46
1/7/2016	$280,894.60	$57,455.71	92	74.49%	$42,798.46
4/7/2016	$277,410.47	$56,743.05	91	73.71%	$41,823.97
7/7/2016	$277,352.91	$56,731.28	91	72.93%	$41,376.40
10/7/2016	$281,154.12	$57,508.80	92	72.16%	$41,498.46
1/7/2017	$289,013.45	$59,116.39	92	71.39%	$42,205.89
4/7/2017	$273,020.69	$55,845.14	90	70.65%	$39,456.48
7/7/2017	$284,827.04	$58,260.08	91	69.91%	$40,730.67
10/7/2017	$299,641.33	$61,290.27	92	69.17%	$42,394.51
1/7/2018	$285,713.72	$58,441.44	92	68.44%	$39,995.07
4/7/2018	$290,445.49	$59,409.30	90	67.73%	$40,235.35
7/7/2018	$291,920.46	$59,711.00	91	67.01%	$40,015.23
10/7/2018	$296,601.40	$60,668.47	92	66.30%	$40,225.50
1/7/2019	$291,583.22	$59,642.02	92	65.60%	$39,125.36
4/7/2019	$296,257.52	$60,598.13	90	64.92%	$39,339.87
7/7/2019	$297,662.09	$60,885.43	91	64.24%	$39,111.52
10/7/2019	$299,033.85	$61,166.01	92	63.56%	$38,874.88
1/7/2020	$303,676.57	$62,115.66	92	62.88%	$39,059.57
4/7/2020	$301,688.00	$61,708.91	91	62.22%	$38,396.52
7/7/2020	$302,962.27	$61,969.56	91	61.57%	$38,153.99
10/7/2020	$307,540.22	$62,905.95	92	60.92%	$38,319.59
1/7/2021	$308,750.91	$63,153.60	92	60.27%	$38,062.27
4/7/2021	$303,106.10	$61,998.98	90	59.64%	$36,978.46
7/7/2021	$307,092.67	$62,814.41	91	59.02%	$37,071.59
10/7/2021	$310,508.25	$63,513.05	92	58.39%	$37,086.21
1/7/2022	$309,925.39	$63,393.83	92	57.77%	$36,623.85
4/7/2022	$302,091.19	$61,791.38	90	57.17%	$35,327.48
7/7/2022	$304,280.53	$62,239.20	91	56.57%	$35,210.03
10/7/2022	$306,522.71	$62,697.83	92	55.97%	$35,093.15
1/7/2023	$312,158.51	$63,850.60	92	55.38%	$35,359.20
4/7/2023	$291,309.49	$59,586.03	90	54.80%	$32,654.99
7/7/2023	$300,042.41	$61,372.31	91	54.23%	$33,280.91
10/7/2023	$311,640.42	$63,744.63	92	53.65%	$34,200.61

As of Date:	1/23/2009
Discount Rate:	4.19625%
Par Value Owned:	$4,500,000

1/7/2024	$293,396.18	$60,012.86	92	53.08%	$31,856.80
4/7/2024	$294,502.32	$60,239.11	91	52.53%	$31,641.28
7/7/2024	$292,295.50	$59,787.72	91	51.97%	$31,074.56
10/7/2024	$290,105.04	$59,339.67	92	51.42%	$30,514.46
1/7/2025	$291,105.68	$59,544.34	92	50.88%	$30,294.84
4/7/2025	$282,674.54	$57,819.79	90	50.35%	$29,112.02
7/7/2025	$283,737.18	$58,037.15	91	49.82%	$28,914.75
10/7/2025	$284,813.34	$58,257.27	92	49.29%	$28,716.47
1/7/2026	$282,841.24	$57,853.89	92	48.77%	$28,215.07
4/7/2026	$274,842.04	$56,217.69	90	48.26%	$27,132.46
7/7/2026	$276,114.84	$56,478.04	91	47.76%	$26,972.02
10/7/2026	$277,450.26	$56,751.19	92	47.25%	$26,814.91
1/7/2027	$275,863.83	$56,426.69	92	46.75%	$26,378.71
4/7/2027	$268,435.26	$54,907.21	90	46.26%	$25,401.89
7/7/2027	$270,102.50	$55,248.24	91	45.78%	$25,291.39
10/7/2027	$271,885.10	$55,612.86	92	45.29%	$25,188.19
1/7/2028	$270,855.05	$55,402.17	92	44.81%	$24,826.53
4/7/2028	$267,056.23	$54,625.14	91	44.34%	$24,221.41
7/7/2028	$266,373.66	$54,485.52	91	43.88%	$23,905.93
10/7/2028	$277,562.28	$56,774.10	92	43.41%	$24,645.77
1/7/2029	$262,662.40	$53,726.40	92	42.95%	$23,075.30
4/7/2029	$265,465.64	$54,299.79	90	42.50%	$23,079.45
7/7/2029	$265,387.18	$54,283.74	91	42.06%	$22,830.46
10/7/2029	$268,224.36	$54,864.07	92	41.61%	$22,829.71
1/7/2030	$262,316.12	$53,655.57	92	41.17%	$22,089.95
4/7/2030	$265,152.72	$54,235.78	90	40.74%	$22,097.01
7/7/2030	$265,074.81	$54,219.85	91	40.31%	$21,858.66
10/7/2030	$264,997.01	$54,203.93	92	39.89%	$21,620.39
1/7/2031	$267,830.47	$54,783.51	92	39.46%	$21,619.72
4/7/2031	$261,931.23	$53,576.84	90	39.05%	$20,924.02
7/7/2031	$264,763.89	$54,156.25	91	38.64%	$20,928.31
10/7/2031	$267,594.90	$54,735.32	92	38.23%	$20,927.67
1/7/2032	$267,516.41	$54,719.27	92	37.83%	$20,699.55
4/7/2032	$264,530.93	$54,108.60	91	37.43%	$20,253.71
7/7/2032	$264,453.19	$54,092.70	91	37.04%	$20,035.24
10/7/2032	$267,280.61	$54,671.03	92	36.65%	$20,034.60
1/7/2033	$267,201.85	$54,654.92	92	36.26%	$19,816.20
4/7/2033	$261,315.95	$53,450.99	90	35.88%	$19,178.49
7/7/2033	$264,141.32	$54,028.91	91	35.50%	$19,182.38
10/7/2033	$266,964.81	$54,606.44	92	35.13%	$19,181.73
1/7/2034	$272,687.28	$55,776.94	92	34.75%	$19,385.01
4/7/2034	$255,205.67	$52,201.16	90	34.39%	$17,953.92
7/7/2034	$263,826.95	$53,964.60	91	34.03%	$18,365.63
10/7/2034	$275,341.13	$56,319.78	92	33.67%	$18,963.79
1/7/2035	$260,771.01	$53,339.52	92	33.31%	$17,769.73
4/7/2035	$263,588.77	$53,915.88	90	32.97%	$17,775.27
7/7/2035	$263,508.80	$53,899.53	91	32.62%	$17,583.37
10/7/2035	$266,323.37	$54,475.23	92	32.28%	$17,582.63
1/7/2036	$260,454.04	$53,274.69	92	31.93%	$17,012.69
4/7/2036	$263,267.00	$53,850.07	91	31.60%	$17,015.94
7/7/2036	$263,185.59	$53,833.42	91	31.27%	$16,832.14
10/7/2036	$265,994.98	$54,408.06	92	30.94%	$16,831.32
1/7/2037	$265,912.16	$54,391.12	92	30.61%	$16,647.56
4/7/2037	$34,115,466.04	$6,978,163.51	90	30.29%	$2,113,641.47

Assumptions:

0% CPR

0% CDR

TruPS from issuers which are either in receivership or are deferring interest on TruPS are assumed to default immediately with no recovery. Auction call is not successful prior to the maturity of the CDO

Forward LIBOR curve as of 1/22/2009

Exhibit C

EITF 99-20 Calculation Methodology

1	We use Intex for cash flow modeling. There are a number of assumptions being used and the results of the modeling are highly dependent upon the assumptions.

2	The credit and prepayment assumptions are shown at the top of the section for each quarter.

3	The assumptions for future interest rates have two facets. We use the forward rates as our base case for projecting principal payments. This allows us to consider any impact from over or undercollateralization (higher interest rates will generally increase the credit stress on undercollateralized deals).

4	On the other hand, the interest payment projections in the 99-20 spreadsheets assume libor rates remain constant at the current level. We hold libor constant for these purposes so that changing interest rates won’t affect the results of the calculation for a floating rate security (other than the impact on principal as described).

5	The spreadsheet requires only two inputs to produce the calculations:

1. the original face you purchased

2. your current book value (as of the most recent quarter end)

6	The basic methodology of EITF 99-20 is to compare the present value of the cash flows from quarter to quarter. A decline in the present value versus that for the previous quarter is considered to be an “adverse change” as described in the literature.

7	EITF 99-20 prescribes using a discount rate “equal to the current yield used to accrete the beneficial interest”. We calculate this discount rate using your current book value and the projected cash flows for the previous quarter (mechanically this is an Internal Rate of Return or IRR).

8	This discount rate is then used to calculate the present value for the current quarter’s projected cash flows.

9	The result calculated for the current quarter is then compared to that for the previous quarter to determine if the change is “favorable” or “adverse”.

10	We use your book value as the present value for the previous period. This makes sense since the price of a bond (i.e. your book value) is simply the present value of the future cash flows at a particular discount rate. In this case, we use your book value to calculate the discount rate rather than beginning with the rate (they are interchangeable given a set of future cash flows).

11	The credit component of any impairment should be the difference between your book value and the projected present value.

Preferred Term Securities XXIII

Deal Cashflows Assumptions:

		A-1	A-2	A-FP	A-X	B-1	B-2	B-FP	C	C-1	C-FP	D-1	D-FP
Prepays Constant:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Scenario 1 (Base)	Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass

Scenario 2 (Worse)	Defaults - 150 bps applied annually; 0% recovery.	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass

Scenario 3 (Better)	Defaults - 37.5 bps applied annually; 50% recovery with 2 yr lag.	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass

No Prepays:

Prepayments - 0% annually; 100% at maturity.

Scenario 4 (Base)	Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass

Scenario 5 (Worse)	Defaults - 150 bps applied annually; 0% recovery.	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass

Scenario 6 (Better)	Defaults - 37.5 bps applied annually; 50% recovery with 2 yr lag.	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass	Pass

Specific Deferrals/Defaults:

HMBN ($40 million REIT issuer) defaults 9/07 with 0% recovery.

Marshall BankFirst ($6mm bank issuer) defers 12/07 with 15% recovery in 12/09.

IT&S ($2.5mm bank issuer) defers 9/08 with 15% recovery in 9/10.

K Capital ($10mm bank issuer) defers 12/08 with 15% recovery in 12/10.

BankUnited ($10mm bank issuer) defers 12/08 with 15% recovery in 12/10.

BancMidwest Corp ($7mm bank issuer) defers 12/08 with 15% recovery in 12/10.

FNB Bancorp ($2mm bank issuer) defers 3/09 with 15% recovery in 3/11.

First Regional Bancorp ($20mm bank issuer) defers 3/09 with 15% recovery in 3/11.

Community Bancorp ($15mm bank issuer) defers 3/09 with 15% recovery in 3/11.

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Equity Capital Markets Corp (FTN Equity Capital) are wholly owned subsidiaries of FTB. FFSC and FTN Equity Capital are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by FTN Equity Capital. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

© 2009 First Tennessee Bank. All rights reserved.

EITF 99-20 Other Than Temporary Impairment Cash Flow Testing

03/31/09

Input—>	Original Face:	3,000,000	2,982,304	current face
Input—> 3/31	Book Value	2,951,740	98.98	book price

Floating Rate Description	Current Qtr
3M LIBOR (for all periods)	1.320000%
Spread	2.100000%
Current Coupon/Yield	3.420000%

RESULTS		Discount Rate
PV for Previous Qtr Projected Cash Flows	2,951,740	3.48%
PV for Current Qtr Projected Cash Flows	2,978,990	3.48%

Change	27,250

% Change	0.92%

Previously Projected Cashflows	December 31, 2008	Currently Projected Cashflows	March 31, 2009

Deal	Class	Description	Type	QIB	AI	Reg S
XXIII	D-1	Mezzanine Floating	Floating	74043AAW1	74043AAV3	G7223AAM8

Assumptions:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.

Specific Defaults:

HMBN ($40 million REIT issuer) default 9/07 with 0% recovery.

Marshall BankFirst ($6mm bank issuer) defers 12/07 with 10% recovery in 12/09.

IT&S ($2.5mm bank issuer) defers 9/08 with 80% recovery in 9/10.

K Capital ($10mm bank issuer) defers 12/08 with 50% recovery in 12/10.

BankUnited ($10mm bank issuer) defers 12/08 with 20% recovery in 12/10.

BancMidwest Corp ($7mm bank issuer) defers 12/08 with 50% recovery in 12/10.

Assumptions:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.

Specific Deferrals/Defaults:

HomeBanc Corp. ($40 million REIT issuer) defaults 9/07 with 0% recovery.

Marshall BankFirst Corporation ($6mm bank issuer) defers 12/07 with 15% recovery in 12/09.

IT&S of Iowa, Inc. ($2.5mm bank issuer) defers 9/08 with 15% recovery in 9/10.

K Capital Corporation ($10mm bank issuer) defers 12/08 with 15% recovery in 12/10.

BankUnited Financial Corporation ($10mm bank issuer) defers 12/08 with 15% recovery in 12/10.

BancMidwest Corporation ($7mm bank issuer) defers 12/08 with 15% recovery in 12/10.

FNB Bancorp ($2mm bank issuer) defers 3/09 with 15% recovery in 3/11.

First Regional Bancorp ($20mm bank issuer) defers 3/09 with 15% recovery in 3/11.

Community Bancorp ($15mm bank issuer) defers 3/09 with 15% recovery in 3/11.

				IRR	PV disc @				IRR	PV disc @
				3.48%	3.48%				3.54%	3.48%

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
Book Value——>				(2,951,740)		Book Value——>			(2,951,740)
Net PV ———>					2,951,740	Net PV———>				2,978,990
3/22/2009	2,982,304					2,982,304
6/22/2009	2,931,697	50,607	25,499	76,105	75,448	3,008,086	(25,782)	25,499	—	—
9/22/2009	2,919,887	11,810	25,066	36,876	36,242	3,043,132	(35,046)	25,719	—	—
12/22/2009	2,910,985	8,902	24,965	33,867	32,998	3,077,262	(34,131)	26,019	—	—
3/22/2010	2,898,648	12,338	24,889	37,227	35,958	3,113,762	(36,500)	26,311	—	—
6/22/2010	2,889,993	8,654	24,783	33,438	32,019	3,073,723	40,039	26,623	66,662	63,834
9/22/2010	2,877,117	12,876	24,709	37,585	35,680	3,100,095	(26,372)	26,280	—	—
12/22/2010	2,872,705	4,413	24,599	29,012	27,304	2,956,367	143,727	26,506	170,233	160,210
3/22/2011	2,866,920	5,784	24,562	30,346	28,313	2,942,270	14,098	25,277	39,375	36,736
6/22/2011	2,862,485	4,435	24,512	28,948	26,775	2,933,199	9,071	25,156	34,227	31,658
9/22/2011	2,854,193	8,292	24,474	32,767	30,045	2,920,848	12,351	25,079	37,430	34,322
12/22/2011	2,848,647	5,546	24,403	29,949	27,225	2,909,459	11,389	24,973	36,362	33,055
3/22/2012	2,840,551	8,096	24,356	32,452	29,245	2,895,999	13,460	24,876	38,336	34,548
6/22/2012	2,834,206	6,344	24,287	30,631	27,366	2,881,893	14,106	24,761	38,867	34,725
9/22/2012	2,825,930	8,277	24,232	32,509	28,793	2,868,225	13,668	24,640	38,308	33,930
12/22/2012	2,819,720	6,210	24,162	30,372	26,668	2,854,236	13,989	24,523	38,512	33,816
3/22/2013	2,811,795	7,925	24,109	32,034	27,885	2,843,737	10,499	24,404	34,903	30,382
6/22/2013	2,805,675	6,119	24,041	30,160	26,027	2,837,468	6,268	24,314	30,582	26,391
9/22/2013	2,797,449	8,226	23,989	32,214	27,560	2,826,976	10,493	24,260	34,753	29,732
12/22/2013	2,790,759	6,690	23,918	30,609	25,960	2,819,981	6,995	24,171	31,165	26,432
3/22/2014	2,783,777	6,982	23,861	30,843	25,933	2,813,055	6,926	24,111	31,037	26,096
6/22/2014	2,776,616	7,161	23,801	30,963	25,809	2,806,192	6,863	24,052	30,915	25,769
9/22/2014	2,769,266	7,350	23,740	31,090	25,691	2,798,798	7,394	23,993	31,387	25,937
12/22/2014	2,762,279	6,987	23,677	30,665	25,121	2,791,815	6,983	23,930	30,912	25,324
3/22/2015	2,755,064	7,215	23,617	30,833	25,041	2,784,795	7,020	23,870	30,890	25,088
6/22/2015	2,748,099	6,965	23,556	30,521	24,573	2,777,986	6,809	23,810	30,619	24,653
9/22/2015	2,740,855	7,243	23,496	30,740	24,536	2,770,798	7,189	23,752	30,940	24,696
12/22/2015	2,733,617	7,238	23,434	30,673	24,271	2,763,659	7,138	23,690	30,828	24,395
3/22/2016	2,726,564	7,053	23,372	30,426	23,868	2,756,689	6,970	23,629	30,600	24,005
6/22/2016	2,720,023	6,541	23,312	29,853	23,216	2,749,704	6,985	23,570	30,555	23,763
9/22/2016	2,712,596	7,427	23,256	30,683	23,656	2,742,403	7,300	23,510	30,810	23,754
12/22/2016	2,705,547	7,049	23,193	30,242	23,115	2,728,061	14,342	23,448	37,789	28,884
3/22/2017	2,705,547	—	23,132	23,132	17,528	2,713,318	14,743	23,325	38,068	28,846
6/22/2017	2,705,547	—	23,132	23,132	17,377	2,698,935	14,383	23,199	37,582	28,231
9/22/2017	2,705,547	—	23,132	23,132	17,227	2,683,895	15,040	23,076	38,116	28,385
12/22/2017	2,705,547	—	23,132	23,132	17,078	2,671,451	12,444	22,947	35,392	26,129
3/22/2018	2,705,547	—	23,132	23,132	16,931	2,671,451	—	22,841	22,841	16,717
6/22/2018	2,705,547	—	23,132	23,132	16,785	2,671,451	—	22,841	22,841	16,573
9/22/2018	2,705,547	—	23,132	23,132	16,640	2,671,451	—	22,841	22,841	16,430
12/22/2018	2,705,547	—	23,132	23,132	16,496	2,671,451	—	22,841	22,841	16,288

Class: D-1	1 of 2	8/25/2009

				IRR	PV disc @				IRR	PV disc @
				3.48%	3.48%				3.54%	3.48%

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
3/22/2019	2,705,547	—	23,132	23,132	16,354	2,671,451	—	22,841	22,841	16,148
6/22/2019	2,705,547	—	23,132	23,132	16,213	2,671,451	—	22,841	22,841	16,008
9/22/2019	2,705,547	—	23,132	23,132	16,073	2,671,451	—	22,841	22,841	15,870
12/22/2019	2,705,547	—	23,132	23,132	15,934	2,671,451	—	22,841	22,841	15,733
3/22/2020	2,705,547	—	23,132	23,132	15,796	2,671,451	—	22,841	22,841	15,597
6/22/2020	2,705,547	—	23,132	23,132	15,660	2,671,451	—	22,841	22,841	15,463
9/22/2020	2,705,547	—	23,132	23,132	15,525	2,671,451	—	22,841	22,841	15,329
12/22/2020	2,705,547	—	23,132	23,132	15,391	2,671,451	—	22,841	22,841	15,197
3/22/2021	2,705,547	—	23,132	23,132	15,258	2,671,451	—	22,841	22,841	15,066
6/22/2021	2,705,547	—	23,132	23,132	15,126	2,671,451	—	22,841	22,841	14,936
9/22/2021	2,705,547	—	23,132	23,132	14,996	2,671,451	—	22,841	22,841	14,807
12/22/2021	2,705,547	—	23,132	23,132	14,866	2,671,451	—	22,841	22,841	14,679
3/22/2022	2,705,547	—	23,132	23,132	14,738	2,671,451	—	22,841	22,841	14,552
6/22/2022	2,705,547	—	23,132	23,132	14,611	2,671,451	—	22,841	22,841	14,427
9/22/2022	2,705,547	—	23,132	23,132	14,485	2,671,451	—	22,841	22,841	14,302
12/22/2022	2,705,547	—	23,132	23,132	14,360	2,671,451	—	22,841	22,841	14,179
3/22/2023	2,705,547	—	23,132	23,132	14,236	2,671,451	—	22,841	22,841	14,056
6/22/2023	2,705,547	—	23,132	23,132	14,113	2,671,451	—	22,841	22,841	13,935
9/22/2023	2,705,547	—	23,132	23,132	13,991	2,671,451	—	22,841	22,841	13,815
12/22/2023	2,705,547	—	23,132	23,132	13,870	2,671,451	—	22,841	22,841	13,695
3/22/2024	2,705,547	—	23,132	23,132	13,750	2,671,451	—	22,841	22,841	13,577
6/22/2024	2,705,547	—	23,132	23,132	13,632	2,671,451	—	22,841	22,841	13,460
9/22/2024	2,705,547	—	23,132	23,132	13,514	2,671,451	—	22,841	22,841	13,344
12/22/2024	2,705,547	—	23,132	23,132	13,397	2,671,451	—	22,841	22,841	13,229
3/22/2025	2,705,547	—	23,132	23,132	13,282	2,671,451	—	22,841	22,841	13,114
6/22/2025	2,705,547	—	23,132	23,132	13,167	2,671,451	—	22,841	22,841	13,001
9/22/2025	2,705,547	—	23,132	23,132	13,053	2,671,451	—	22,841	22,841	12,889
12/22/2025	2,705,547	—	23,132	23,132	12,941	2,671,451	—	22,841	22,841	12,778
3/22/2026	2,705,547	—	23,132	23,132	12,829	2,671,451	—	22,841	22,841	12,667
6/22/2026	2,705,547	—	23,132	23,132	12,718	2,671,451	—	22,841	22,841	12,558
9/22/2026	2,705,547	—	23,132	23,132	12,609	2,671,451	—	22,841	22,841	12,450
12/22/2026	2,705,547	—	23,132	23,132	12,500	2,671,451	—	22,841	22,841	12,342
3/22/2027	2,705,547	—	23,132	23,132	12,392	2,671,451	—	22,841	22,841	12,236
6/22/2027	2,705,547	—	23,132	23,132	12,285	2,671,451	—	22,841	22,841	12,130
9/22/2027	2,705,547	—	23,132	23,132	12,179	2,671,451	—	22,841	22,841	12,025
12/22/2027	2,705,547	—	23,132	23,132	12,074	2,671,451	—	22,841	22,841	11,922
3/22/2028	2,705,547	—	23,132	23,132	11,969	2,671,451	—	22,841	22,841	11,819
6/22/2028	2,705,547	—	23,132	23,132	11,866	2,671,451	—	22,841	22,841	11,717
9/22/2028	2,705,547	—	23,132	23,132	11,764	2,671,451	—	22,841	22,841	11,615
12/22/2028	2,705,547	—	23,132	23,132	11,662	2,671,451	—	22,841	22,841	11,515
3/22/2029	2,705,547	—	23,132	23,132	11,562	2,671,451	—	22,841	22,841	11,416
6/22/2029	2,705,547	—	23,132	23,132	11,462	2,671,451	—	22,841	22,841	11,317
9/22/2029	2,705,547	—	23,132	23,132	11,363	2,671,451	—	22,841	22,841	11,220
12/22/2029	2,705,547	—	23,132	23,132	11,265	2,671,451	—	22,841	22,841	11,123
3/22/2030	2,705,547	—	23,132	23,132	11,167	2,671,451	—	22,841	22,841	11,027
6/22/2030	2,705,547	—	23,132	23,132	11,071	2,671,451	—	22,841	22,841	10,932
9/22/2030	2,705,547	—	23,132	23,132	10,975	2,671,451	—	22,841	22,841	10,837
12/22/2030	2,705,547	—	23,132	23,132	10,881	2,671,451	—	22,841	22,841	10,744
3/22/2031	2,705,547	—	23,132	23,132	10,787	2,671,451	—	22,841	22,841	10,651
6/22/2031	2,705,547	—	23,132	23,132	10,694	2,671,451	—	22,841	22,841	10,559
9/22/2031	2,705,547	—	23,132	23,132	10,601	2,671,451	—	22,841	22,841	10,468
12/22/2031	2,705,547	—	23,132	23,132	10,510	2,671,451	—	22,841	22,841	10,377
3/22/2032	2,705,547	—	23,132	23,132	10,419	2,671,451	—	22,841	22,841	10,288
6/22/2032	2,705,547	—	23,132	23,132	10,329	2,671,451	—	22,841	22,841	10,199
9/22/2032	2,705,547	—	23,132	23,132	10,240	2,671,451	—	22,841	22,841	10,111
12/22/2032	2,705,547	—	23,132	23,132	10,152	2,671,451	—	22,841	22,841	10,024
3/22/2033	2,705,547	—	23,132	23,132	10,064	2,671,451	—	22,841	22,841	9,937
6/22/2033	2,705,547	—	23,132	23,132	9,977	2,671,451	—	22,841	22,841	9,851
9/22/2033	2,705,547	—	23,132	23,132	9,891	2,671,451	—	22,841	22,841	9,766
12/22/2033	2,705,547	—	23,132	23,132	9,806	2,671,451	—	22,841	22,841	9,682
3/22/2034	2,705,547	—	23,132	23,132	9,721	2,671,451	—	22,841	22,841	9,599
6/22/2034	2,705,547	—	23,132	23,132	9,637	2,671,451	—	22,841	22,841	9,516
9/22/2034	2,705,547	—	23,132	23,132	9,554	2,671,451	—	22,841	22,841	9,434
12/22/2034	2,705,547	—	23,132	23,132	9,471	2,671,451	—	22,841	22,841	9,352
3/22/2035	2,705,547	—	23,132	23,132	9,390	2,671,451	—	22,841	22,841	9,271
6/22/2035	2,705,547	—	23,132	23,132	9,309	2,671,451	—	22,841	22,841	9,191
9/22/2035	2,705,547	—	23,132	23,132	9,228	2,671,451	—	22,841	22,841	9,112
12/22/2035	2,705,547	—	23,132	23,132	9,149	2,671,451	—	22,841	22,841	9,033
3/22/2036	2,705,547	—	23,132	23,132	9,070	2,671,451	—	22,841	22,841	8,955
6/22/2036	2,705,547	—	23,132	23,132	8,991	2,671,451	—	22,841	22,841	8,878
9/22/2036	642,174	2,063,373	23,132	2,086,505	804,007	42,526	2,628,925	22,841	2,651,766	1,021,823
12/22/2036	—	642,174	5,491	647,665	247,415	—	42,526	364	42,889	16,384

		2,982,304	2,580,825	5,563,128	2,951,740		2,982,304	2,570,732	5,581,039	2,978,990
Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Equity Capital Markets Corp (FTN Equity Capital) are wholly owned subsidiaries of FTB. FFSC and FTN Equity Capital are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by FTN Equity Capital. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

Class: D-1	2 of 2	8/25/2009

Preferred Term Securities XXIV

Deal Cashflows Assumptions:
		A-1	A-2	B-1	B-2	C-1	C-2	D
Prepays Constant:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Scenario 1 (Base)	Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.	Pass	Pass	Pass	Pass	Pass	Pass	Pass

Scenario 2 (Worse)	Defaults - 150 bps applied annually; 0% recovery.	Pass	Pass	Pass	Pass	Pass	Pass	Fail

Scenario 3 (Better)	Defaults - 37.5 bps applied annually; 50% recovery with 2 yr lag.	Pass	Pass	Pass	Pass	Pass	Pass	Pass

No Prepays:

Prepayments - 0% annually; 100% at maturity.

Scenario 4 (Base)	Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.	Pass	Pass	Pass	Pass	Pass	Pass	Pass

Scenario 5 (Worse)	Defaults - 150 bps applied annually; 0% recovery.	Pass	Pass	Pass	Pass	Pass	Pass	Fail

Scenario 6 (Better)	Defaults - 37.5 bps applied annually; 50% recovery with 2 yr lag.	Pass	Pass	Pass	Pass	Pass	Pass	Pass

Specific Deferrals/Defaults:

IndyMac ($18mm bank issuer) defaults 6/08 with 0% recovery.

Capital Corp of the West ($5mm bank issuer) defaults 6/08 with 0% recovery.

Stampede ($6mm bank issuer) defaults 9/08 with 0% recovery.

First State ($7.5mm bank issuer) defers 9/08 with 15% recovery in 9/10.

Riverside Banking ($15.3mm bank issuer) defers 12/08 with 15% recovery in 12/10.

Pine City Bancorp ($2mm bank issuer) defers 12/08 with 15% recovery 12/10.

Community Bancshares, Inc. ($10mm bank issuer) defers 3/09 with 15% recovery 3/11.

Sturm Financial Group, Inc. ($15.5mm bank issuer) defers 3/09 with 15% recovery 3/11.

Century Financial Group, Inc. ($6mm bank issuer) defers 3/09 with 15% recovery 3/11.

First Regional Bancorp ($5mm bank issuer) defers 3/09 with 15% recovery 3/11.

Community Bancorp ($10mm bank issuer) defers 3/09 with 15% recovery 3/11.

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Equity Capital Markets Corp (FTN Equity Capital) are wholly owned subsidiaries of FTB. FFSC and FTN Equity Capital are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by FTN Equity Capital. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

© 2009 First Tennessee Bank. All rights reserved.

EITF 99-20 Other Than Temporary Impairment Cash Flow Testing

03/31/09

Input—>	Original Face:	2,500,000	2,526,737	current face
Input—> 3/31	Book Value	2,526,887	100.01	book price

Floating Rate Description	Current Qtr
3M LIBOR (for all periods)	1.320000%
Spread	2.000000%
Current Coupon/Yield	3.320000%

RESULTS		Discount Rate
PV for Previous Qtr Projected Cash Flows	2,526,887	3.32%
PV for Current Qtr Projected Cash Flows	2,617,035	3.32%

Change	90,148

% Change	3.57%

Previously Projected Cashflows	December 31, 2008	Currently Projected Cashflows	March 31, 2009

Deal	Class	Description	Type	QIB	AI	Reg S
XXIV	D-1	Mezzanine Floating	Floating	74043CAL1	74043CAM9	G7223CAG7

Assumptions:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.

Specific Defaults:

IndyMac ($18mm bank issuer) defaults 6/08 with no recovery.

Capital Corp of the West ($5mm bank issuer) defers 6/08 with 80% recovery in 6/10.

Stampede ($6mm bank issuer) defers 9/08 with 10% recovery in 9/10.

First State ($7.5mm bank issuer) defers 9/08 with 80% recovery in 9/10.

Riverside Banking ($15.3mm bank issuer) defers 12/08 with 50% recovery in 12/10.

Pine City Bancorp ($2mm bank issuer) defers 12/08 with 50% recovery 12/10.

Projected Deferrals:

None

Assumptions:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.

Specific Deferrals/Defaults:

IndyMac Bancorp, Inc. ($18mm bank issuer) defaults 6/08 with no recovery.

Capital Corp of the West ($5mm bank issuer) defaults 6/08 with 0% recovery.

Stampede Holdings ($6mm bank issuer) defaults 9/08 with 0% recovery.

First State Bancorporation ($7.5mm bank issuer) defers 9/08 with 15% recovery in 9/10.

Riverside Banking Company ($15.3mm bank issuer) defers 12/08 with 15% recovery in 12/10.

Pine City Bancorporation, Inc. ($2mm bank issuer) defers 12/08 with 15% recovery 12/10.

Community Bancshares, Inc. ($10mm bank issuer) defers 3/09 with 15% recovery 3/11.

Sturm Financial Group, Inc. ($15.5mm bank issuer) defers 3/09 with 15% recovery 3/11.

Century Financial Group, Inc. ($6mm bank issuer) defers 3/09 with 15% recovery 3/11.

First Regional Bancorp ($5mm bank issuer) defers 3/09 with 15% recovery 3/11.

Community Bancorp ($10mm bank issuer) defers 3/09 with 15% recovery 3/11.

Projected Deferrals:

None

				IRR	PV disc @				IRR	PV disc @
				3.32%	3.32%				3.53%	3.32%

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
Book Value ——>				(2,526,887)		Book Value ——>			(2,526,887)
Net PV———>					2,526,887	Net PV———>				2,617,035
3/22/2009	2,526,737					2,526,737
6/22/2009	2,471,255	55,482	20,972	76,454	75,824	2,547,942	(21,205)	20,972	—	—
9/22/2009	2,462,897	8,358	20,511	28,869	28,396	2,576,976	(29,034)	21,148	—	—
12/22/2009	2,454,754	8,143	20,442	28,585	27,885	2,605,227	(28,251)	21,389	—	—
3/22/2010	2,446,645	8,108	20,374	28,483	27,557	2,635,477	(30,250)	21,623	—	—
6/22/2010	2,438,524	8,122	20,307	28,429	27,278	2,663,857	(28,380)	21,874	—	—
9/22/2010	2,434,498	4,026	20,240	24,266	23,092	2,686,031	(22,174)	22,110	—	—
12/22/2010	2,430,568	3,929	20,206	24,136	22,779	2,703,454	(17,422)	22,294	4,872	4,598
3/22/2011	2,426,554	4,014	20,174	24,188	22,641	2,720,786	(17,333)	22,439	5,106	4,779
6/22/2011	2,422,315	4,239	20,140	24,379	22,632	2,744,730	(23,944)	22,583	—	—
9/22/2011	2,417,926	4,388	20,105	24,494	22,551	2,776,129	(31,399)	22,781	—	—
12/22/2011	2,413,234	4,692	20,069	24,761	22,609	2,813,136	(37,008)	23,042	—	—
3/22/2012	2,408,614	4,620	20,030	24,650	22,323	2,853,164	(40,028)	23,349	—	—
6/22/2012	2,403,944	4,670	19,991	24,662	22,149	2,851,359	1,806	23,681	25,487	22,891
9/22/2012	2,399,249	4,695	19,953	24,648	21,955	2,752,571	98,787	23,666	122,453	109,074
12/22/2012	2,394,578	4,670	19,914	24,584	21,718	2,788,171	(35,599)	22,846	—	—
3/22/2013	2,390,059	4,519	19,875	24,394	21,372	2,684,633	103,538	23,142	126,679	110,988
6/22/2013	2,385,411	4,649	19,837	24,486	21,277	2,588,251	96,383	22,282	118,665	103,111
9/22/2013	2,380,743	4,668	19,799	24,467	21,085	2,486,139	102,112	21,482	123,595	106,510
12/22/2013	2,376,104	4,638	19,760	24,398	20,853	2,521,390	(35,251)	20,635	—	—
3/22/2014	2,371,596	4,509	19,722	24,230	20,539	2,480,950	40,440	20,928	61,368	52,018
6/22/2014	2,366,977	4,619	19,684	24,303	20,430	2,472,628	8,322	20,592	28,913	24,307
9/22/2014	2,362,338	4,640	19,646	24,286	20,248	2,463,951	8,677	20,523	29,200	24,346
12/22/2014	2,357,729	4,608	19,607	24,216	20,024	2,455,804	8,146	20,451	28,597	23,647
3/22/2015	2,353,255	4,474	19,569	24,044	19,718	2,447,984	7,820	20,383	28,204	23,129
6/22/2015	2,348,670	4,584	19,532	24,116	19,614	2,439,343	8,641	20,318	28,959	23,553
9/22/2015	2,344,061	4,609	19,494	24,103	19,442	2,430,895	8,448	20,247	28,695	23,146
12/22/2015	2,339,486	4,576	19,456	24,032	19,225	2,422,690	8,205	20,176	28,381	22,705
3/22/2016	2,334,996	4,490	19,418	23,907	18,968	2,414,421	8,269	20,108	28,377	22,515
6/22/2016	2,330,442	4,554	19,380	23,934	18,833	2,405,981	8,441	20,040	28,480	22,411
9/22/2016	2,325,867	4,575	19,343	23,918	18,666	2,397,441	8,539	19,970	28,509	22,248
12/22/2016	2,321,223	4,644	19,305	23,948	18,535	2,389,107	8,334	19,899	28,233	21,852
3/22/2017	2,312,143	9,080	19,266	28,347	21,759	2,380,587	8,521	19,830	28,350	21,762
6/22/2017	2,302,807	9,336	19,191	28,527	21,717	2,371,843	8,744	19,759	28,503	21,699
9/22/2017	2,293,374	9,433	19,113	28,546	21,553	2,362,446	9,396	19,686	29,082	21,958
12/22/2017	2,284,162	9,212	19,035	28,247	21,152	2,353,785	8,661	19,608	28,270	21,169
3/22/2018	2,275,020	9,142	18,959	28,100	20,869	2,345,678	8,107	19,536	27,644	20,530
6/22/2018	2,266,209	8,811	18,883	27,694	20,397	2,336,256	9,421	19,469	28,891	21,279
9/22/2018	2,266,209	—	18,810	18,810	13,740	2,328,094	8,162	19,391	27,553	20,127
12/22/2018	2,257,928	8,282	18,810	27,091	19,626	2,319,331	8,763	19,323	28,086	20,347

Class: D-1	1 of 2	8/25/2009

				IRR	PV disc @				IRR	PV disc @
				3.32%	3.32%				3.53%	3.32%

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
3/22/2019	2,257,928	—	18,741	18,741	13,465	2,309,715	9,616	19,250	28,867	20,741
6/22/2019	2,257,928	—	18,741	18,741	13,354	2,301,512	8,203	19,171	27,374	19,506
9/22/2019	2,257,928	—	18,741	18,741	13,244	2,292,311	9,201	19,103	28,303	20,002
12/22/2019	2,257,928	—	18,741	18,741	13,135	2,283,385	8,926	19,026	27,952	19,592
3/22/2020	2,257,928	—	18,741	18,741	13,027	2,274,339	9,046	18,952	27,998	19,462
6/22/2020	2,257,928	—	18,741	18,741	12,920	2,264,801	9,538	18,877	28,415	19,590
9/22/2020	2,257,928	—	18,741	18,741	12,814	2,255,448	9,354	18,798	28,152	19,248
12/22/2020	2,257,928	—	18,741	18,741	12,708	2,246,330	9,118	18,720	27,838	18,877
3/22/2021	2,257,928	—	18,741	18,741	12,604	2,237,190	9,140	18,645	27,785	18,686
6/22/2021	2,257,928	—	18,741	18,741	12,500	2,227,763	9,426	18,569	27,995	18,673
9/22/2021	2,257,928	—	18,741	18,741	12,397	2,222,824	4,940	18,490	23,430	15,499
12/22/2021	2,257,928	—	18,741	18,741	12,295	2,213,531	9,293	18,449	27,742	18,200
3/22/2022	2,257,928	—	18,741	18,741	12,194	2,213,470	61	18,372	18,433	11,994
6/22/2022	2,257,928	—	18,741	18,741	12,093	2,213,470	—	18,372	18,372	11,855
9/22/2022	2,257,928	—	18,741	18,741	11,994	2,213,470	—	18,372	18,372	11,758
12/22/2022	2,257,928	—	18,741	18,741	11,895	2,213,470	—	18,372	18,372	11,661
3/22/2023	2,257,928	—	18,741	18,741	11,797	2,213,470	—	18,372	18,372	11,565
6/22/2023	2,257,928	—	18,741	18,741	11,700	2,213,470	—	18,372	18,372	11,470
9/22/2023	2,257,928	—	18,741	18,741	11,604	2,213,470	—	18,372	18,372	11,375
12/22/2023	2,257,928	—	18,741	18,741	11,508	2,213,470	—	18,372	18,372	11,282
3/22/2024	2,257,928	—	18,741	18,741	11,414	2,213,470	—	18,372	18,372	11,189
6/22/2024	2,257,928	—	18,741	18,741	11,320	2,213,470	—	18,372	18,372	11,097
9/22/2024	2,257,928	—	18,741	18,741	11,227	2,213,470	—	18,372	18,372	11,006
12/22/2024	2,257,928	—	18,741	18,741	11,134	2,213,470	—	18,372	18,372	10,915
3/22/2025	2,257,928	—	18,741	18,741	11,043	2,213,470	—	18,372	18,372	10,825
6/22/2025	2,257,928	—	18,741	18,741	10,952	2,213,470	—	18,372	18,372	10,736
9/22/2025	2,257,928	—	18,741	18,741	10,861	2,213,470	—	18,372	18,372	10,648
12/22/2025	2,257,928	—	18,741	18,741	10,772	2,213,470	—	18,372	18,372	10,560
3/22/2026	2,257,928	—	18,741	18,741	10,683	2,213,470	—	18,372	18,372	10,473
6/22/2026	2,257,928	—	18,741	18,741	10,595	2,213,470	—	18,372	18,372	10,387
9/22/2026	2,257,928	—	18,741	18,741	10,508	2,213,470	—	18,372	18,372	10,301
12/22/2026	2,257,928	—	18,741	18,741	10,422	2,213,470	—	18,372	18,372	10,217
3/22/2027	2,257,928	—	18,741	18,741	10,336	2,213,470	—	18,372	18,372	10,132
6/22/2027	2,257,928	—	18,741	18,741	10,251	2,213,470	—	18,372	18,372	10,049
9/22/2027	2,257,928	—	18,741	18,741	10,167	2,213,470	—	18,372	18,372	9,966
12/22/2027	2,257,928	—	18,741	18,741	10,083	2,213,470	—	18,372	18,372	9,884
3/22/2028	2,257,928	—	18,741	18,741	10,000	2,213,470	—	18,372	18,372	9,803
6/22/2028	2,257,928	—	18,741	18,741	9,918	2,213,470	—	18,372	18,372	9,722
9/22/2028	2,257,928	—	18,741	18,741	9,836	2,213,470	—	18,372	18,372	9,642
12/22/2028	2,257,928	—	18,741	18,741	9,755	2,213,470	—	18,372	18,372	9,563
3/22/2029	2,257,928	—	18,741	18,741	9,675	2,213,470	—	18,372	18,372	9,484
6/22/2029	2,257,928	—	18,741	18,741	9,595	2,213,470	—	18,372	18,372	9,406
9/22/2029	2,257,928	—	18,741	18,741	9,516	2,213,470	—	18,372	18,372	9,329
12/22/2029	2,257,928	—	18,741	18,741	9,438	2,213,470	—	18,372	18,372	9,252
3/22/2030	2,257,928	—	18,741	18,741	9,360	2,213,470	—	18,372	18,372	9,176
6/22/2030	2,257,928	—	18,741	18,741	9,283	2,213,470	—	18,372	18,372	9,100
9/22/2030	2,257,928	—	18,741	18,741	9,207	2,213,470	—	18,372	18,372	9,025
12/22/2030	2,257,928	—	18,741	18,741	9,131	2,213,470	—	18,372	18,372	8,951
3/22/2031	2,257,928	—	18,741	18,741	9,056	2,213,470	—	18,372	18,372	8,877
6/22/2031	2,257,928	—	18,741	18,741	8,981	2,213,470	—	18,372	18,372	8,804
9/22/2031	2,257,928	—	18,741	18,741	8,907	2,213,470	—	18,372	18,372	8,732
12/22/2031	2,257,928	—	18,741	18,741	8,834	2,213,470	—	18,372	18,372	8,660
3/22/2032	2,257,928	—	18,741	18,741	8,761	2,213,470	—	18,372	18,372	8,589
6/22/2032	2,257,928	—	18,741	18,741	8,689	2,213,470	—	18,372	18,372	8,518
9/22/2032	2,257,928	—	18,741	18,741	8,618	2,213,470	—	18,372	18,372	8,448
12/22/2032	2,257,928	—	18,741	18,741	8,547	2,213,470	—	18,372	18,372	8,378
3/22/2033	2,257,928	—	18,741	18,741	8,476	2,213,470	—	18,372	18,372	8,309
6/22/2033	2,257,928	—	18,741	18,741	8,407	2,213,470	—	18,372	18,372	8,241
9/22/2033	2,257,928	—	18,741	18,741	8,337	2,213,470	—	18,372	18,372	8,173
12/22/2033	2,257,928	—	18,741	18,741	8,269	2,213,470	—	18,372	18,372	8,106
3/22/2034	2,257,928	—	18,741	18,741	8,201	2,213,470	—	18,372	18,372	8,039
6/22/2034	2,257,928	—	18,741	18,741	8,133	2,213,470	—	18,372	18,372	7,973
9/22/2034	2,257,928	—	18,741	18,741	8,066	2,213,470	—	18,372	18,372	7,907
12/22/2034	2,257,928	—	18,741	18,741	8,000	2,213,470	—	18,372	18,372	7,842
3/22/2035	2,257,928	—	18,741	18,741	7,934	2,213,470	—	18,372	18,372	7,778
6/22/2035	2,257,928	—	18,741	18,741	7,869	2,213,470	—	18,372	18,372	7,714
9/22/2035	2,257,928	—	18,741	18,741	7,804	2,213,470	—	18,372	18,372	7,650
12/22/2035	2,257,928	—	18,741	18,741	7,740	2,213,470	—	18,372	18,372	7,587
3/22/2036	2,257,928	—	18,741	18,741	7,676	2,213,470	—	18,372	18,372	7,525
6/22/2036	2,257,928	—	18,741	18,741	7,613	2,213,470	—	18,372	18,372	7,463
9/22/2036	2,257,928	—	18,741	18,741	7,550	2,213,470	—	18,372	18,372	7,402
12/22/2036	—	2,257,928	18,741	2,276,668	909,659	—	2,213,470	18,372	2,231,842	891,748
3/22/2037	—	—	—	—	—	—	—	—	—	—
		2,526,737	2,118,259	4,644,996	2,526,887		2,526,737	2,151,935	4,776,843	2,617,035

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Equity Capital Markets Corp (FTN Equity Capital) are wholly owned subsidiaries of FTB. FFSC and FTN Equity Capital are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by FTN Equity Capital. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

Class: D-1	2 of 2	8/25/2009

Preferred Term Securities XXV

Deal Cashflows Assumptions:

		A-1	A-2	B-1	B-2	C-1	C-2	D
Prepays Constant:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Scenario 1 (Base)	Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.	Pass	Pass	Pass	Pass	Pass	Pass	Pass

Scenario 2 (Worse)	Defaults - 150 bps applied annually; 0% recovery.	Pass	Pass	Pass	Pass	Fail	Fail	Fail

Scenario 3 (Better)	Defaults - 37.5 bps applied annually; 50% recovery with 2 yr lag.	Pass	Pass	Pass	Pass	Pass	Pass	Pass

No Prepays:

Prepayments - 0% annually; 100% at maturity.

Scenario 4 (Base)	Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.	Pass	Pass	Pass	Pass	Pass	Pass	Pass

Scenario 5 (Worse)	Defaults - 150 bps applied annually; 0% recovery.	Pass	Pass	Pass	Pass	Pass	Pass	Fail

Scenario 6 (Better)	Defaults - 37.5 bps applied annually; 50% recovery with 2 yr lag.	Pass	Pass	Pass	Pass	Pass	Pass	Pass

Specific Deferrals/Defaults:

FNB-AZ ($25mm bank issuer) defaults 3/08 with a 0% recovery.

AmericanWest ($20mm bank issuer) defers 9/08 with 15% recovery in 9/10.

BankUnited ($25mm bank issuer) defers 12/08 with 15% recovery in 12/10.

HomeStreet Inc. ($15mm bank issuer) defers 12/08 with 15% recovery on 12/10.

Capital Assurance ($10mm insurance issuer) defaults 12/08 with 0% recovery.

Sturm Financial Group, Inc. ($22.5mm bank issuer) defers 3/09 with 15% recovery with 3/11.

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Equity Capital Markets Corp (FTN Equity Capital) are wholly owned subsidiaries of FTB. FFSC and FTN Equity Capital are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by FTN Equity Capital. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

© 2009 First Tennessee Bank. All rights reserved.

EITF 99-20 Other Than Temporary Impairment Cash Flow Testing

03/31/09

Input—>	Original Face:	2,500,000	2,527,007	current face
Input—>3/31	Book Value	2,526,962	100.00	book price

Floating Rate Description	Current Qtr
3M LIBOR (for all periods)	1.320000%
Spread	1.800000%
Current Coupon/Yield	3.120000%

RESULTS		Discount Rate
PV for Previous Qtr Projected Cash Flows	2,526,962	3.17%
PV for Current Qtr Projected Cash Flows	2,836,178	3.17%

Change	309,215

% Change	12.24%

Previously Projected Cashflows	December 31, 2008	Currently Projected Cashflows	March 31, 2009

Deal	Class	Description	Type	QIB	AI	Reg S
XXV	D-1	Mezzanine Floating	Floating	74042FAL5	74042FAM3	G7222UAG8

Assumptions:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Defaults - 0.75% applied annually. 15% recovery with 2 yr lag.

Specific Defaults:

FNB-AZ ($25mm bank issuer) defaults 3/08 with 0% recovery.

AmericanWest ($20mm bank issuer) defers 9/08 with 80% recovery in 9/10.

BankUnited ($25mm bank issuer) defers 12/08 with 20% recovery in 12/10.

HomeStreet Inc. ($15mm bank issuer) defers 12/08 with 50% recovery in 12/10.

Capital Assurance ($10mm insurance issuer) defers 12/08 with 50% recovery in 12/10

Projected Deferrals:

None

Assumptions:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Defaults - 0.75% applied annually. 15% recovery with 2 yr lag.

Specific Deferrals/Defaults:

First National Bank Holding Company-AZ ($25mm bank issuer) defaults 3/08 with 0% recovery.

AmericanWest Bancorporation ($20mm bank issuer) defers 9/08 with 15% recovery in 9/10.

BankUnited Financial Corporation ($25mm bank issuer) defers 12/08 with 15% recovery in 12/10.

HomeStreet Inc. ($15mm bank issuer) defers 12/08 with 15% recovery on 12/10.

Capital Assurance Corporation ($10mm insurance issuer) defaults 12/08 with 0% recovery.

Sturm Financial Group, Inc. ($22.5mm bank issuer) defers 3/09 with 15% recovery with 3/11.

Projected Deferrals:

None

				IRR	PV disc @				IRR	PV disc @
				3.17%	3.17%				3.85%	3.17%

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
Book Value——>				(2,526,962)		Book Value——>			(2,526,962)
Net PV———>					2,526,962	Net PV———>				2,836,178
3/22/2009	2,527,007					2,527,007
6/22/2009	2,552,455	(25,448)	19,711	—	—	2,546,937	(19,930)	19,711	—	—
9/22/2009	2,578,913	(26,458)	19,909	—	—	2,574,658	(27,721)	19,866	—	—
12/22/2009	2,606,069	(27,156)	20,116	—	—	2,601,582	(26,924)	20,082	—	—
3/22/2010	2,630,471	(24,403)	20,327	—	—	2,630,488	(28,906)	20,292	—	—
6/22/2010	2,649,739	(19,267)	20,518	1,250	1,202	2,657,470	(26,982)	20,518	—	—
9/22/2010	2,664,853	(15,115)	20,668	5,553	5,296	2,678,233	(20,763)	20,728	—	—
12/22/2010	2,642,834	22,019	20,786	42,805	40,502	2,694,251	(16,018)	20,890	4,872	4,610
3/22/2011	2,662,565	(19,731)	20,614	883	829	2,710,178	(15,927)	21,015	5,089	4,777
6/22/2011	2,593,650	68,915	20,768	89,683	83,526	2,732,643	(22,465)	21,139	—	—
9/22/2011	2,483,934	109,717	20,230	129,947	120,074	2,762,506	(29,864)	21,315	—	—
12/22/2011	2,466,783	17,151	19,375	36,525	33,485	2,797,936	(35,430)	21,548	—	—
3/22/2012	2,466,474	309	19,241	19,550	17,781	2,836,333	(38,397)	21,824	—	—
6/22/2012	2,457,936	8,538	19,238	27,776	25,065	2,874,570	(38,237)	22,123	—	—
9/22/2012	2,449,428	8,508	19,172	27,680	24,781	2,912,460	(37,890)	22,422	—	—
12/22/2012	2,440,785	8,643	19,106	27,748	24,647	2,948,655	(36,195)	22,717	—	—
3/22/2013	2,432,266	8,520	19,038	27,558	24,285	2,984,198	(35,543)	23,000	—	—
6/22/2013	2,423,749	8,517	18,972	27,489	24,033	3,023,934	(39,736)	23,277	—	—
9/22/2013	2,414,968	8,781	18,905	27,686	24,015	3,064,260	(40,325)	23,587	—	—
12/22/2013	2,406,282	8,686	18,837	27,523	23,686	3,106,159	(41,899)	23,901	—	—
3/22/2014	2,397,910	8,372	18,769	27,141	23,173	3,149,263	(43,104)	24,228	—	—
6/22/2014	2,389,141	8,769	18,704	27,472	23,272	3,193,191	(43,929)	24,564	—	—
9/22/2014	2,380,300	8,841	18,635	27,476	23,092	3,237,893	(44,701)	24,907	—	—
12/22/2014	2,373,672	6,628	18,566	25,195	21,008	3,283,429	(45,536)	25,256	—	—
3/22/2015	2,365,253	8,419	18,515	26,933	22,281	3,329,891	(46,462)	25,611	—	—
6/22/2015	2,358,779	6,473	18,449	24,922	20,455	3,377,373	(47,481)	25,973	—	—
9/22/2015	2,354,375	4,405	18,398	22,803	18,568	3,337,147	40,225	26,344	66,569	54,206
12/22/2015	2,350,002	4,372	18,364	22,736	18,368	3,254,595	82,552	26,030	108,582	87,720
3/22/2016	2,343,990	6,012	18,330	24,342	19,511	3,301,788	(47,193)	25,386	—	—
6/22/2016	2,339,634	4,356	18,283	22,639	18,002	3,228,779	73,009	25,754	98,763	78,536
9/22/2016	2,335,259	4,375	18,249	22,624	17,849	3,147,794	80,985	25,184	106,170	83,762
12/22/2016	2,330,885	4,374	18,215	22,589	17,681	3,066,575	81,219	24,553	105,772	82,792
3/22/2017	2,326,549	4,336	18,181	22,517	17,486	3,110,595	(44,020)	23,919	—	—
6/22/2017	2,317,503	9,046	18,147	27,193	20,951	3,029,574	81,021	24,263	105,283	81,117
9/22/2017	2,308,382	9,122	18,077	27,198	20,790	2,943,330	86,244	23,631	109,875	83,988
12/22/2017	2,299,294	9,087	18,005	27,093	20,547	2,860,690	82,640	22,958	105,598	80,083
3/22/2018	2,290,456	8,838	17,934	26,773	20,144	2,901,420	(40,730)	22,313	—	—
6/22/2018	2,281,348	9,108	17,866	26,974	20,136	2,822,397	79,023	22,631	101,654	75,884
9/22/2018	2,272,282	9,066	17,795	26,861	19,893	2,749,752	72,645	22,015	94,660	70,106
12/22/2018	2,263,117	9,165	17,724	26,888	19,757	2,668,271	81,481	21,448	102,929	75,631
3/22/2019	2,254,019	9,098	17,652	26,750	19,501	2,706,088	(37,817)	20,813	—	—
6/22/2019	2,244,874	9,145	17,581	26,726	19,330	2,637,158	68,930	21,107	90,037	65,121
9/22/2019	2,235,398	9,476	17,510	26,986	19,364	2,555,566	81,592	20,570	102,162	73,309
12/22/2019	2,226,010	9,388	17,436	26,824	19,097	2,475,209	80,357	19,933	100,290	71,399
3/22/2020	2,216,774	9,236	17,363	26,599	18,787	2,512,120	(36,910)	19,307	—	—
6/22/2020	2,212,720	4,053	17,291	21,344	14,957	2,470,662	41,458	19,595	61,052	42,783
9/22/2020	2,212,720	—	17,259	17,259	11,999	2,463,035	7,627	19,271	26,898	18,701

Class: D	1 of 2	8/25/2009

				IRR	PV disc @				IRR	PV disc @
				3.17%	3.17%				3.85%	3.17%

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
12/22/2020	2,212,720	—	17,259	17,259	11,905	2,455,402	7,633	19,212	26,845	18,517
3/22/2021	2,212,720	—	17,259	17,259	11,811	2,448,038	7,364	19,152	26,516	18,146
6/22/2021	2,212,720	—	17,259	17,259	11,718	2,440,444	7,594	19,095	26,689	18,120
9/22/2021	2,212,720	—	17,259	17,259	11,626	2,432,758	7,686	19,035	26,722	18,000
12/22/2021	2,212,720	—	17,259	17,259	11,535	2,425,062	7,696	18,976	26,672	17,825
3/22/2022	2,212,720	—	17,259	17,259	11,444	2,417,622	7,440	18,915	26,355	17,475
6/22/2022	2,212,720	—	17,259	17,259	11,354	2,409,934	7,688	18,857	26,545	17,462
9/22/2022	2,212,720	—	17,259	17,259	11,264	2,402,150	7,785	18,797	26,582	17,349
12/22/2022	2,212,720	—	17,259	17,259	11,176	2,394,361	7,789	18,737	26,526	17,176
3/22/2023	2,212,720	—	17,259	17,259	11,088	2,386,836	7,525	18,676	26,201	16,832
6/22/2023	2,212,720	—	17,259	17,259	11,000	2,379,076	7,760	18,617	26,377	16,812
9/22/2023	2,212,720	—	17,259	17,259	10,914	2,370,884	8,192	18,557	26,749	16,915
12/22/2023	2,212,720	—	17,259	17,259	10,828	2,363,031	7,853	18,493	26,346	16,529
3/22/2024	2,212,720	—	17,259	17,259	10,743	2,355,346	7,684	18,432	26,116	16,255
6/22/2024	2,212,720	—	17,259	17,259	10,658	2,348,246	7,100	18,372	25,472	15,730
9/22/2024	2,212,720	—	17,259	17,259	10,574	2,340,184	8,062	18,316	26,379	16,162
12/22/2024	2,212,720	—	17,259	17,259	10,491	2,332,233	7,951	18,253	26,204	15,928
3/22/2025	2,212,720	—	17,259	17,259	10,408	2,324,645	7,588	18,191	25,780	15,547
6/22/2025	2,212,720	—	17,259	17,259	10,327	2,316,573	8,072	18,132	26,204	15,678
9/22/2025	2,212,720	—	17,259	17,259	10,245	2,308,251	8,322	18,069	26,392	15,666
12/22/2025	2,212,720	—	17,259	17,259	10,165	2,300,197	8,054	18,004	26,059	15,347
3/22/2026	2,212,720	—	17,259	17,259	10,085	2,292,648	7,549	17,942	25,490	14,894
6/22/2026	2,212,720	—	17,259	17,259	10,005	2,284,324	8,324	17,883	26,207	15,192
9/22/2026	2,212,720	—	17,259	17,259	9,926	2,276,170	8,154	17,818	25,972	14,937
12/22/2026	2,212,720	—	17,259	17,259	9,848	2,268,022	8,148	17,754	25,902	14,780
3/22/2027	2,212,720	—	17,259	17,259	9,771	2,260,114	7,908	17,691	25,598	14,492
6/22/2027	2,212,720	—	17,259	17,259	9,694	2,251,949	8,165	17,629	25,794	14,488
9/22/2027	2,212,720	—	17,259	17,259	9,618	2,243,702	8,247	17,565	25,812	14,384
12/22/2027	2,212,720	—	17,259	17,259	9,542	2,235,466	8,236	17,501	25,737	14,229
3/22/2028	2,212,720	—	17,259	17,259	9,467	2,227,376	8,090	17,437	25,526	14,001
6/22/2028	2,212,720	—	17,259	17,259	9,392	2,219,117	8,260	17,374	25,633	13,949
9/22/2028	2,212,720	—	17,259	17,259	9,318	2,210,489	8,628	17,309	25,937	14,004
12/22/2028	2,212,720	—	17,259	17,259	9,245	2,202,161	8,328	17,242	25,569	13,696
3/22/2029	2,212,720	—	17,259	17,259	9,172	2,194,353	7,808	17,177	24,985	13,278
6/22/2029	2,212,720	—	17,259	17,259	9,100	2,185,710	8,644	17,116	25,760	13,582
9/22/2029	2,212,720	—	17,259	17,259	9,028	2,177,870	7,839	17,049	24,888	13,019
12/22/2029	2,212,720	—	17,259	17,259	8,957	2,169,446	8,424	16,987	25,411	13,188
3/22/2030	2,212,720	—	17,259	17,259	8,887	2,160,653	8,793	16,922	25,715	13,241
6/22/2030	2,212,720	—	17,259	17,259	8,817	2,152,780	7,873	16,853	24,726	12,631
9/22/2030	2,212,720	—	17,259	17,259	8,748	2,144,142	8,639	16,792	25,430	12,889
12/22/2030	2,212,720	—	17,259	17,259	8,679	2,135,598	8,544	16,724	25,269	12,706
3/22/2031	2,212,720	—	17,259	17,259	8,610	2,127,370	8,228	16,658	24,886	12,415
6/22/2031	2,212,720	—	17,259	17,259	8,543	2,118,684	8,686	16,593	25,279	12,512
9/22/2031	2,212,720	—	17,259	17,259	8,475	2,110,648	8,036	16,526	24,562	12,061
12/22/2031	2,212,720	—	17,259	17,259	8,409	2,106,307	4,341	16,463	20,804	10,136
3/22/2032	2,212,720	—	17,259	17,259	8,342	2,099,509	6,798	16,429	23,227	11,227
6/22/2032	2,212,720	—	17,259	17,259	8,277	2,095,139	4,370	16,376	20,746	9,949
9/22/2032	2,212,720	—	17,259	17,259	8,212	2,090,728	4,411	16,342	20,753	9,874
12/22/2032	2,212,720	—	17,259	17,259	8,147	2,086,324	4,403	16,308	20,711	9,776
3/22/2033	2,212,720	—	17,259	17,259	8,083	2,081,943	4,381	16,273	20,655	9,673
6/22/2033	2,212,720	—	17,259	17,259	8,019	2,077,509	4,435	16,239	20,674	9,606
9/22/2033	2,212,720	—	17,259	17,259	7,956	2,073,032	4,477	16,205	20,681	9,534
12/22/2033	2,212,720	—	17,259	17,259	7,894	2,073,032	—	16,170	16,170	7,395
3/22/2034	2,212,720	—	17,259	17,259	7,831	2,068,587	4,445	16,170	20,615	9,354
6/22/2034	2,212,720	—	17,259	17,259	7,770	2,068,317	270	16,135	16,405	7,385
9/22/2034	2,212,720	—	17,259	17,259	7,709	2,068,317	—	16,133	16,133	7,206
12/22/2034	2,212,720	—	17,259	17,259	7,648	2,068,317	—	16,133	16,133	7,149
3/22/2035	2,212,720	—	17,259	17,259	7,588	2,068,317	—	16,133	16,133	7,093
6/22/2035	2,212,720	—	17,259	17,259	7,528	2,068,317	—	16,133	16,133	7,037
9/22/2035	2,212,720	—	17,259	17,259	7,469	2,068,317	—	16,133	16,133	6,981
12/22/2035	2,212,720	—	17,259	17,259	7,410	2,068,317	—	16,133	16,133	6,926
3/22/2036	2,212,720	—	17,259	17,259	7,352	2,068,317	—	16,133	16,133	6,872
6/22/2036	2,212,720	—	17,259	17,259	7,294	2,068,317	—	16,133	16,133	6,818
9/22/2036	2,212,720	—	17,259	17,259	7,236	2,068,317	—	16,133	16,133	6,764
12/22/2036	2,212,720	—	17,259	17,259	7,179	2,068,317	—	16,133	16,133	6,711
3/22/2037	2,210,322	2,398	17,259	19,657	8,113	2,068,317	—	16,133	16,133	6,658
6/22/2037	—	2,210,322	17,241	2,227,563	912,088	—	2,068,317	16,133	2,084,450	853,490

		2,527,007	2,019,178	4,569,587	2,526,962		2,527,007	2,197,650	5,119,424	2,836,178

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Equity Capital Markets Corp (FTN Equity Capital) are wholly owned subsidiaries of FTB. FFSC and FTN Equity Capital are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by FTN Equity Capital. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

Class: D	2 of 2	8/25/2009

Preferred Term Securities XXVI

Deal Cashflows Assumptions:

		A-1	A-2	B-1	B-2	C-1	C-2	D
Prepays Constant:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Scenario 1 (Base)	Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.	Pass	Pass	Pass	Pass	Pass	Pass	Pass

Scenario 2 (Worse)	Defaults - 150 bps applied annually; 0% recovery.	Pass	Pass	Pass	Pass	Fail	Fail	Fail

Scenario 3 (Better)	Defaults - 37.5 bps applied annually; 50% recovery with 2 yr lag.	Pass	Pass	Pass	Pass	Pass	Pass	Pass

No Prepays:

Prepayments - 0% annually; 100% at maturity.

Scenario 4 (Base)	Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.	Pass	Pass	Pass	Pass	Pass	Pass	Pass

Scenario 5 (Worse)	Defaults - 150 bps applied annually; 0% recovery.	Pass	Pass	Pass	Pass	Fail	Fail	Fail

Scenario 6 (Better)	Defaults - 37.5 bps applied annually; 50% recovery with 2 yr lag.	Pass	Pass	Pass	Pass	Pass	Pass	Pass

Specific Deferrals/Defaults:

FNB-AZ ($25mm bank issuer) defaults 3/08 with 0% recovery.

First Georgia ($8mm bank issuer) defaults 6/08 with 0% recovery.

First State ($20mm bank issuer) defers 9/08 with 15% recovery in 9/10.

BankUnited ($25mm bank issuer) defers 12/08 with 15% recovery in 12/10.

America West Bank Members LC ($2mm issuer) defers 12/08 with 15% recovery 12/10.

Northwest Community ($3.5mm bank issuer) defers 12/08 with 15% recovery 12/10.

First Medicine Lodge Bancshares, Inc. ($7mm bank issuer) defers 3/09 with 15% recovery 3/11.

Sun Valley Bancorp ($5mm bank issuer) defers 3/09 with 15% recovery 3/11.

FirstFed Financial Corp ($28.5mm bank issuer) defers 3/09 with 15% recovery 3/11.

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Equity Capital Markets Corp (FTN Equity Capital) are wholly owned subsidiaries of FTB. FFSC and FTN Equity Capital are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by FTN Equity Capital. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

© 2009 First Tennessee Bank. All rights reserved.

EITF 99-20 Other Than Temporary Impairment Cash Flow Testing

03/31/09

Input——>	Original Face:	2,000,000	2,051,582	current face
Input—>3/31	Book Value	2,051,916	100.02	book price

Floating Rate Description	Current Qtr
3M LIBOR (for all periods)	1.320000%
Spread	1.700000%
Current Coupon/Yield	3.020000%

RESULTS		Discount Rate
PV for Previous Qtr Projected Cash Flows	2,051,916	3.07%
PV for Current Qtr Projected Cash Flows	2,312,946	3.07%

Change	261,029

% Change	12.72%

Previously Projected Cashflows	December 31, 2008	Currently Projected Cashflows	March 31, 2009

Deal	Class	Description	Type	QIB	AI	Reg S
XXVI	D	Mezzanine Floating	Floating	74042QAL1	74042QAM9	G72219AG6

Assumptions:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Defaults - 0.75% applied annually. 15% recovery with 2 yr lag.

Specific Defaults:

FNB-AZ ($25mm bank issuer) default 3/08 with 0% recovery.

First Georgia ($8mm bank issuer) deferral 6/08 with 0% recovery.

First State ($20mm bank issuer) deferral 9/08 with 80% recovery 9/10.

BankUnited ($25mm bank issuer) deferral 12/08 with 20% recovery 12/10.

America West Bank Members LC ($2mm issuer) deferral 12/08 with 50% recovery 12/10.

Northwest Community ($3.5mm bank issuer) deferral 12/08 with 50% recovery 12/10.

Projected Deferrals:

None

Assumptions:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Defaults - 0.75% applied annually. 15% recovery with 2 yr lag.

Specific Deferrals/Defaults:

First National Bank Holding Company-AZ ($25mm bank issuer) defaults 3/08 with 0% recovery.

First Georgia Community Corp. ($8mm bank issuer) defaults 6/08 with 0% recovery.

First State Bancorporation ($20mm bank issuer) defers 9/08 with 15% recovery in 9/10.

BankUnited Financial Corporation ($25mm bank issuer) defers 12/08 with 15% recovery in 12/10.

America West Bank Members LC ($2mm issuer) defers 12/08 with 15% recovery 12/10.

Northwest Community Bancorp ($3.5mm bank issuer) defers 12/08 with 15% recovery 12/10.

First Medicine Lodge Bancshares, Inc. ($7mm bank issuer) defers 3/09 with 15% recovery 3/11.

Sun Valley Bancorp ($5mm bank issuer) defers 3/09 with 15% recovery 3/11.

FirstFed Financial Corp ($28.5mm bank issuer) defers 3/09 with 15% recovery 3/11.

Projected Deferrals:

None

				IRR	PV disc @				IRR	PV disc @
				3.07%	3.07%				3.75%	3.07%

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
Book Value ——>				(2,051,916)		Book Value——>			(2,051,916)
Net PV ———>					2,051,916	Net PV———>				2,312,946
3/22/2009	2,051,582					2,051,582
6/22/2009	2,071,723	(20,141)	15,489	—	—	2,067,243	(15,662)	15,489	—	—
9/22/2009	2,092,669	(20,946)	15,642	—	—	2,089,215	(21,972)	15,608	—	—
12/22/2009	2,114,175	(21,507)	15,800	—	—	2,110,534	(21,319)	15,774	—	—
3/22/2010	2,133,443	(19,268)	15,962	—	—	2,133,457	(22,923)	15,935	—	—
6/22/2010	2,148,525	(15,081)	16,107	1,026	988	2,154,795	(21,339)	16,108	—	—
9/22/2010	2,160,231	(11,707)	16,221	4,515	4,312	2,171,080	(16,285)	16,269	—	—
12/22/2010	2,062,164	98,067	16,310	114,377	108,413	2,183,516	(12,436)	16,392	3,956	3,750
3/22/2011	1,985,630	76,534	15,569	92,103	86,636	2,195,878	(12,362)	16,486	4,124	3,879
6/22/2011	1,978,955	6,674	14,992	21,666	20,224	2,213,519	(17,641)	16,579	—	—
9/22/2011	1,972,226	6,730	14,941	21,671	20,075	2,237,143	(23,625)	16,712	—	—
12/22/2011	1,965,380	6,846	14,890	21,736	19,982	2,265,270	(28,126)	16,890	—	—
3/22/2012	1,958,451	6,929	14,839	21,768	19,858	2,295,784	(30,515)	17,103	—	—
6/22/2012	1,951,558	6,893	14,786	21,680	19,627	2,326,147	(30,363)	17,333	—	—
9/22/2012	1,944,942	6,615	14,734	21,350	19,181	2,356,201	(30,054)	17,562	—	—
12/22/2012	1,938,159	6,784	14,684	21,468	19,141	2,384,888	(28,686)	17,789	—	—
3/22/2013	1,934,383	3,776	14,633	18,409	16,288	2,413,052	(28,164)	18,006	—	—
6/22/2013	1,927,679	6,704	14,605	21,309	18,710	2,444,553	(31,501)	18,219	—	—
9/22/2013	1,923,098	4,581	14,554	19,135	16,673	2,476,534	(31,981)	18,456	—	—
12/22/2013	1,919,591	3,506	14,519	18,026	15,587	2,509,771	(33,237)	18,698	—	—
3/22/2014	1,916,189	3,403	14,493	17,896	15,357	2,543,965	(34,193)	18,949	—	—
6/22/2014	1,911,417	4,772	14,467	19,239	16,384	2,578,807	(34,842)	19,207	—	—
9/22/2014	1,907,977	3,439	14,431	17,871	15,102	2,614,255	(35,449)	19,470	—	—
12/22/2014	1,904,491	3,486	14,405	17,892	15,005	2,650,360	(36,105)	19,738	—	—
3/22/2015	1,901,128	3,363	14,379	17,741	14,766	2,687,194	(36,834)	20,010	—	—
6/22/2015	1,897,564	3,564	14,354	17,917	14,798	2,724,832	(37,638)	20,288	—	—
9/22/2015	1,894,194	3,371	14,327	17,697	14,505	2,763,690	(38,857)	20,572	—	—
12/22/2015	1,890,729	3,465	14,301	17,766	14,450	2,734,461	29,228	20,866	50,094	40,746
3/22/2016	1,887,346	3,383	14,275	17,658	14,253	2,688,499	45,963	20,645	66,608	53,764
6/22/2016	1,883,826	3,520	14,249	17,770	14,234	2,727,336	(38,837)	20,298	—	—
9/22/2016	1,880,501	3,325	14,223	17,548	13,949	2,683,687	43,649	20,591	64,241	51,067
12/22/2016	1,877,069	3,432	14,198	17,630	13,908	2,607,644	76,042	20,262	96,304	75,971
3/22/2017	1,873,777	3,291	14,172	17,463	13,671	2,563,070	44,574	19,688	64,262	50,308
6/22/2017	1,870,128	3,649	14,147	17,796	13,825	2,599,879	(36,809)	19,351	—	—
9/22/2017	1,863,289	6,839	14,119	20,959	16,159	2,551,296	48,583	19,629	68,212	52,589
12/22/2017	1,856,152	7,137	14,068	21,205	16,224	2,474,752	76,544	19,262	95,806	73,301
3/22/2018	1,849,331	6,821	14,014	20,835	15,819	2,433,010	41,742	18,684	60,427	45,880
6/22/2018	1,842,194	7,137	13,962	21,099	15,898	2,453,342	(20,332)	18,369	—	—
9/22/2018	1,835,417	6,777	13,909	20,686	15,468	2,416,674	36,668	18,523	55,191	41,268
12/22/2018	1,828,244	7,173	13,857	21,030	15,605	2,341,594	75,079	18,246	93,325	69,250
3/22/2019	1,821,311	6,933	13,803	20,737	15,270	2,290,151	51,443	17,679	69,122	50,900
6/22/2019	1,814,147	7,164	13,751	20,915	15,284	2,324,490	(34,338)	17,291	—	—
9/22/2019	1,807,108	7,039	13,697	20,736	15,038	2,280,781	43,708	17,550	61,258	44,424
12/22/2019	1,799,723	7,385	13,644	21,029	15,134	2,207,104	73,678	17,220	90,898	65,416

Class: D-1	1 of 2	8/25/2009

				IRR	PV disc @				IRR	PV disc @
				3.07%	3.07%				3.75%	3.07%

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
3/22/2020	1,794,107	5,616	13,588	19,204	13,715	2,163,318	43,786	16,664	60,449	43,172
6/22/2020	1,786,644	7,462	13,546	21,008	14,889	2,187,151	(23,834)	16,333	—	—
9/22/2020	1,785,142	1,502	13,489	14,991	10,544	2,145,025	42,126	16,513	58,639	41,243
12/22/2020	1,785,142	—	13,478	13,478	9,407	2,071,797	73,228	16,195	89,423	62,416
3/22/2021	1,785,142	—	13,478	13,478	9,336	2,029,167	42,630	15,642	58,272	40,363
6/22/2021	1,785,142	—	13,478	13,478	9,264	2,053,513	(24,346)	15,320	—	—
9/22/2021	1,785,142	—	13,478	13,478	9,194	2,011,605	41,908	15,504	57,412	39,164
12/22/2021	1,785,142	—	13,478	13,478	9,124	1,982,492	29,112	15,188	44,300	29,989
3/22/2022	1,785,142	—	13,478	13,478	9,054	1,978,364	4,129	14,968	19,096	12,829
6/22/2022	1,785,142	—	13,478	13,478	8,985	1,972,589	5,775	14,937	20,711	13,808
9/22/2022	1,785,142	—	13,478	13,478	8,917	1,968,464	4,125	14,893	19,018	12,582
12/22/2022	1,785,142	—	13,478	13,478	8,849	1,961,269	7,195	14,862	22,057	14,481
3/22/2023	1,785,142	—	13,478	13,478	8,781	1,957,139	4,130	14,808	18,938	12,339
6/22/2023	1,785,142	—	13,478	13,478	8,714	1,949,992	7,146	14,776	21,923	14,175
9/22/2023	1,785,142	—	13,478	13,478	8,648	1,945,592	4,400	14,722	19,122	12,270
12/22/2023	1,785,142	—	13,478	13,478	8,582	1,938,365	7,227	14,689	21,916	13,955
3/22/2024	1,785,142	—	13,478	13,478	8,517	1,934,170	4,195	14,635	18,830	11,899
6/22/2024	1,785,142	—	13,478	13,478	8,452	1,927,578	6,592	14,603	21,195	13,291
9/22/2024	1,785,142	—	13,478	13,478	8,387	1,923,344	4,233	14,553	18,787	11,691
12/22/2024	1,785,142	—	13,478	13,478	8,323	1,916,049	7,296	14,521	21,817	13,473
3/22/2025	1,785,142	—	13,478	13,478	8,260	1,911,953	4,095	14,466	18,562	11,376
6/22/2025	1,785,142	—	13,478	13,478	8,197	1,904,607	7,346	14,435	21,782	13,247
9/22/2025	1,785,142	—	13,478	13,478	8,135	1,900,208	4,399	14,380	18,779	11,334
12/22/2025	1,785,142	—	13,478	13,478	8,073	1,892,836	7,372	14,347	21,719	13,008
3/22/2026	1,785,142	—	13,478	13,478	8,011	1,888,816	4,020	14,291	18,311	10,884
6/22/2026	1,785,142	—	13,478	13,478	7,950	1,881,297	7,519	14,261	21,780	12,847
9/22/2026	1,785,142	—	13,478	13,478	7,889	1,877,082	4,214	14,204	18,418	10,781
12/22/2026	1,785,142	—	13,478	13,478	7,829	1,869,628	7,454	14,172	21,626	12,563
3/22/2027	1,785,142	—	13,478	13,478	7,770	1,865,413	4,215	14,116	18,330	10,567
6/22/2027	1,785,142	—	13,478	13,478	7,710	1,858,029	7,384	14,084	21,468	12,281
9/22/2027	1,785,142	—	13,478	13,478	7,652	1,853,770	4,260	14,028	18,288	10,382
12/22/2027	1,785,142	—	13,478	13,478	7,593	1,846,300	7,470	13,996	21,466	12,094
3/22/2028	1,785,142	—	13,478	13,478	7,535	1,842,015	4,285	13,940	18,225	10,189
6/22/2028	1,785,142	—	13,478	13,478	7,478	1,834,544	7,470	13,907	21,377	11,861
9/22/2028	1,785,142	—	13,478	13,478	7,421	1,830,044	4,500	13,851	18,351	10,104
12/22/2028	1,785,142	—	13,478	13,478	7,365	1,822,520	7,524	13,817	21,341	11,661
3/22/2029	1,785,142	—	13,478	13,478	7,308	1,818,523	3,998	13,760	17,758	9,629
6/22/2029	1,785,142	—	13,478	13,478	7,253	1,810,781	7,742	13,730	21,472	11,554
9/22/2029	1,785,142	—	13,478	13,478	7,197	1,807,006	3,775	13,671	17,446	9,317
12/22/2029	1,785,142	—	13,478	13,478	7,143	1,799,441	7,565	13,643	21,207	11,239
3/22/2030	1,785,142	—	13,478	13,478	7,088	1,794,689	4,752	13,586	18,338	9,644
6/22/2030	1,785,142	—	13,478	13,478	7,034	1,787,640	7,050	13,550	20,600	10,751
9/22/2030	1,785,142	—	13,478	13,478	6,981	1,783,296	4,344	13,497	17,840	9,240
12/22/2030	1,785,142	—	13,478	13,478	6,927	1,775,674	7,622	13,464	21,086	10,838
3/22/2031	1,785,142	—	13,478	13,478	6,875	1,771,456	4,218	13,406	17,624	8,989
6/22/2031	1,785,142	—	13,478	13,478	6,822	1,763,795	7,661	13,374	21,035	10,648
9/22/2031	1,785,142	—	13,478	13,478	6,770	1,759,305	4,490	13,317	17,806	8,944
12/22/2031	1,785,142	—	13,478	13,478	6,719	1,751,607	7,698	13,283	20,981	10,459
3/22/2032	1,785,142	—	13,478	13,478	6,667	1,747,216	4,391	13,225	17,615	8,714
6/22/2032	1,785,142	—	13,478	13,478	6,617	1,739,552	7,664	13,191	20,856	10,238
9/22/2032	1,785,142	—	13,478	13,478	6,566	1,735,186	4,366	13,134	17,500	8,526
12/22/2032	1,785,142	—	13,478	13,478	6,516	1,727,421	7,765	13,101	20,866	10,088
3/22/2033	1,785,142	—	13,478	13,478	6,466	1,723,086	4,335	13,042	17,377	8,337
6/22/2033	1,785,142	—	13,478	13,478	6,417	1,715,306	7,780	13,009	20,789	9,898
9/22/2033	1,785,142	—	13,478	13,478	6,368	1,710,928	4,378	12,951	17,329	8,188
12/22/2033	1,785,142	—	13,478	13,478	6,320	1,703,074	7,854	12,918	20,772	9,740
3/22/2034	1,785,142	—	13,478	13,478	6,272	1,698,680	4,394	12,858	17,252	8,028
6/22/2034	1,785,142	—	13,478	13,478	6,224	1,690,818	7,862	12,825	20,687	9,553
9/22/2034	1,785,142	—	13,478	13,478	6,176	1,685,534	5,284	12,766	18,050	8,271
12/22/2034	1,785,142	—	13,478	13,478	6,129	1,679,224	6,310	12,726	19,036	8,657
3/22/2035	1,785,142	—	13,478	13,478	6,083	1,673,158	6,066	12,678	18,744	8,459
6/22/2035	1,785,142	—	13,478	13,478	6,036	1,666,595	6,563	12,632	19,196	8,597
9/22/2035	1,785,142	—	13,478	13,478	5,990	1,660,696	5,899	12,583	18,482	8,214
12/22/2035	1,785,142	—	13,478	13,478	5,944	1,655,887	4,809	12,538	17,347	7,651
3/22/2036	1,785,142	—	13,478	13,478	5,899	1,652,649	3,238	12,502	15,740	6,889
6/22/2036	1,785,142	—	13,478	13,478	5,854	1,648,021	4,628	12,478	17,105	7,430
9/22/2036	1,785,142	—	13,478	13,478	5,810	1,644,677	3,345	12,443	15,787	6,805
12/22/2036	1,785,142	—	13,478	13,478	5,765	1,641,116	3,561	12,417	15,978	6,835
3/22/2037	1,785,142	—	13,478	13,478	5,721	1,637,635	3,481	12,390	15,872	6,738
6/22/2037	1,785,142	—	13,478	13,478	5,678	1,630,638	6,996	12,364	19,360	8,156
9/22/2037	—	1,785,142	13,478	1,798,620	751,929	—	1,630,638	12,311	1,642,950	686,850

		2,051,582	1,585,638	3,656,189	2,051,916		2,051,582	1,769,776	4,153,439	2,312,946
Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Equity Capital Markets Corp (FTN Equity Capital) are wholly owned subsidiaries of FTB. FFSC and FTN Equity Capital are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by FTN Equity Capital. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

Class: D-1	2 of 2	8/25/2009

Preferred Term Securities XXVII

Deal Cashflows Assumptions:

		A-1	A-2	B	C-1	C-2	D
Prepays Constant:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Scenario 1 (Base)	Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.	Pass	Pass	Pass	Pass	Pass	Pass

Scenario 2 (Worse)	Defaults - 150 bps applied annually; 0% recovery.	Pass	Pass	Pass	Pass	Pass	Fail

Scenario 3 (Better)	Defaults - 37.5 bps applied annually; 50% recovery with 2 yr lag.	Pass	Pass	Pass	Pass	Pass	Pass

No Prepays:

Prepayments - 0% annually; 100% at maturity.

Scenario 4 (Base)	Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.	Pass	Pass	Pass	Pass	Pass	Pass

Scenario 5 (Worse)	Defaults - 150 bps applied annually; 0% recovery.	Pass	Pass	Pass	Pass	Pass	Fail

Scenario 6 (Better)	Defaults - 37.5 bps applied annually; 50% recovery with 2 yr lag.	Pass	Pass	Pass	Pass	Pass	Pass

Specific Deferrals/Defaults:

BankUnited ($7.5mm bank issuer) defers 12/08 with 15% recovery in 12/10.

Riverside Banking ($5mm bank issuer) defers 12/08 with 15% recovery in 12/10.

BankAtlantic Bancorp, Inc. ($5mm bank issuer) defers 3/09 with 15% recovery in 3/11.

Liberty First Bancshares, Inc. ($5mm bank issuer) defers 3/09 with 15% recovery in 3/11.

CCB Financial Corporation ($5mm bank issuer) defers 3/09 with 15% recovery in 3/11.

FirstFed Financial Corp ($7mm bank issuer) defers 3/09 with 15% recovery in 3/11.

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Equity Capital Markets Corp (FTN Equity Capital) are wholly owned subsidiaries of FTB. FFSC and FTN Equity Capital are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by FTN Equity Capital. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

© 2009 First Tennessee Bank. All rights reserved.

EITF 99-20 Other Than Temporary Impairment Cash Flow Testing

03/31/09

Input—>	Original Face:	1,000,000	993,542	current face
Input—> 3/31	Book Value	907,521	91.34	book price

Floating Rate Description	Current Qtr
3M LIBOR (for all periods)	1.320000%
Spread	0.300000%
Current Coupon/Yield	1.620000%

RESULTS		Discount Rate
PV for Previous Qtr Projected Cash Flows	907,521	2.48%
PV for Current Qtr Projected Cash Flows	899,728	2.48%

Change	(7,793)

% Change	-0.86%

Previously Projected Cashflows	December 31, 2008	Currently Projected Cashflows	March 31, 2009

Deal	Class	Description	Type	QIB	AI	Reg S
XXVII	A-1	Senior Floating	Floating	74042TAA9	74042TAB7	G7222BAA3

Assumptions:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Defaults - 0.75% applied annually. 15% recovery with 2 yr lag.

Specific Defaults:

BankUnited ($7.5mm bank issuer) defers 12/08 with 20% recovery in 12/10.

Riverside Banking ($5mm bank issuer) defers 1/08 with 50% recovery in 12/10.

Projected Deferrals:

None.

Assumptions:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Defaults - 0.75% applied annually. 15% recovery with 2 yr lag.

Specific Deferrals/Defaults:

BankUnited Financial Corporation ($7.5mm bank issuer) defers 12/08 with 15% recovery in 12/10.

Riverside Banking Company ($5mm bank issuer) defers 12/08 with 15% recovery in 12/10.

BankAtlantic Bancorp, Inc. ($5mm bank issuer) defers 3/09 with 15% recovery in 3/11.

Liberty First Bancshares, Inc. ($5mm bank issuer) defers 3/09 with 15% recovery in 3/11.

CCB Financial Corporation ($5mm bank issuer) defers 3/09 with 15% recovery in 3/11.

FirstFed Financial Corp ($7mm bank issuer) defers 3/09 with 15% recovery in 3/11.

Projected Deferrals:

None.

				IRR	PV disc @				IRR	PV disc @
				2.48%	2.48%				2.40%	2.48%

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
Book Value——>				(907,521)		Book Value——>			(907,521)
Net PV———>					907,521	Net PV———>				899,728
3/22/2009	993,542					993,542
6/22/2009	989,128	4,413	4,024	8,437	8,385	990,290	3,252	4,024	7,275	7,231
9/22/2009	985,868	3,261	4,006	7,267	7,178	987,072	3,218	4,011	7,229	7,140
12/22/2009	982,582	3,286	3,993	7,279	7,145	983,778	3,294	3,998	7,292	7,158
3/22/2010	979,218	3,363	3,979	7,343	7,163	980,453	3,325	3,984	7,309	7,131
6/22/2010	977,108	2,111	3,966	6,076	5,892	977,101	3,352	3,971	7,323	7,101
9/22/2010	973,837	3,271	3,957	7,228	6,965	973,970	3,131	3,957	7,088	6,830
12/22/2010	948,842	24,995	3,944	28,939	27,715	960,010	13,959	3,945	17,904	17,146
3/22/2011	947,237	1,605	3,843	5,448	5,185	937,769	22,242	3,888	26,130	24,870
6/22/2011	945,602	1,635	3,836	5,471	5,175	934,652	3,117	3,798	6,914	6,541
9/22/2011	941,928	3,674	3,830	7,504	7,054	929,456	5,196	3,785	8,981	8,443
12/22/2011	940,284	1,644	3,815	5,459	5,100	925,934	3,522	3,764	7,286	6,808
3/22/2012	938,626	1,658	3,808	5,466	5,075	922,244	3,690	3,750	7,440	6,909
6/22/2012	936,966	1,660	3,801	5,462	5,040	918,526	3,718	3,735	7,453	6,878
9/22/2012	843,703	93,263	3,795	97,057	89,017	829,527	88,999	3,720	92,719	85,038
12/22/2012	842,282	1,421	3,417	4,838	4,410	826,068	3,459	3,360	6,819	6,215
3/22/2013	840,733	1,549	3,411	4,961	4,494	822,381	3,687	3,346	7,032	6,371
6/22/2013	839,223	1,510	3,405	4,915	4,425	818,743	3,638	3,331	6,969	6,274
9/22/2013	801,881	37,342	3,399	40,741	36,454	781,699	37,044	3,316	40,360	36,113
12/22/2013	800,427	1,453	3,248	4,701	4,180	780,176	1,522	3,166	4,688	4,169
3/22/2014	799,012	1,416	3,242	4,657	4,116	780,176	—	3,160	3,160	2,793
6/22/2014	797,519	1,493	3,236	4,729	4,154	780,176	—	3,160	3,160	2,775
9/22/2014	761,200	36,319	3,230	39,549	34,524	744,156	36,021	3,160	39,180	34,202
12/22/2014	759,821	1,379	3,083	4,462	3,871	744,025	131	3,014	3,144	2,728
3/22/2015	758,482	1,339	3,077	4,416	3,807	744,025	—	3,013	3,013	2,598
6/22/2015	757,067	1,416	3,072	4,488	3,846	744,025	—	3,013	3,013	2,582
9/22/2015	721,863	35,203	3,066	38,269	32,591	709,173	34,852	3,013	37,865	32,247
12/22/2015	720,556	1,307	2,924	4,231	3,581	708,978	195	2,872	3,067	2,596
3/22/2016	719,256	1,300	2,918	4,218	3,548	708,978	—	2,871	2,871	2,415
6/22/2016	717,929	1,327	2,913	4,240	3,545	708,978	—	2,871	2,871	2,400
9/22/2016	683,727	34,202	2,908	37,110	30,833	675,161	33,817	2,871	36,688	30,482
12/22/2016	682,493	1,234	2,769	4,003	3,306	674,977	184	2,734	2,919	2,410
3/22/2017	681,283	1,209	2,764	3,973	3,261	673,699	1,278	2,734	4,012	3,292
6/22/2017	645,800	35,484	2,759	38,243	31,191	671,837	1,861	2,728	4,590	3,743
9/22/2017	604,787	41,013	2,615	43,628	35,364	633,137	38,701	2,721	41,421	33,575
12/22/2017	602,549	2,237	2,449	4,687	3,776	631,353	1,784	2,564	4,348	3,503
3/22/2018	600,355	2,195	2,440	4,635	3,711	629,623	1,730	2,557	4,287	3,433
6/22/2018	598,077	2,278	2,431	4,709	3,747	627,803	1,819	2,550	4,369	3,477
9/22/2018	565,462	32,615	2,422	35,038	27,707	597,189	30,614	2,543	33,157	26,220
12/22/2018	563,334	2,128	2,290	4,418	3,472	595,504	1,685	2,419	4,103	3,225
3/22/2019	560,641	2,693	2,282	4,974	3,885	593,776	1,728	2,412	4,140	3,233
6/22/2019	557,588	3,053	2,271	5,324	4,133	592,133	1,644	2,405	4,048	3,143
9/22/2019	525,550	32,037	2,258	34,296	26,459	562,272	29,861	2,398	32,259	24,888
12/22/2019	522,510	3,040	2,128	5,169	3,963	560,668	1,604	2,277	3,881	2,976
3/22/2020	519,526	2,984	2,116	5,100	3,886	559,090	1,577	2,271	3,848	2,932
6/22/2020	516,397	3,129	2,104	5,233	3,963	557,393	1,697	2,264	3,962	3,000

Class: A-1	1 of 2	8/25/2009

				IRR	PV disc @				IRR	PV disc @
				2.48%	2.48%				2.40%	2.48%

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
9/22/2020	484,631	31,766	2,091	33,858	25,483	528,423	28,970	2,257	31,227	23,504
12/22/2020	481,677	2,954	1,963	4,917	3,678	526,882	1,541	2,140	3,681	2,753
3/22/2021	478,800	2,878	1,951	4,829	3,590	525,389	1,493	2,134	3,627	2,697
6/22/2021	475,807	2,993	1,939	4,932	3,644	523,810	1,579	2,128	3,707	2,739
9/22/2021	444,911	30,896	1,927	32,823	24,102	495,665	28,145	2,121	30,266	22,224
12/22/2021	442,016	2,895	1,802	4,697	3,428	494,191	1,474	2,007	3,482	2,541
3/22/2022	439,238	2,778	1,790	4,568	3,313	492,765	1,426	2,001	3,428	2,486
6/22/2022	436,317	2,921	1,779	4,700	3,388	491,249	1,516	1,996	3,511	2,531
9/22/2022	389,723	46,593	1,767	48,360	34,644	447,337	43,912	1,990	45,902	32,883
12/22/2022	386,966	2,757	1,578	4,335	3,087	445,978	1,359	1,812	3,171	2,257
3/22/2023	384,309	2,657	1,567	4,225	2,989	444,664	1,314	1,806	3,120	2,208
6/22/2023	381,495	2,814	1,556	4,370	3,073	443,281	1,383	1,801	3,184	2,239
9/22/2023	352,669	28,826	1,545	30,371	21,226	417,116	26,166	1,795	27,961	19,542
12/22/2023	349,979	2,690	1,428	4,118	2,861	415,818	1,298	1,689	2,987	2,075
3/22/2024	347,371	2,607	1,417	4,025	2,778	414,572	1,246	1,684	2,930	2,022
6/22/2024	344,707	2,664	1,407	4,071	2,793	413,299	1,273	1,679	2,952	2,025
9/22/2024	316,663	28,044	1,396	29,440	20,074	387,853	25,447	1,674	27,121	18,492
12/22/2024	314,061	2,601	1,282	3,884	2,632	386,627	1,226	1,571	2,796	1,895
3/22/2025	311,610	2,452	1,272	3,724	2,508	385,479	1,148	1,566	2,714	1,828
6/22/2025	308,955	2,655	1,262	3,917	2,621	384,194	1,285	1,561	2,846	1,905
9/22/2025	281,715	27,240	1,251	28,492	18,952	359,481	24,713	1,556	26,269	17,474
12/22/2025	279,209	2,506	1,141	3,647	2,411	358,317	1,164	1,456	2,620	1,732
3/22/2026	276,856	2,353	1,131	3,484	2,289	357,232	1,085	1,451	2,536	1,666
6/22/2026	274,302	2,554	1,121	3,675	2,400	356,018	1,214	1,447	2,660	1,737
9/22/2026	247,871	26,431	1,111	27,542	17,874	332,043	23,975	1,442	25,417	16,495
12/22/2026	245,460	2,411	1,004	3,415	2,203	330,946	1,097	1,345	2,442	1,575
3/22/2027	243,170	2,290	994	3,284	2,105	329,906	1,040	1,340	2,380	1,526
6/22/2027	240,745	2,425	985	3,410	2,172	328,784	1,122	1,336	2,458	1,566
9/22/2027	215,070	25,675	975	26,650	16,873	305,503	23,280	1,332	24,612	15,582
12/22/2027	212,741	2,329	871	3,200	2,014	304,474	1,029	1,237	2,266	1,426
3/22/2028	210,534	2,207	862	3,068	1,919	303,493	981	1,233	2,214	1,384
6/22/2028	208,186	2,348	853	3,201	1,989	302,439	1,055	1,229	2,284	1,419
9/22/2028	176,193	31,993	843	32,836	20,282	272,786	29,653	1,225	30,878	19,072
12/22/2028	174,017	2,177	714	2,890	1,774	271,868	917	1,105	2,022	1,241
3/22/2029	171,849	2,168	705	2,873	1,753	270,957	911	1,101	2,012	1,228
6/22/2029	169,639	2,210	696	2,906	1,762	270,021	936	1,097	2,033	1,233
9/22/2029	145,527	24,112	687	24,799	14,944	248,251	21,770	1,094	22,864	13,778
12/22/2029	143,412	2,115	589	2,704	1,620	247,405	846	1,005	1,851	1,109
3/22/2030	141,266	2,146	581	2,727	1,623	246,530	875	1,002	1,877	1,117
6/22/2030	139,162	2,104	572	2,676	1,583	245,687	843	998	1,841	1,089
9/22/2030	115,654	23,508	564	24,072	14,151	224,510	21,177	995	22,172	13,035
12/22/2030	113,600	2,054	468	2,522	1,474	223,726	784	909	1,693	989
3/22/2031	111,577	2,023	460	2,483	1,442	222,625	1,101	906	2,008	1,166
6/22/2031	109,472	2,105	452	2,557	1,475	221,235	1,390	902	2,292	1,323
9/22/2031	86,613	22,859	443	23,303	13,365	200,405	20,830	896	21,726	12,461
12/22/2031	84,618	1,995	351	2,346	1,337	199,117	1,288	812	2,099	1,197
3/22/2032	82,614	2,004	343	2,347	1,329	197,821	1,297	806	2,103	1,192
6/22/2032	80,585	2,029	335	2,363	1,331	196,506	1,315	801	2,116	1,191
9/22/2032	58,377	22,208	326	22,535	12,609	176,038	20,467	796	21,263	11,898
12/22/2032	56,432	1,945	236	2,182	1,213	174,807	1,231	713	1,944	1,081
3/22/2033	54,506	1,925	229	2,154	1,190	173,578	1,229	708	1,937	1,071
6/22/2033	52,535	1,971	221	2,192	1,204	171,743	1,835	703	2,538	1,394
9/22/2033	30,939	21,596	213	21,808	11,905	151,864	19,878	696	20,574	11,231
12/22/2033	29,060	1,880	125	2,005	1,088	150,614	1,250	615	1,865	1,012
3/22/2034	27,189	1,871	118	1,988	1,072	148,819	1,795	610	2,405	1,297
6/22/2034	25,274	1,915	110	2,026	1,085	147,006	1,813	603	2,416	1,295
9/22/2034	4,274	21,000	102	21,102	11,238	127,401	19,605	595	20,200	10,758
12/22/2034	2,447	1,826	17	1,844	976	125,648	1,754	516	2,270	1,201
3/22/2035	627	1,820	10	1,830	963	123,911	1,736	509	2,245	1,181
6/22/2035	—	627	3	630	329	122,133	1,779	502	2,281	1,192
9/22/2035	—	—	—	—	—	102,778	19,355	495	19,850	10,313
12/22/2035	—	—	—	—	—	101,075	1,702	416	2,119	1,094
3/22/2036	—	—	—	—	—	99,362	1,713	409	2,122	1,089
6/22/2036	—	—	—	—	—	97,596	1,767	402	2,169	1,106
9/22/2036	—	—	—	—	—	78,621	18,975	395	19,370	9,819
12/22/2036	—	—	—	—	—	76,908	1,713	318	2,031	1,023
3/22/2037	—	—	—	—	—	64,579	12,329	311	12,640	6,329
6/22/2037	—	—	—	—	—	1,186	63,393	262	63,655	31,674
9/22/2037	—	—	—	—	—	—	1,186	5	1,191	589
12/22/2037	—	—	—	—	—	—	—	—	—	—

		993,542	196,777	1,190,319	907,521		993,542	221,495	1,215,036	899,728

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Equity Capital Markets Corp (FTN Equity Capital) are wholly owned subsidiaries of FTB. FFSC and FTN Equity Capital are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by FTN Equity Capital. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

Class: A-1	2 of 2	8/25/2009

EITF 99-20 Other Than Temporary Impairment Cash Flow Testing

03/31/09

Input—>	Original Face:	4,000,000	4,025,481	current face
Input—> 3/31	Book Value	3,758,825	93.38	book price

Floating Rate Description	Current Qtr
3M LIBOR (for all periods)	1.320000%
Spread	1.750000%
Current Coupon/Yield	3.070000%

RESULTS		Discount Rate
PV for Previous Qtr Projected Cash Flows	3,758,825	3.47%
PV for Current Qtr Projected Cash Flows	4,043,630	3.47%

Change	284,805

% Change	7.58%

Previously Projected Cashflows	December 31, 2008	Currently Projected Cashflows	March 31, 2009

Deal	Class	Description	Type	QIB	AI	Reg S
XXVII	D	Mezzanine Floating	Floating	74042TAN1	74042TAP6	G7222BAG0

Assumptions:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Defaults - 0.75% applied annually. 15% recovery with 2 yr lag.

Specific Defaults:

BankUnited ($7.5mm bank issuer) defers 12/08 with 20% recovery in 12/10. Riverside Banking ($5mm bank issuer) defers 1/08 with 50% recovery in 12/10. Projected Deferrals: None.

Assumptions:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Defaults - 0.75% applied annually. 15% recovery with 2 yr lag.

Specific Deferrals/Defaults:

BankUnited Financial Corporation ($7.5mm bank issuer) defers 12/08 with 15% recovery in 12/10.

Riverside Banking Company ($5mm bank issuer) defers 12/08 with 15% recovery in 12/10.

BankAtlantic Bancorp, Inc. ($5mm bank issuer) defers 3/09 with 15% recovery in 3/11.

Liberty First Bancshares, Inc. ($5mm bank issuer) defers 3/09 with 15% recovery in 3/11.

CCB Financial Corporation ($5mm bank issuer) defers 3/09 with 15% recovery in 3/11.

FirstFed Financial Corp ($7mm bank issuer) defers 3/09 with 15% recovery in 3/11.

Projected Deferrals:

None.

				IRR	PV disc @				IRR	PV disc @
				3.47%	3.47%				3.90%	3.47%

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
Book Value——>				(3,758,825)		Book Value——>			(3,758,825)
Net PV———>					3,758,825	Net PV———>				4,043,630
3/22/2009	4,025,481					4,025,481
6/22/2009	3,956,514	68,967	30,896	99,863	99,005	4,055,772	(30,291)	30,896	604	599
9/22/2009	3,943,470	13,044	30,366	43,410	42,667	4,099,397	(43,625)	31,128	—	—
12/22/2009	3,930,326	13,144	30,266	43,410	42,301	4,141,747	(42,350)	31,463	—	—
3/22/2010	3,916,874	13,453	30,165	43,618	42,139	4,187,249	(45,502)	31,788	—	—
6/22/2010	3,908,431	8,442	30,062	38,504	36,879	4,229,664	(42,416)	32,137	—	—
9/22/2010	3,895,348	13,083	29,997	43,080	40,907	4,262,170	(32,506)	32,463	—	—
12/22/2010	3,888,777	6,572	29,897	36,468	34,331	4,287,123	(24,952)	32,712	7,760	7,305
3/22/2011	3,882,199	6,578	29,846	36,425	33,995	4,311,929	(24,807)	32,904	8,097	7,557
6/22/2011	3,875,498	6,700	29,796	36,496	33,770	4,347,121	(35,191)	33,094	—	—
9/22/2011	3,868,884	6,615	29,744	36,359	33,354	4,394,072	(46,952)	33,364	—	—
12/22/2011	3,862,130	6,753	29,694	36,447	33,147	4,449,872	(55,799)	33,725	—	—
3/22/2012	3,855,321	6,809	29,642	36,451	32,866	4,510,377	(60,505)	34,153	—	—
6/22/2012	3,848,502	6,819	29,590	36,409	32,546	4,570,606	(60,228)	34,617	—	—
9/22/2012	3,841,502	7,000	29,537	36,537	32,380	4,630,255	(59,649)	35,079	—	—
12/22/2012	3,835,031	6,471	29,484	35,954	31,590	4,687,213	(56,958)	35,537	—	—
3/22/2013	3,827,977	7,054	29,434	36,488	31,783	4,743,139	(55,927)	35,974	—	—
6/22/2013	3,821,103	6,874	29,380	36,254	31,308	4,805,677	(62,538)	36,404	—	—
9/22/2013	3,813,963	7,140	29,327	36,467	31,222	4,869,155	(63,478)	36,884	—	—
12/22/2013	3,807,051	6,912	29,272	36,184	30,713	4,830,471	38,685	37,371	76,055	64,557
3/22/2014	3,800,319	6,733	29,219	35,952	30,254	4,718,175	112,296	37,074	149,370	125,698
6/22/2014	3,793,218	7,101	29,167	36,268	30,258	4,595,824	122,351	36,212	158,563	132,287
9/22/2014	3,786,141	7,077	29,113	36,190	29,933	4,659,580	(63,756)	35,273	—	—
12/22/2014	3,779,282	6,859	29,059	35,917	29,453	4,552,475	107,104	35,762	142,867	117,153
3/22/2015	3,772,624	6,658	29,006	35,664	28,994	4,442,936	109,539	34,940	144,480	117,458
6/22/2015	3,765,581	7,043	28,955	35,998	29,014	4,323,326	119,610	34,100	153,709	123,888
9/22/2015	3,758,671	6,910	28,901	35,811	28,615	4,385,531	(62,205)	33,182	—	—
12/22/2015	3,751,864	6,807	28,848	35,655	28,246	4,284,728	100,804	33,659	134,463	106,522
3/22/2016	3,745,096	6,768	28,796	35,564	27,932	4,174,219	110,508	32,885	143,393	112,621
6/22/2016	3,738,187	6,909	28,744	35,653	27,761	4,059,629	114,591	32,037	146,628	114,172
9/22/2016	3,731,351	6,836	28,691	35,526	27,425	4,118,863	(59,234)	31,158	—	—
12/22/2016	3,724,615	6,736	28,638	35,374	27,073	4,019,334	99,529	31,612	131,141	100,367
3/22/2017	3,718,016	6,599	28,586	35,185	26,697	3,980,166	39,167	30,848	70,016	53,125
6/22/2017	3,710,992	7,024	28,536	35,560	26,750	3,969,169	10,997	30,548	41,545	31,252
9/22/2017	3,704,161	6,831	28,482	35,313	26,336	3,963,782	5,387	30,463	35,850	26,736
12/22/2017	3,690,457	13,704	28,429	42,133	31,152	3,952,616	11,167	30,422	41,589	30,750
3/22/2018	3,677,015	13,441	28,324	41,766	30,615	3,941,782	10,834	30,336	41,170	30,179
6/22/2018	3,663,064	13,951	28,221	42,172	30,648	3,930,392	11,390	30,253	41,643	30,263
9/22/2018	3,649,876	13,188	28,114	41,302	29,758	3,920,112	10,280	30,166	40,445	29,140
12/22/2018	3,636,141	13,735	28,013	41,747	29,820	3,909,053	11,059	30,087	41,146	29,390
3/22/2019	3,630,513	5,628	27,907	33,535	23,748	3,897,711	11,342	30,002	41,344	29,278
6/22/2019	3,630,513	—	27,864	27,864	19,563	3,886,922	10,789	29,915	40,704	28,577
9/22/2019	3,620,731	9,782	27,864	37,647	26,204	3,875,857	11,065	29,832	40,897	28,466
12/22/2019	3,620,731	—	27,789	27,789	19,176	3,864,800	11,056	29,747	40,803	28,157
3/22/2020	3,620,731	—	27,789	27,789	19,011	3,853,927	10,874	29,662	40,536	27,732
6/22/2020	3,620,731	—	27,789	27,789	18,848	3,842,227	11,699	29,579	41,278	27,997

Class: D	1 of 2	8/25/2009

				IRR	PV disc @				IRR	PV disc @
				3.47%	3.47%				3.90%	3.47%

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
9/22/2020	3,620,731	—	27,789	27,789	18,686	3,831,411	10,816	29,489	40,305	27,103
12/22/2020	3,620,731	—	27,789	27,789	18,526	3,820,240	11,171	29,406	40,577	27,051
3/22/2021	3,620,731	—	27,789	27,789	18,367	3,809,413	10,827	29,320	40,148	26,535
6/22/2021	3,620,731	—	27,789	27,789	18,209	3,797,962	11,450	29,237	40,688	26,661
9/22/2021	3,620,731	—	27,789	27,789	18,052	3,787,104	10,858	29,149	40,008	25,990
12/22/2021	3,620,731	—	27,789	27,789	17,897	3,775,841	11,264	29,066	40,330	25,974
3/22/2022	3,620,731	—	27,789	27,789	17,744	3,764,944	10,897	28,980	39,876	25,461
6/22/2022	3,620,731	—	27,789	27,789	17,591	3,753,364	11,580	28,896	40,476	25,622
9/22/2022	3,620,731	—	27,789	27,789	17,440	3,742,410	10,954	28,807	39,761	24,953
12/22/2022	3,620,731	—	27,789	27,789	17,290	3,731,042	11,369	28,723	40,092	24,945
3/22/2023	3,620,731	—	27,789	27,789	17,142	3,720,052	10,990	28,636	39,625	24,443
6/22/2023	3,620,731	—	27,789	27,789	16,994	3,708,482	11,569	28,551	40,121	24,536
9/22/2023	3,620,731	—	27,789	27,789	16,848	3,697,528	10,955	28,463	39,417	23,899
12/22/2023	3,620,731	—	27,789	27,789	16,704	3,686,021	11,507	28,379	39,886	23,975
3/22/2024	3,620,731	—	27,789	27,789	16,560	3,674,978	11,042	28,290	39,332	23,439
6/22/2024	3,620,731	—	27,789	27,789	16,418	3,663,697	11,282	28,205	39,487	23,329
9/22/2024	3,620,731	—	27,789	27,789	16,277	3,652,403	11,294	28,119	39,413	23,085
12/22/2024	3,620,731	—	27,789	27,789	16,137	3,640,861	11,542	28,032	39,574	22,981
3/22/2025	3,620,731	—	27,789	27,789	15,999	3,630,046	10,814	27,944	38,758	22,314
6/22/2025	3,620,731	—	27,789	27,789	15,861	3,617,949	12,097	27,861	39,958	22,807
9/22/2025	3,620,731	—	27,789	27,789	15,725	3,606,596	11,353	27,768	39,121	22,137
12/22/2025	3,620,731	—	27,789	27,789	15,590	3,594,917	11,679	27,681	39,360	22,081
3/22/2026	3,620,731	—	27,789	27,789	15,456	3,584,033	10,884	27,591	38,475	21,399
6/22/2026	3,620,731	—	27,789	27,789	15,323	3,571,858	12,176	27,507	39,683	21,882
9/22/2026	3,620,731	—	27,789	27,789	15,191	3,560,681	11,177	27,414	38,591	21,096
12/22/2026	3,620,731	—	27,789	27,789	15,061	3,548,916	11,765	27,328	39,094	21,188
3/22/2027	3,620,731	—	27,789	27,789	14,932	3,537,767	11,149	27,238	38,387	20,626
6/22/2027	3,620,731	—	27,789	27,789	14,803	3,525,732	12,035	27,152	39,187	20,875
9/22/2027	3,620,731	—	27,789	27,789	14,676	3,514,508	11,224	27,060	38,284	20,219
12/22/2027	3,620,731	—	27,789	27,789	14,550	3,502,669	11,840	26,974	38,814	20,322
3/22/2028	3,620,731	—	27,789	27,789	14,425	3,491,386	11,283	26,883	38,166	19,812
6/22/2028	3,620,731	—	27,789	27,789	14,301	3,479,253	12,133	26,796	38,930	20,034
9/22/2028	3,620,731	—	27,789	27,789	14,178	3,467,994	11,259	26,703	37,962	19,369
12/22/2028	3,620,731	—	27,789	27,789	14,057	3,456,332	11,662	26,617	38,279	19,363
3/22/2029	3,620,731	—	27,789	27,789	13,936	3,444,745	11,586	26,527	38,114	19,113
6/22/2029	3,620,731	—	27,789	27,789	13,816	3,432,845	11,901	26,438	38,339	19,061
9/22/2029	3,620,731	—	27,789	27,789	13,697	3,421,536	11,308	26,347	37,656	18,561
12/22/2029	3,620,731	—	27,789	27,789	13,580	3,409,876	11,660	26,260	37,921	18,531
3/22/2030	3,620,731	—	27,789	27,789	13,463	3,397,814	12,062	26,171	38,233	18,523
6/22/2030	3,620,731	—	27,789	27,789	13,347	3,386,197	11,617	26,078	37,695	18,106
9/22/2030	3,620,731	—	27,789	27,789	13,233	3,374,202	11,995	25,989	37,984	18,088
12/22/2030	3,620,731	—	27,789	27,789	13,119	3,362,424	11,777	25,897	37,674	17,786
3/22/2031	3,620,731	—	27,789	27,789	13,006	3,354,298	8,126	25,807	33,933	15,882
6/22/2031	3,620,731	—	27,789	27,789	12,895	3,348,157	6,141	25,744	31,885	14,795
9/22/2031	3,620,731	—	27,789	27,789	12,784	3,339,146	9,011	25,697	34,708	15,967
12/22/2031	3,620,731	—	27,789	27,789	12,674	3,333,191	5,955	25,628	31,583	14,405
3/22/2032	3,620,731	—	27,789	27,789	12,565	3,327,181	6,010	25,582	31,593	14,285
6/22/2032	3,620,731	—	27,789	27,789	12,457	3,321,074	6,107	25,536	31,643	14,185
9/22/2032	3,620,731	—	27,789	27,789	12,350	3,314,935	6,139	25,489	31,628	14,057
12/22/2032	3,620,731	—	27,789	27,789	12,244	3,308,933	6,002	25,442	31,444	13,855
3/22/2033	3,620,731	—	27,789	27,789	12,139	3,302,929	6,004	25,396	31,400	13,716
6/22/2033	3,620,731	—	27,789	27,789	12,035	3,302,638	291	25,350	25,641	11,104
9/22/2033	3,620,731	—	27,789	27,789	11,931	3,296,455	6,183	25,348	31,531	13,538
12/22/2033	3,620,731	—	27,789	27,789	11,829	3,291,172	5,283	25,300	30,583	13,018
3/22/2034	3,620,731	—	27,789	27,789	11,727	3,291,172	—	25,260	25,260	10,660
6/22/2034	3,620,731	—	27,789	27,789	11,627	3,291,172	—	25,260	25,260	10,568
9/22/2034	3,620,731	—	27,789	27,789	11,527	3,287,856	3,317	25,260	28,576	11,853
12/22/2034	3,620,731	—	27,789	27,789	11,428	3,287,856	—	25,234	25,234	10,377
3/22/2035	3,620,731	—	27,789	27,789	11,329	3,287,856	—	25,234	25,234	10,288
6/22/2035	3,620,731	—	27,789	27,789	11,232	3,287,856	—	25,234	25,234	10,200
9/22/2035	3,620,731	—	27,789	27,789	11,136	3,287,856	—	25,234	25,234	10,112
12/22/2035	3,620,731	—	27,789	27,789	11,040	3,287,856	—	25,234	25,234	10,025
3/22/2036	3,620,731	—	27,789	27,789	10,945	3,287,856	—	25,234	25,234	9,939
6/22/2036	3,620,731	—	27,789	27,789	10,851	3,287,856	—	25,234	25,234	9,854
9/22/2036	3,620,731	—	27,789	27,789	10,758	3,287,856	—	25,234	25,234	9,769
12/22/2036	3,620,731	—	27,789	27,789	10,666	3,287,856	—	25,234	25,234	9,685
3/22/2037	3,620,731	—	27,789	27,789	10,574	3,287,856	—	25,234	25,234	9,602
6/22/2037	3,620,731	—	27,789	27,789	10,483	3,287,856	—	25,234	25,234	9,519
9/22/2037	3,620,731	—	27,789	27,789	10,393	3,287,856	—	25,234	25,234	9,438
12/22/2037	—	3,620,731	27,789	3,648,520	1,352,810	—	3,287,856	25,234	3,313,090	1,228,438

		4,025,481	3,252,476	7,277,957	3,758,825		4,025,481	3,345,565	7,712,443	4,043,630

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Equity Capital Markets Corp (FTN Equity Capital) are wholly owned subsidiaries of FTB. FFSC and FTN Equity Capital are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by FTN Equity Capital. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

Class: D	2 of 2	8/25/2009

Disclaimer

This report is for information purposes only. Unless specified otherwise, prices herein are provided by SunTrust Robinson Humphrey, Inc. (“STRH”) and represent an indicative bid or spread for a round lot at the time provided and are subject to change without notice. Under no circumstances should the prices on this report represent an offer to sell or a solicitation of an offer to buy the securities mentioned. STRH and /or its affiliates may be providing or may have provided advisory, investment banking, or other services to issuers or entities mentioned herein. STRH, its affiliates, and/or their officers and employees may from time to time acquire, hold, or sell a position in the securities or financial products mentioned herein. If STRH is used in connection with the purchase or sale of any security or financial product mentioned herein, STRH may act as principal for its own account or as agent for both the buyer and the seller. STRH may have managed or co-managed a public offering of the securities mentioned herein within the last three years. STRH is subsidiary of SunTrust Banks Inc. and is a member of FINRA and SIPC.

Any preference share valuation provided in this informational report does not represent an indicative bid or levels at which actual transactions may or have occurred. Most importantly for you to understand, these valuations do not represent levels at which STRH or any other party may be or are willing to purchase these securities from you. Such price valuations are always based on the assumption that such securities will be held to maturity and therefore such valuations are always based on the assumption that such securities will be held to maturity and therefore such valuations are highly likely to differ from the price at which such security could be purchased or sold in the secondary market.

Price valuations for preference shares are also derived from other modeling assumptions relating to market factors, such as interest rates and spreads, characteristics of the particular asset pool, such as ramp up speed and total level of prepayments and defaults and cash flow assumptions, relating to the timing of prepayments, defaults and reinvestments. Cash flow assumptions used in connection with the original structuring and pricing of preference shares may or may not be adjusted to reflect actual experience, and other assumptions may also be adjusted based on subjective views regarding the accuracy of the assumptions (such as spread levels) until maturity of such securities. STRH, as a dealer, values preference shares on the assumption that it will NOT hold such securities to maturity and will sell them into the secondary market within a 90-day time horizon. As a consequence the price at which STRH may carry preference shares on its books and records or at which it would quote a bid or offer for a round lot may be materially lower than the valuation herein.

Highly Illiquid Securities

Any Equity, Preference Share, Subordinated Note and Combo Note (“Highly Illiquid Securities”) price valuations provided in this informational report do not represent an indicative bid or spread. Such price valuations are always based on the assumption that such securities will be held to maturity and therefore such valuations are highly likely to differ from the price at which such security could be purchased or sold in the secondary market. Price valuations for Highly Illiquid Securities are also derived from other modeling assumptions relating to market factors, such as interest rates and spreads, characteristics of the particular asset pool, such as ramp up speed and total level of prepayments and defaults and cash flow assumptions, relating to the timing of prepayments, defaults and reinvestments. Cash flow assumptions used in connection with the original structuring and pricing of Highly Illiquid Securities may or may not be adjusted to reflect actual experience, and other assumptions may also be adjusted based on subjective views regarding the accuracy of the assumptions (such as spread levels) until maturity of such securities. STRH, as a dealer, values Highly Illiquid Securities on the assumption that it will NOT hold such securities to maturity and will sell them into the secondary market within a 90-day time horizon. As a consequence the price at which STRH may carry a Highly Illiquid Security on its books and records or at which it would quote a bid or offer for a round lot may be materially lower than the valuation herein.

Soloso 2007-1

B1L Cashflows

Payment Date	Projected Total Payment	Projected Payment for Par Owned	Day Count	Factor	Discounted Value of Payment
4/13/2009				100.00%
7/7/2009	$0.00	$0.00	85	99.02%	$0.00
10/7/2009	$0.00	$0.00	92	97.97%	$0.00
1/7/2010	$0.00	$0.00	92	96.93%	$0.00
4/7/2010	$0.00	$0.00	90	95.92%	$0.00
7/7/2010	$0.00	$0.00	91	94.92%	$0.00
10/7/2010	$0.00	$0.00	92	93.91%	$0.00
1/7/2011	$0.00	$0.00	92	92.91%	$0.00
4/7/2011	$0.00	$0.00	90	91.95%	$0.00
7/7/2011	$0.00	$0.00	91	90.98%	$0.00
10/7/2011	$0.00	$0.00	92	90.02%	$0.00
1/7/2012	$0.00	$0.00	92	89.06%	$0.00
4/7/2012	$0.00	$0.00	91	88.13%	$0.00
7/7/2012	$0.00	$0.00	91	87.20%	$0.00
10/7/2012	$0.00	$0.00	92	86.28%	$0.00
1/7/2013	$0.00	$0.00	92	85.36%	$0.00
4/7/2013	$0.00	$0.00	90	84.48%	$0.00
7/7/2013	$0.00	$0.00	91	83.59%	$0.00
10/7/2013	$292,730.88	$59,876.77	92	82.70%	$49,519.43
1/7/2014	$303,220.28	$62,022.33	92	81.82%	$50,749.63
4/7/2014	$299,263.25	$61,212.94	90	80.98%	$49,567.35
7/7/2014	$300,975.95	$61,563.26	91	80.13%	$49,327.80
10/7/2014	$302,473.64	$61,869.61	92	79.28%	$49,047.29
1/7/2015	$301,944.87	$61,761.45	92	78.43%	$48,442.07
4/7/2015	$296,527.99	$60,653.45	90	77.62%	$47,079.13
7/7/2015	$302,624.88	$61,900.54	91	76.81%	$47,542.82
10/7/2015	$308,869.99	$63,177.95	92	75.99%	$48,009.10
1/7/2016	$311,428.78	$63,701.34	92	75.18%	$47,893.23
4/7/2016	$310,195.50	$63,449.08	91	74.39%	$47,202.88
7/7/2016	$311,964.04	$63,810.83	91	73.61%	$46,973.74
10/7/2016	$316,848.60	$64,809.94	92	72.83%	$47,203.04
1/7/2017	$324,895.78	$66,455.96	92	72.06%	$47,888.34
4/7/2017	$304,928.07	$62,371.65	90	71.31%	$44,478.57
7/7/2017	$315,874.50	$64,610.69	91	70.56%	$45,591.68
10/7/2017	$330,457.85	$67,593.65	92	69.81%	$47,190.50
1/7/2018	$313,981.03	$64,223.39	92	69.07%	$44,361.83
4/7/2018	$318,708.50	$65,190.38	90	68.36%	$44,562.28
7/7/2018	$320,167.07	$65,488.72	91	67.64%	$44,296.36
10/7/2018	$324,801.68	$66,436.71	92	66.92%	$44,460.79
1/7/2019	$318,302.22	$65,107.27	92	66.21%	$43,108.82
4/7/2019	$321,829.34	$65,828.73	90	65.52%	$43,134.01
7/7/2019	$321,472.15	$65,755.67	91	64.84%	$42,633.91
10/7/2019	$321,859.98	$65,835.00	92	64.15%	$42,232.45
1/7/2020	$326,920.64	$66,870.13	92	63.47%	$42,441.35
4/7/2020	$326,111.40	$66,704.60	91	62.80%	$41,891.94
7/7/2020	$329,597.21	$67,417.61	91	62.14%	$41,895.33
10/7/2020	$335,021.14	$68,527.05	92	61.48%	$42,132.95
1/7/2021	$334,296.21	$68,378.77	92	60.83%	$41,595.71
4/7/2021	$323,640.90	$66,199.28	90	60.20%	$39,851.83
7/7/2021	$321,970.76	$65,857.66	91	59.57%	$39,230.05
10/7/2021	$322,642.75	$65,995.11	92	58.94%	$38,894.83
1/7/2022	$323,598.02	$66,190.50	92	58.31%	$38,596.10
4/7/2022	$321,550.63	$65,771.72	90	57.71%	$37,953.74
7/7/2022	$333,174.84	$68,149.40	91	57.10%	$38,913.03
10/7/2022	$342,425.27	$70,041.53	92	56.49%	$39,569.10
1/7/2023	$351,239.29	$71,844.40	92	55.89%	$40,156.98
4/7/2023	$325,728.29	$66,626.24	90	55.31%	$36,853.70
7/7/2023	$329,876.83	$67,474.81	91	54.73%	$36,931.34
10/7/2023	$337,537.32	$69,041.72	92	54.15%	$37,388.03
1/7/2024	$314,858.11	$64,402.80	92	53.58%	$34,505.89

As of Date:	4/13/2009
Discount Rate:	4.19625%
Par Value Owned:	$4,500,000

4/7/2024	$315,104.90	$64,453.28	91	53.02%	$34,170.48
7/7/2024	$313,379.62	$64,100.38	91	52.46%	$33,626.70
10/7/2024	$311,972.16	$63,812.49	92	51.90%	$33,120.50
1/7/2025	$313,988.35	$64,224.89	92	51.35%	$32,980.87
4/7/2025	$305,799.51	$62,549.90	90	50.82%	$31,787.26
7/7/2025	$307,845.15	$62,968.33	91	50.29%	$31,664.03
10/7/2025	$309,894.58	$63,387.53	92	49.75%	$31,536.64
1/7/2026	$308,602.03	$63,123.14	92	49.22%	$31,071.90
4/7/2026	$300,676.03	$61,501.92	90	48.71%	$29,959.56
7/7/2026	$302,841.26	$61,944.80	91	48.20%	$29,858.59
10/7/2026	$305,043.79	$62,395.32	92	47.69%	$29,756.65
1/7/2027	$303,988.95	$62,179.56	92	47.18%	$29,339.13
4/7/2027	$296,424.26	$60,632.24	90	46.69%	$28,312.02
7/7/2027	$298,835.20	$61,125.38	91	46.20%	$28,242.71
10/7/2027	$301,321.31	$61,633.90	92	45.71%	$28,175.53
1/7/2028	$300,624.16	$61,491.31	92	45.23%	$27,812.09
4/7/2028	$296,765.86	$60,702.11	91	44.75%	$27,166.98
7/7/2028	$296,286.66	$60,604.09	91	44.28%	$26,838.43
10/7/2028	$308,965.16	$63,197.42	92	43.81%	$27,689.94
1/7/2029	$292,512.05	$59,832.01	92	43.35%	$25,937.24
4/7/2029	$295,597.47	$60,463.12	90	42.90%	$25,938.72
7/7/2029	$295,433.92	$60,429.67	91	42.45%	$25,652.27
10/7/2029	$298,513.35	$61,059.55	92	42.00%	$25,644.64
1/7/2030	$291,858.16	$59,698.26	92	41.55%	$24,806.89
4/7/2030	$294,931.47	$60,326.89	90	41.12%	$24,807.86
7/7/2030	$294,760.13	$60,291.84	91	40.69%	$24,533.22
10/7/2030	$294,587.29	$60,256.49	92	40.26%	$24,258.69
1/7/2031	$297,648.60	$60,882.67	92	39.83%	$24,250.72
4/7/2031	$291,004.95	$59,523.74	90	39.42%	$23,463.29
7/7/2031	$294,062.71	$60,149.19	91	39.00%	$23,460.98
10/7/2031	$297,116.23	$60,773.77	92	38.59%	$23,453.09
1/7/2032	$296,938.17	$60,737.35	92	38.18%	$23,190.35
4/7/2032	$293,534.52	$60,041.15	91	37.78%	$22,683.91
7/7/2032	$293,358.90	$60,005.23	91	37.38%	$22,432.40
10/7/2032	$296,405.80	$60,628.46	92	36.99%	$22,424.91
1/7/2033	$296,229.89	$60,592.48	92	36.59%	$22,173.81
4/7/2033	$289,619.22	$59,240.30	90	36.22%	$21,453.92
7/7/2033	$292,665.87	$59,863.47	91	35.83%	$21,452.06
10/7/2033	$295,710.56	$60,486.25	92	35.45%	$21,445.25
1/7/2034	$301,965.97	$61,765.77	92	35.08%	$21,666.56
4/7/2034	$282,531.72	$57,790.58	90	34.71%	$20,061.66
7/7/2034	$292,000.76	$59,727.43	91	34.35%	$20,516.40
10/7/2034	$304,669.05	$62,318.67	92	33.99%	$21,179.37
1/7/2035	$288,478.74	$59,007.02	92	33.63%	$19,841.12
4/7/2035	$291,530.63	$59,631.27	90	33.28%	$19,842.86
7/7/2035	$291,380.76	$59,600.61	91	32.93%	$19,624.49
10/7/2035	$294,435.22	$60,225.39	92	32.58%	$19,619.81
1/7/2036	$287,894.26	$58,887.46	92	32.23%	$18,980.41
4/7/2036	$290,955.72	$59,513.67	91	31.89%	$18,980.92
7/7/2036	$290,823.09	$59,486.54	91	31.56%	$18,773.13
10/7/2036	$293,889.86	$60,113.84	92	31.22%	$18,769.82
1/7/2037	$293,766.00	$60,088.50	92	30.89%	$18,562.84
4/7/2037	$39,887,322.11	$8,158,770.43	90	30.57%	$2,494,281.93

Assumptions:

0% CPR

0% CDR

TruPS from issuers which are either in receivership or are deferring interest on TruPS are assumed to default immediately with no recovery.

Auction call is not successful prior to the maturity of the CDO

Forward LIBOR curve as of 4/12/2009

Exhibit D

EVB Investment Portfolio

Pooled Trust Preferred

investments)

December 31, 2008

				Additional Default Protection		Rating	Discounted PV Cash Flow
		Deferrals		Yield	Temp Int
Issue:	Par owned	Date	% of deal			BBB
Pretsl 23 BBB 74043AAW1	$3,000,000
Home Bank Corp (REIT)		09/07	2.88%
Marshall Bankfirst Corp		12/07	0.43%
I T & S of Iowa		09/08	0.18%
K Capital Corp		12/08	0.72%
Bank United Financial Corp			0.72%
BancMidwest Corp			0.50%

Total deferrals			5.43%	20.6%	1.1%		98.4%

Pretsl 24 BBB 74043CAL1	2,500,000					BBB
Indy Mac		06/08	1.71%
Cap. Corp of the West		06/08	0.48%
Stampede Holdings		09/08	0.57%
First State Bancorp		09/08	0.71%
Total deferrals			3.47%	17.1%	PIK		100.1%

Pretsl 25 BBB 74042FAL5	2,500,000					BBB
First National Bank HC, Az		03/08	2.85%
American West Bancorp		09/08	2.28%
Bank United Financial Corp		12/08	2.85%
Total deferrals			7.98%	13.4%	PIK		100.1%

Pretsl 26 BBB 74042QAL1	2,000,000					BBB
First National Bank HC, Az		03/08	2.59%
First Georgia Comm. Corp		06/08	0.83%
First State Bancorp		09/08	2.07%
Bank United Financial Corp		12/08	2.59%

Total deferrals			8.08%	18.2%	PIK		101.6%

Pretsl 27 AAA 74042TAA9	1,000,000					AAA
Bank United Financial Corp		12/08	2.30%	49.9%	49.9%
			—

Total deferrals	—		0.00%	19.9%	49.9%		106.9%

Pretsl 27 BBB 74042TAN1	4,000,000					BBB
Bank United Financial Corp		12/08	2.30%
	—		—

Total deferrals	—		2.30%	16.9%	1.1%		107.7%

Total Pretsl’s	$15,000,000

Sloso 1-A B1L 83438JAL0	4,500,000					BBB

Indy Mac		06/08	1.00%
Irwin Financial		03/08	0.05%
Bank United Financial Corp		12/08	1.90%
Paramount Bancorp, Inc.		07/08	1.52%
Corrus Bankshares, Inc		12/08	0.95%
Franklin Bank Corp		11/08	2.85%
Elmwood Financial Corp		12/08	0.95%

Total deferrals			9.22%	13.6%	PIK		113.6%

Total Pooled Trust Preferred	$19,500,000

EVB Investment Portfolio

Pooled Trust Preferred

investments)

March 31, 2009

		Deferrals		Additional Default Protection			Discounted PV Cash Flow	Market Valuation 1/31/2009
				Yield	Temp Int	Rating
Issue:	Par owned	Date	% of deal
Pretsl 23 BBB 74043AAW1	$3,000,000			18%	PIK	BBB	100.0%	4.77
Home Bank Corp (REIT)		09/07	2.9%	Default
Marshall Bankfirst Corp		12/07	0.4%
I T & S of Iowa		09/08	0.2%
K Capital Corp		12/08	0.7%
Bank United Financial Corp		12/08	0.7%
BancMidwest Corp		12/08	0.5%
First Regional Bancorp		03/09	1.4%
FNB Bancorp		03/09	0.1%
Community Bancorp		03/09	1.1%

Total defaults and deferrals			8.0%

Pretsl 24 BBB 74043CAL1	2,500,000			12%	PIK	BBB	100.0%	0.78
Indy Mac		06/08	1.7%	Default
Cap. Corp of the West		06/08	0.5%	Default
Stampede Holdings		09/08	0.6%	Default
First State Bancorp		09/08	0.7%
Riverside Banking Company		12/08	1.5%
Pine City Bancorporation, Inc.		12/08	0.2%
First Regional Bancorp		03/09	0.5%
Community Bankshares, Inc.		03/09	1.0%
Strum Financial Group, Inc.		03/09	1.5%
Century Financial Group, Inc.		03/09	0.6%
Community Bancorp		03/09	1.0%

Total defaults and deferrals			9.8%

Pretsl 25 BBB 74042FAL5	2,500,000			10%	PIK	BBB	100.0%	1.46
First National Bank HC, Az		03/08	2.9%	Default
American West Bancorp		09/08	2.3%
Capital Assurance Corporation		12/08	1.1%	Default
Bank United Financial Corp		12/08	2.9%
Home Street, Inc.		12/08	1.7%
Strum Financial Group, Inc.		03/09	2.6%

Total defaults and deferrals			13.4%

Pretsl 26 BBB 74042QAL1	2,000,000			10%	PIK	BBB	100.0%	0.16
First National Bank HC, Az		03/08	2.6%	Default
First Georgia Comm. Corp		06/08	0.8%	Default
First State Bancorp		09/08	2.1%
Bank United Financial Corp		12/08	2.6%
Amercia West Members LC		12/08	0.2%
Northwest Community Bancorp		12/08	0.4%
First Medicine Lodge Bancshares, Inc		03/09	0.7%
Sun Valley Bancorp		03/09	0.5%
First Fed Financial Corp		03/09	3.0%	Missed payment

Total defaults and deferrals			12.9%

Pretsl 27 AAA 74042TAA9	1,000,000			46%	46%	BBB	n/a	77.34
Bank United Financial Corp		12/08	2.3%
Riverside Banking Company		12/08	1.5%
Bank Atlantic Bancorp, Inc		03/09	1.5%
Liberty First Bancshares, Inc.		03/09	1.5%
CCB Financial Corporation		03/09	1.5%
First Fed Financial Corp		03/09	2.1%	Missed payment
			0.0%

Total defaults and deferrals	—		10.4%

EVB Investment Portfolio

Pooled Trust Preferred

investments)

March 31, 2009

		Deferrals		Additional Default Protection			Discounted PV Cash Flow	Market Valuation 1/31/2009
				Yield	Temp Int	Rating
Issue:	Par owned	Date	% of deal
Pretsl 27 BBB 74042TAN1	4,000,000			10%	PIK	BBB	99.6%	3.53
Bank United Financial Corp		12/08	2.3%
Riverside Banking Company		12/08	1.5%
Bank Atlantic Bancorp, Inc		03/09	1.5%
Liberty First Bancshares, Inc.		03/09	1.5%
CCB Financial Corporation		03/09	1.5%
First Fed Financial Corp		03/09	2.1%	Missed payment

Total deferrals	—		10.4%

Total Pretsl’s	$15,000,000

Sloso 1-A B1L 83438JAL0	4,500,000			3.0%	PIK	BBB	102.4%	4.00

Indy Mac		06/08	1.0%
Irwin Financial		03/08	0.1%
Bank United Financial Corp		12/08	1.9%
Paramount Bancorp, Inc.		07/08	1.5%
Corrus Bankshares, Inc		12/08	1.0%
Franklin Bank Corp		11/08	2.9%
Strategic Capital Trust II		12/08	1.0%
Elmwood Financial Corp		12/08	0.8%

Total deferrals			10.1%
Total Pooled Trust Preferred par value	$19,500,000

Exhibit D

Quarterly Defaults and Deferrals

	December 31 2008			March 31 2009			June 30, 2009
	Deferrals	Defaults	Total	Deferrals	Defaults	Total	Deferrals	Defaults	Total
Pretsl XXIII	2.55%	2.88%	5.43%	5.10%	2.90%	8.00%	8.74%	3.60%	12.34%
Pretsl XXIV	1.76%	1.71%	3.47%	6.90%	2.90%	9.80%	17.83%	2.76%	20.59%
Pretsl XXV	5.13%	2.85%	7.98%	9.40%	4.00%	13.40%	13.46%	6.84%	20.30%
Pretsl XXVI	5.49%	2.59%	8.08%	6.50%	3.40%	9.90%	6.79%	6.74%	13.53%
Pretsl XXVII	2.30%	0.00%	2.30%	8.30%	0.00%	8.30%	9.43%	2.30%	11.73%
SLOSO 2007-1A B1L	6.37%	2.85%	9.22%	6.20%	3.90%	10.10%	3.30%	6.80%	10.10%

Exhibit E

Trust Preferred “PREtsl” Impairment Report

June 30, 2009

	CUSIP	Original Face	Current Book	Total C/F	PV Cash Flow		Impairment	Discount Rate
Security					Amount	Percent		6/30/2009	3/31/09
Pretsl XXIV	74043CAL1	$2,561,502	$2,548,095	$2,770,428	$706,775	27.74%	$1,841,320	5.61%	3.32%
Pretsl XXV	74042FAL5	2,572,792	2,546,894	3,997,086	1,092,623	42.90%	1,454,271	5.46%	3.12%
Pretsl XXVI	74042QAL1	2,064,765	2,051,916	5,156,058	1,780,919	86.79%	270,997	5.44%	3.02%
Pretsl XXVII	74042TAN1	4,069,000	3,791,112	10,261,478	3,435,379	90.62%	355,733	5.90%	2.48%

							$3,922,321

Note:	EVB also holds $3.008 million book value of Pretsl XXIII D tranche, $902 thousand book value of Pretsl XXVII senior tranche and $4.5 million of SLOSO 2007-1A-B1L which do not have OTTI at June 30, 2009.

Deal Cashflows Assumptions:

Prepays Constant:

Prepayments - 1% annually; 100% at maturity.

Scenario 1 (Base)	Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.
Scenario 2 (Worse)	Defaults - 150 bps applied annually; 0% recovery.
Scenario 3 (Better)	Defaults - 37.5 bps applied annually; 50% recovery with 2 yr lag.

No Prepays:

Prepayments - 0% annually; 100% at maturity.

Scenario 4 (Base)	Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.
Scenario 5 (Worse)	Defaults - 150 bps applied annually; 0% recovery.
Scenario 6 (Better)	Defaults - 37.5 bps applied annually; 50% recovery with 2 yr lag.
Scenario 7 (Burst)	Defaults - Qtr 2 2009: 4% (not annualized)
Qtr 3 2009: 3%
Qtr 4 2009: 2%
Qtr 1 2010: 1%
Thereafter 50 bps applied annually; 15% recovery with 2 yr lag.

Scenario 8 (Burst Plus)	Defaults - Qtr 2 2009: 6% (not annualized)
Qtr 3 2009: 4%
Qtr 4 2009: 3%
Qtr 1 2010: 2%
Next 3 Qtrs: 1%
Thereafter 25 bps applied annually; 15% recovery with 2 yr lag.

Prepays Constant:

Prepayments - 1% annually; 100% at maturity.

Scenario 9 (1988-92)	Defaults - 2009: 3% (applied annually)
2010: 3%
2011: 2.5%
2012: 2%
2013: 1%
Thereafter 25 bps applied annually; 15% recovery with 2 yr lag.

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Equity Capital Markets Corp (FTN Equity Capital) are wholly owned subsidiaries of FTB. FFSC and FTN Equity Capital are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by FTN Equity Capital. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

© 2009 First Tennessee Bank. All rights reserved.

EITF 99-20 Other Than Temporary Impairment Cash

Flow Testing

06/30/09

Input—> Original Face:	2,561,502		2,610,623 current face
Input—> Book Value	2,548,095	2,548,095	97.60 book price
Input—> Scenario #	1	1

RESULTS		Discount Rate
PV for Previous Qtr Projected Cash Flows	2,548,095	5.61%
PV for Current Qtr Projected Cash Flows	706,775	5.61%

Change	(1,841,320)

% Change	-72.26%

Previously Projected Cashflows	March 31, 2009	Currently Projected Cashflows	June 30, 2009

Deal	Class	Description	Type	QIB	AI	Reg S
XXIV	D-1	Mezzanine Floating	Floating	74043CAL1	74043CAM9	G7223CAG7

Assumptions:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Scenario 1 (Base) Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.

Specific Deferrals/Defaults:

See March Deferral-Default Tab.

Assumptions:

Prepayments - 1% annually; 100% at maturity.

Scenario 1 (Base) Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.

Specific Deferrals/Defaults:

See June Deferral-Default Tab.

				IRR	PV disc @				IRR	PV disc @
				5.61%	5.61%				0.34%	5.61%

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
Book Value——>				(2,548,095)		Book Value——>			(2,548,095)
Net PV———>					2,548,095	Net PV———>				706,775
6/22/2009	2,610,623					2,610,623
9/22/2009	2,640,372	—	—	—	—	2,628,166	—	—	—	—
12/22/2009	2,669,318	—	—	—	—	2,653,416	—	—	—	—
3/22/2010	2,700,311	—	—	—	—	2,679,290	—	—	—	—
6/22/2010	2,729,390	—	—	—	—	2,707,446	—	—	—	—
9/22/2010	2,752,110	—	—	—	—	2,732,124	—	—	—	—
12/22/2010	2,769,961	—	—	—	—	2,751,949	—	—	—	—
3/22/2011	2,787,720	—	—	—	—	2,769,567	—	—	—	—
6/22/2011	2,812,253	—	—	—	—	2,790,896	—	—	—	—
9/22/2011	2,844,424	—	—	—	—	2,820,211	—	—	—	—
12/22/2011	2,882,342	—	—	—	—	2,856,978	—	—	—	—
3/22/2012	2,923,355	—	—	—	—	2,899,619	—	—	—	—
6/22/2012	2,921,504	1,850	40,904	42,754	36,179	2,945,243	—	—	—	—
9/22/2012	2,820,287	101,217	40,035	141,252	117,878	2,991,553	—	—	—	—
12/22/2012	2,856,762	—	—	—	—	3,036,165	—	—	—	—
3/22/2013	2,750,677	106,085	35,832	141,917	115,182	3,079,746	—	—	—	—
6/22/2013	2,651,924	98,754	38,063	136,816	109,508	3,127,890	—	—	—	—
9/22/2013	2,547,300	104,624	36,705	141,329	111,557	3,176,900	—	—	—	—
12/22/2013	2,583,418	—	—	—	—	3,228,148	—	—	—	—
3/22/2014	2,541,983	41,435	37,156	78,591	60,332	3,281,315	—	—	—	—
6/22/2014	2,533,457	8,526	36,743	45,269	34,272	3,335,982	—	—	—	—
9/22/2014	2,524,566	8,891	36,746	45,637	34,073	3,391,813	—	—	—	—
12/22/2014	2,516,219	8,347	36,781	45,127	33,227	3,448,716	—	—	—	—
3/22/2015	2,508,206	8,013	36,878	44,891	32,596	3,506,635	—	—	—	—
6/22/2015	2,499,353	8,853	37,033	45,886	32,858	3,565,524	—	—	—	—
9/22/2015	2,490,697	8,656	37,558	46,214	32,635	3,626,054	—	—	—	—
12/22/2015	2,482,290	8,407	37,222	45,629	31,777	3,687,033	—	—	—	—
3/22/2016	2,473,818	8,472	37,249	45,721	31,401	3,749,271	—	—	—	—
6/22/2016	2,465,170	8,648	37,633	46,281	31,347	3,813,675	—	—	—	—
9/22/2016	2,456,420	8,749	37,544	46,293	30,922	3,879,686	—	—	—	—
12/22/2016	2,447,881	8,539	36,983	45,522	29,986	3,946,466	—	—	—	—
3/22/2017	2,439,151	8,730	36,363	45,093	29,293	4,013,823	—	—	—	—
6/22/2017	2,430,192	8,959	36,900	45,859	29,379	4,083,827	—	—	—	—
9/22/2017	2,420,564	9,627	36,653	46,281	29,240	4,154,863	—	—	—	—
12/22/2017	2,411,690	8,874	36,058	44,932	27,995	4,226,082	—	—	—	—
3/22/2018	2,403,383	8,307	35,543	43,850	26,944	4,297,393	—	—	—	—
6/22/2018	2,393,730	9,653	36,291	45,944	27,840	4,371,112	—	—	—	—
9/22/2018	2,385,367	8,363	37,065	45,428	27,147	4,447,376	—	—	—	—
12/22/2018	2,376,389	8,979	35,935	44,913	26,468	4,522,445	—	—	—	—
3/22/2019	2,366,536	9,853	34,842	44,695	25,976	4,596,567	—	—	—	—

Class: D-1	1 of 2	8/25/2009

				IRR	PV disc @				IRR	PV disc @
				5.61%	5.61%				0.34%	5.61%

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
6/22/2019	2,358,131	8,405	37,337	45,742	26,217	4,677,784	—	—	—	—
9/22/2019	2,348,704	9,427	36,223	45,650	25,802	4,758,688	—	—	—	—
12/22/2019	2,339,558	9,146	36,193	45,339	25,273	4,841,587	—	—	—	—
3/22/2020	2,330,290	9,268	36,070	45,339	24,923	4,926,145	—	—	—	—
6/22/2020	2,320,517	9,773	35,863	45,636	24,740	5,011,970	—	—	—	—
9/22/2020	2,310,933	9,584	36,045	45,629	24,394	5,099,796	—	—	—	—
12/22/2020	2,301,591	9,342	35,476	44,818	23,630	5,187,863	—	—	—	—
3/22/2021	2,292,226	9,365	34,947	44,312	23,040	5,276,319	—	—	—	—
6/22/2021	2,282,568	9,658	35,598	45,257	23,206	5,368,338	—	—	—	—
9/22/2021	2,277,507	5,061	35,402	40,463	20,461	5,462,108	—	—	—	—
12/22/2021	2,267,986	9,521	34,801	44,323	22,103	5,556,504	—	—	—	—
3/22/2022	2,267,923	62	34,043	34,105	16,773	5,651,349	—	—	—	—
6/22/2022	2,267,923	—	34,495	34,495	16,730	5,749,659	—	—	—	—
9/22/2022	2,267,923	—	34,281	34,281	16,397	5,849,313	—	—	—	—
12/22/2022	2,267,923	—	33,833	33,833	15,959	5,949,346	—	—	—	—
3/22/2023	2,267,923	—	33,532	33,532	15,599	6,049,874	—	—	—	—
6/22/2023	2,267,923	—	34,463	34,463	15,810	6,154,439	—	—	—	—
9/22/2023	2,267,923	—	34,571	34,571	15,640	6,260,894	—	—	—	—
12/22/2023	2,267,923	—	34,173	34,173	15,247	6,367,840	—	—	—	—
3/22/2024	2,267,923	—	34,012	34,012	14,965	6,476,139	—	—	—	—
6/22/2024	2,267,923	—	34,840	34,840	15,118	6,589,080	—	—	—	—
9/22/2024	2,267,923	—	33,421	33,421	14,301	6,699,293	—	—	—	—
12/22/2024	2,267,923	—	33,115	33,115	13,975	6,810,289	—	—	—	—
3/22/2025	2,267,923	—	32,813	32,813	13,656	6,922,054	—	—	—	—
6/22/2025	2,267,923	—	32,515	32,515	13,345	7,034,580	—	—	—	—
9/22/2025	2,267,923	—	32,223	32,223	13,042	7,147,863	—	—	—	—
12/22/2025	2,267,923	—	31,939	31,939	12,748	7,261,905	—	—	—	—
3/22/2026	2,267,923	—	31,662	31,662	12,464	7,376,714	—	—	—	—
6/22/2026	2,267,923	—	31,396	31,396	12,188	7,492,302	—	—	—	—
9/22/2026	2,267,923	—	31,483	31,483	12,053	7,609,970	—	—	—	—
12/22/2026	2,267,923	—	30,898	30,898	11,665	7,727,206	—	—	—	—
3/22/2027	2,267,923	—	30,331	30,331	11,293	7,844,006	—	—	—	—
6/22/2027	2,267,923	—	30,789	30,789	11,305	7,964,299	—	—	—	—
9/22/2027	2,267,923	—	30,587	30,587	11,076	8,085,579	—	—	—	—
12/22/2027	2,267,923	—	30,073	30,073	10,739	8,206,572	—	—	—	—
3/22/2028	2,267,923	—	29,914	29,914	10,535	8,328,651	—	—	—	—
6/22/2028	2,267,923	—	30,103	30,103	10,455	8,453,271	—	—	—	—
9/22/2028	2,267,923	—	29,970	29,970	10,265	8,571,269	—	7,915	7,915	2,711
12/22/2028	2,267,923	—	29,532	29,532	9,975	8,696,992	—	—	—	—
3/22/2029	2,267,923	—	29,173	29,173	9,718	8,755,218	—	67,554	67,554	22,502
6/22/2029	2,267,923	—	29,867	29,867	9,811	8,794,990	—	89,727	89,727	29,475
9/22/2029	2,267,923	—	30,580	30,580	9,907	8,839,137	—	89,159	89,159	28,884
12/22/2029	2,267,923	—	29,668	29,668	9,478	8,969,246	—	—	—	—
3/22/2030	2,267,923	—	28,752	28,752	9,059	9,031,368	—	65,958	65,958	20,781
6/22/2030	2,267,923	—	30,779	30,779	9,564	9,081,979	—	87,596	87,596	27,217
9/22/2030	2,267,923	—	29,863	29,863	9,151	9,128,350	—	88,611	88,611	27,152
12/22/2030	2,267,923	—	29,930	29,930	9,044	9,264,467	—	—	—	—
3/22/2031	2,267,923	—	29,997	29,997	8,939	9,339,021	—	64,045	64,045	19,086
6/22/2031	2,267,923	—	30,064	30,064	8,836	9,392,182	—	87,015	87,015	25,573
9/22/2031	2,267,923	—	30,132	30,132	8,733	9,446,469	—	87,151	87,151	25,259
12/22/2031	2,267,923	—	30,199	30,199	8,632	9,589,192	—	—	—	—
3/22/2032	2,267,923	—	30,267	30,267	8,531	9,670,228	—	64,320	64,320	18,130
6/22/2032	2,267,923	—	30,668	30,668	8,525	9,733,583	—	85,323	85,323	23,718
9/22/2032	2,267,923	—	30,735	30,735	8,426	9,798,349	—	85,372	85,372	23,404
12/22/2032	2,267,923	—	30,468	30,468	8,237	9,948,326	—	—	—	—
3/22/2033	2,267,923	—	30,198	30,198	8,051	10,036,943	—	62,461	62,461	16,653
6/22/2033	2,267,923	—	30,935	30,935	8,134	10,109,428	—	83,818	83,818	22,038
9/22/2033	2,267,923	—	31,000	31,000	8,038	10,183,403	—	83,947	83,947	21,767
12/22/2033	2,267,923	—	30,727	30,727	7,857	10,341,234	—	—	—	—
3/22/2034	2,267,923	—	30,451	30,451	7,679	10,438,561	—	61,666	61,666	15,551
6/22/2034	2,267,923	—	31,189	31,189	7,757	10,520,886	—	82,217	82,217	20,447
9/22/2034	2,267,923	—	31,249	31,249	7,664	10,604,670	—	82,536	82,536	20,243
12/22/2034	2,267,923	—	30,967	30,967	7,490	10,770,963	—	—	—	—
3/22/2035	2,267,923	—	30,683	30,683	7,319	10,877,874	—	60,593	60,593	14,453
6/22/2035	2,267,923	—	31,420	31,420	7,391	10,970,201	—	81,066	81,066	19,069
9/22/2035	2,267,923	—	32,157	32,157	7,460	11,068,932	—	80,399	80,399	18,651
12/22/2035	2,267,923	—	31,181	31,181	7,133	11,244,348	—	—	—	—
3/22/2036	2,267,923	—	31,229	31,229	7,046	11,362,865	—	60,113	60,113	13,562
6/22/2036	2,267,923	—	31,275	31,275	6,959	11,463,726	—	80,074	80,074	17,816
9/22/2036	2,267,923	—	31,318	31,318	6,872	11,566,899	—	79,777	79,777	17,505
12/22/2036	—	2,267,923	31,359	2,299,282	497,539	10,750,910	815,989	65,951	881,940	190,842
3/22/2037	—	—	—	—	—	10,730,837	20,073	—	20,073	4,284
		2,995,948	3,240,155	6,236,103	2,548,095		836,062	1,934,366	2,770,428	706,775

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Equity Capital Markets Corp (FTN Equity Capital) are wholly owned subsidiaries of FTB. FFSC and FTN Equity Capital are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by FTN Equity Capital. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

Class: D-1	2 of 2	8/25/2009

Deal Cashflows Assumptions:

Prepays Constant:

Prepayments - 1% annually; 100% at maturity.

Scenario 1 (Base)	Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.
Scenario 2 (Worse)	Defaults - 150 bps applied annually; 0% recovery.
Scenario 3 (Better)	Defaults - 37.5 bps applied annually; 50% recovery with 2 yr lag.

No Prepays:

Prepayments - 0% annually; 100% at maturity.

Scenario 4 (Base)	Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.
Scenario 5 (Worse)	Defaults - 150 bps applied annually; 0% recovery.
Scenario 6 (Better)	Defaults - 37.5 bps applied annually; 50% recovery with 2 yr lag.
Scenario 7 (Burst)	Defaults - Qtr 2 2009: 4% (not annualized)
Qtr 3 2009: 3%
Qtr 4 2009: 2%
Qtr 1 2010: 1%
Thereafter 50 bps applied annually; 15% recovery with 2 yr lag.

Scenario 8 (Burst Plus)	Defaults - Qtr 2 2009: 6% (not annualized)
Qtr 3 2009: 4%
Qtr 4 2009: 3%
Qtr 1 2010: 2%
Next 3 Qtrs: 1%
Thereafter 25 bps applied annually; 15% recovery with 2 yr lag.

Prepays Constant:

Prepayments - 1% annually; 100% at maturity.

Scenario 9 (1988-92)	Defaults - 2009: 3% (applied annually)
2010: 3%
2011: 2.5%
2012: 2%
2013: 1%
Thereafter 25 bps applied annually; 15% recovery with 2 yr lag.

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Equity Capital Markets Corp (FTN Equity Capital) are wholly owned subsidiaries of FTB. FFSC and FTN Equity Capital are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by FTN Equity Capital. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

© 2009 First Tennessee Bank. All rights reserved.

EITF 99-20 Other Than Temporary Impairment Cash Flow Testing
06/30/09

Input—> Original Face:	2,572,791		2,621,095 current face
Input—> Book Value	2,546,894	2,546,894	97.17 book price
Input—> Scenario #	1	1

RESULTS		Discount Rate
PV for Previous Qtr Projected Cash Flows	2,546,894	5.46%
PV for Current Qtr Projected Cash Flows	1,092,623	5.46%

Change	(1,454,271)

% Change	-57.10%

Previously Projected Cashflows	March 31, 2009	Currently Projected Cashflows	June 30, 2009

Deal	Class	Description	Type	QIB	AI	Reg S
XXV	D-1	Mezzanine Floating	Floating	74042FAL5	74042FAM3	G7222UAG8

Assumptions:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Scenario 1 (Base) Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.

Specific Deferrals/Defaults:

See March Deferral-Default Tab.

Assumptions:

Prepayments - 1% annually; 100% at maturity.

Scenario 1 (Base) Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.

Specific Deferrals/Defaults:

See June Deferral-Default Tab.

				IRR	PV disc @				IRR	PV disc @
				5.46%	5.46%				1.87%	5.46%

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
Book Value——>				(2,546,894)		Book Value——>			(2,546,894)
Net PV———>					2,546,894	Net PV———>				1,092,623
6/22/2009	2,621,095					2,621,095
9/22/2009	2,649,623	—	—	—	—	2,637,367	—	—	—	—
12/22/2009	2,677,330	—	—	—	—	2,661,372	—	—	—	—
3/22/2010	2,707,078	—	—	—	—	2,685,994	—	—	—	—
6/22/2010	2,734,846	—	—	—	—	2,712,847	—	—	—	—
9/22/2010	2,756,214	—	—	—	—	2,736,188	—	—	—	—
12/22/2010	2,772,698	—	—	—	—	2,754,659	—	—	—	—
3/22/2011	2,789,088	—	—	—	—	2,770,917	—	—	—	—
6/22/2011	2,812,207	—	—	—	—	2,790,840	—	—	—	—
9/22/2011	2,842,940	—	—	—	—	2,818,729	—	—	—	—
12/22/2011	2,879,402	—	—	—	—	2,854,051	—	—	—	—
3/22/2012	2,918,917	—	—	—	—	2,895,206	—	—	—	—
6/22/2012	2,958,267	—	—	—	—	2,939,280	—	—	—	—
9/22/2012	2,997,261	—	—	—	—	2,983,962	—	—	—	—
12/22/2012	3,034,509	—	—	—	—	3,026,951	—	—	—	—
3/22/2013	3,071,087	—	—	—	—	3,068,921	—	—	—	—
6/22/2013	3,111,980	—	—	—	—	3,115,293	—	—	—	—
9/22/2013	3,153,480	—	—	—	—	3,162,531	—	—	—	—
12/22/2013	3,196,599	—	—	—	—	3,211,948	—	—	—	—
3/22/2014	3,240,958	—	—	—	—	3,263,224	—	—	—	—
6/22/2014	3,286,166	—	—	—	—	3,315,940	—	—	—	—
9/22/2014	3,332,168	—	—	—	—	3,369,759	—	—	—	—
12/22/2014	3,379,030	—	—	—	—	3,424,589	—	—	—	—
3/22/2015	3,426,846	—	—	—	—	3,480,371	—	—	—	—
6/22/2015	3,475,709	—	—	—	—	3,537,059	—	—	—	—
9/22/2015	3,434,313	41,397	50,453	91,850	65,430	3,595,299	—	—	—	—
12/22/2015	3,349,357	84,956	49,588	134,544	94,551	3,653,943	—	—	—	—
3/22/2016	3,397,924	—	—	—	—	3,713,775	—	—	—	—
6/22/2016	3,322,790	75,134	49,954	125,088	85,554	3,775,671	—	—	—	—
9/22/2016	3,239,446	83,343	48,907	132,250	89,233	3,839,094	—	—	—	—
12/22/2016	3,155,862	83,584	47,134	130,718	87,011	3,903,235	—	—	—	—
3/22/2017	3,201,164	—	—	—	—	3,967,902	—	—	—	—
6/22/2017	3,117,784	83,380	46,791	130,171	84,327	4,035,078	—	—	—	—
9/22/2017	3,029,029	88,755	45,431	134,186	85,757	4,103,203	—	—	—	—
12/22/2017	2,943,983	85,046	43,591	128,637	81,102	4,171,462	—	—	—	—
3/22/2018	2,985,899	—	—	—	—	4,239,766	—	—	—	—
6/22/2018	2,904,575	81,324	43,560	124,884	76,629	4,310,329	—	—	—	—
9/22/2018	2,829,815	74,760	43,458	118,219	71,561	4,383,282	—	—	—	—

Class: D	1 of 3	8/25/2009

				IRR	PV disc @				IRR	PV disc @
				5.46%	5.46%				1.87%	5.46%

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
12/22/2018	2,745,961	83,854	41,199	125,053	74,678	4,455,053	—	—	—	—
3/22/2019	2,784,880	—	—	—	—	4,525,892	—	—	—	—
6/22/2019	2,713,943	70,937	42,483	113,420	65,918	4,603,497	—	—	—	—
9/22/2019	2,629,975	83,968	40,316	124,284	71,259	4,680,789	—	—	—	—
12/22/2019	2,547,279	82,696	39,198	121,894	68,947	4,759,964	—	—	—	—
3/22/2020	2,585,264	—	—	—	—	4,840,691	—	—	—	—
6/22/2020	2,542,599	42,665	38,480	81,145	44,669	4,922,580	—	—	—	—
9/22/2020	2,534,749	7,849	38,195	46,044	25,005	5,006,323	—	—	—	—
12/22/2020	2,526,894	7,855	37,630	45,486	24,369	5,090,245	—	—	—	—
3/22/2021	2,519,316	7,578	37,105	44,683	23,616	5,174,492	—	—	—	—
6/22/2021	2,511,501	7,815	37,837	45,653	23,804	5,262,089	—	—	—	—
9/22/2021	2,503,591	7,910	37,669	45,578	23,445	5,351,314	—	—	—	—
12/22/2021	2,495,671	7,920	36,990	44,910	22,790	5,441,090	—	—	—	—
3/22/2022	2,488,015	7,656	36,213	43,869	21,961	5,531,245	—	—	—	—
6/22/2022	2,480,103	7,912	36,571	44,483	21,969	5,624,638	—	—	—	—
9/22/2022	2,472,092	8,011	36,221	44,232	21,550	5,719,251	—	—	—	—
12/22/2022	2,464,076	8,016	35,629	43,645	20,978	5,814,168	—	—	—	—
3/22/2023	2,456,332	7,744	35,201	42,945	20,363	5,909,505	—	—	—	—
6/22/2023	2,448,346	7,985	36,070	44,055	20,608	6,008,623	—	—	—	—
9/22/2023	2,439,915	8,431	36,070	44,501	20,536	6,109,484	—	—	—	—
12/22/2023	2,431,834	8,082	35,531	43,613	19,855	6,210,756	—	—	—	—
3/22/2024	2,423,926	7,908	35,240	43,148	19,379	6,313,243	—	—	—	—
6/22/2024	2,416,619	7,307	35,971	43,278	19,175	6,420,047	—	—	—	—
9/22/2024	2,408,321	8,297	34,390	42,687	18,659	6,524,187	—	—	—	—
12/22/2024	2,400,139	8,182	33,948	42,130	18,167	6,628,983	—	—	—	—
3/22/2025	2,392,330	7,809	33,512	41,322	17,578	6,734,421	—	—	—	—
6/22/2025	2,384,024	8,307	33,089	41,396	17,372	6,840,493	—	—	—	—
9/22/2025	2,375,459	8,565	32,668	41,232	17,071	6,947,192	—	—	—	—
12/22/2025	2,367,170	8,289	32,252	40,541	16,558	7,054,520	—	—	—	—
3/22/2026	2,359,402	7,768	31,851	39,620	15,964	7,162,483	—	—	—	—
6/22/2026	2,350,835	8,567	31,470	40,036	15,914	7,271,094	—	—	—	—
9/22/2026	2,342,444	8,391	31,432	39,824	15,617	7,381,571	—	—	—	—
12/22/2026	2,334,059	8,385	30,729	39,114	15,131	7,491,556	—	—	—	—
3/22/2027	2,325,921	8,138	30,049	38,187	14,574	7,601,049	—	—	—	—
6/22/2027	2,317,518	8,403	30,387	38,790	14,605	7,657,137	—	56,594	56,594	21,308
9/22/2027	2,309,031	8,487	30,072	38,559	14,322	7,658,701	—	111,125	111,125	41,275
12/22/2027	2,300,555	8,476	29,451	37,927	13,897	7,659,656	—	109,778	109,778	40,225
3/22/2028	2,292,230	8,325	29,181	37,506	13,558	7,769,727	—	—	—	—
6/22/2028	2,283,730	8,500	29,254	37,754	13,464	7,792,615	—	89,397	89,397	31,880
9/22/2028	2,274,850	8,879	29,012	37,891	13,331	7,796,015	—	108,690	108,690	38,238
12/22/2028	2,266,280	8,570	28,472	37,042	12,856	7,799,014	—	107,411	107,411	37,279
3/22/2029	2,258,245	8,035	28,019	36,054	12,345	7,907,907	—	—	—	—
6/22/2029	2,249,350	8,895	28,585	37,481	12,660	7,934,829	—	86,003	86,003	29,050
9/22/2029	2,241,282	8,067	29,155	37,222	12,403	7,946,348	—	104,606	104,606	34,857
12/22/2029	2,232,613	8,669	28,186	36,855	12,116	7,953,798	—	105,500	105,500	34,682
3/22/2030	2,223,564	9,049	27,213	36,262	11,760	8,063,489	—	—	—	—
6/22/2030	2,215,462	8,102	29,016	37,118	11,875	8,097,943	—	84,730	84,730	27,108
9/22/2030	2,206,571	8,890	28,052	36,942	11,660	8,108,305	—	105,901	105,901	33,425
12/22/2030	2,197,778	8,793	28,004	36,797	11,458	8,121,330	—	103,783	103,783	32,315
3/22/2031	2,189,311	8,468	27,958	36,425	11,189	8,238,722	—	—	—	—
6/22/2031	2,180,372	8,939	27,915	36,854	11,168	8,274,837	—	83,380	83,380	25,267
9/22/2031	2,172,102	8,270	27,866	36,136	10,803	8,291,060	—	104,206	104,206	31,153
12/22/2031	2,167,635	4,467	27,825	32,292	9,524	8,310,037	—	102,098	102,098	30,111
3/22/2032	2,160,639	6,996	27,833	34,829	10,133	8,431,802	—	—	—	—
6/22/2032	2,156,142	4,497	28,112	32,610	9,360	8,473,826	—	83,305	83,305	23,911
9/22/2032	2,151,602	4,539	28,118	32,658	9,247	8,498,695	—	101,507	101,507	28,743
12/22/2032	2,147,071	4,531	27,817	32,349	9,036	8,524,042	—	100,440	100,440	28,058
3/22/2033	2,142,562	4,509	27,516	32,024	8,825	8,649,229	—	—	—	—
6/22/2033	2,137,998	4,564	28,130	32,694	8,888	8,698,542	—	80,958	80,958	22,010
9/22/2033	2,133,391	4,607	28,132	32,739	8,781	8,730,125	—	99,853	99,853	26,781
12/22/2033	2,133,391	—	27,826	27,826	7,362	8,762,215	—	98,802	98,802	26,142
3/22/2034	2,128,816	4,575	27,578	32,152	8,392	8,892,551	—	—	—	—
6/22/2034	2,128,539	277	28,188	28,465	7,330	8,948,439	—	79,739	79,739	20,533
9/22/2034	2,128,539	—	28,241	28,241	7,174	8,987,111	—	98,216	98,216	24,951
12/22/2034	2,128,539	—	27,988	27,988	7,014	9,026,316	—	97,179	97,179	24,354
3/22/2035	2,128,539	—	27,733	27,733	6,857	9,162,176	—	—	—	—
6/22/2035	2,128,539	—	28,401	28,401	6,927	9,225,026	—	78,511	78,511	19,149
9/22/2035	2,128,539	—	29,069	29,069	6,995	9,276,343	—	94,499	94,499	22,738
12/22/2035	2,128,539	—	28,188	28,188	6,691	9,323,097	—	95,565	95,565	22,685
3/22/2036	2,128,539	—	28,234	28,234	6,612	9,466,492	—	—	—	—
6/22/2036	2,128,539	—	28,277	28,277	6,532	9,533,082	—	79,362	79,362	18,334
9/22/2036	2,128,539	—	28,317	28,317	6,454	9,588,651	—	91,751	91,751	20,911

Class: D	2 of 3	8/25/2009

				IRR	PV disc @				IRR	PV disc @
				5.46%	5.46%				1.87%	5.46%

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
12/22/2036	2,128,539	—	28,355	28,355	6,375	9,648,002	—	89,154	89,154	20,045
3/22/2037	2,128,539	—	28,391	28,391	6,297	9,739,978	—	57,763	57,763	12,812
6/22/2037	—	2,128,539	28,424	2,156,963	471,983	8,659,054	1,080,924	26,354	1,107,278	242,293

		3,688,398	2,772,566	6,460,964	2,546,894		1,080,924	2,916,162	3,997,086	1,092,623

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Equity Capital Markets Corp (FTN Equity Capital) are wholly owned subsidiaries of FTB. FFSC and FTN Equity Capital are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by FTN Equity Capital. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

Class: D	3 of 3	8/25/2009

EITF 99-20 Calculation Methodology

1	We use Intex for cash flow modeling. There are a number of assumptions being used and the results of the modeling are highly dependent upon the assumptions.

2	The credit and prepayment assumptions are shown at the top of the section for each quarter.

3	We use forward interest rates to project future principal and interest payments. This allows us to model the impact of over- or undercollateralization for each transaction. (Higher interest rates generally increase the credit stress on undercollateralized transactions by reducing excess interest, which is the difference between the interest received from the underlying collateral and the interest paid on the rated bonds.)

4	The spreadsheet requires only two inputs to produce the calculations:

1.	the original face you purchased

2.	your current book value (as of the most recent quarter end)

5	The basic methodology of EITF 99-20 is to compare the present value of the cash flows from quarter to quarter. A decline in the present value versus that for the previous quarter is considered to be an “adverse change” as described in the literature.

6	EITF 99-20 prescribes using a discount rate “equal to the current yield used to accrete the beneficial interest”. We calculate this discount rate using your current book value and the projected cash flows for the previous quarter (mechanically this is an Internal Rate of Return or IRR).

7	This discount rate is then used to calculate the present value for the current quarter’s projected cash flows.

8	The result calculated for the current quarter is then compared to that for the previous quarter to determine if the change is “favorable” or “adverse”.

9	We use your book value as the present value for the previous period. This makes sense since the price of a bond (i.e. your book value) is simply the present value of the future cash flows at a particular discount rate. In this case, we use your book value to calculate the discount rate rather than beginning with the rate (they are interchangeable given a set of future cash flows).

10	The credit component of any impairment should be the difference between your book value and the projected present value.

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Equity Capital Markets Corp (FTN Equity Capital) are wholly owned subsidiaries of FTB. FFSC and FTN Equity Capital are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by FTN Equity Capital. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

© 2009 First Tennessee Bank. All rights reserved.

Deal Cashflows Assumptions:

Prepays Constant:

Prepayments -1% annually; 100% at maturity.

Scenario 1 (Base)	Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.
Scenario 2 (Worse)	Defaults - 150 bps applied annually; 0% recovery.
Scenario 3 (Better)	Defaults - 37.5 bps applied annually; 50% recovery with 2 yr lag.

No Prepays:

Prepayments - 0% annually; 100% at maturity.

Scenario 4 (Base)	Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.
Scenario 5 (Worse)	Defaults - 150 bps applied annually; 0% recovery.
Scenario 6 (Better)	Defaults - 37.5 bps applied annually; 50% recovery with 2 yr lag.
Scenario 7 (Burst)	Defaults -	Qtr 2 2009: 4% (not annualized)
Qtr 3 2009: 3%
Qtr 4 2009: 2%
Qtr 1 2010: 1%
Thereafter 50 bps applied annually; 15% recovery with 2 yr lag.

Scenario 8 (Burst Plus)	Defaults -	Qtr 2 2009: 6% (not annualized)
Qtr 3 2009: 4%
Qtr 4 2009: 3%
Qtr 1 2010: 2%
Next 3 Qtrs: 1%
Thereafter 25 bps applied annually; 15% recovery with 2 yr lag.

Prepays Constant:

Prepayments -1% annually; 100% at maturity.

Scenario 9 (1988-92)	Defaults -	2009: 3% (applied annually)
2010: 3%
2011: 2.5%
2012: 2%
2013: 1%
Thereafter 25 bps applied annually; 15% recovery with 2 yr lag.

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Equity Capital Markets Corp (FTN Equity Capital) are wholly owned subsidiaries of FTB. FFSC and FTN Equity Capital are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by FTN Equity Capital. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

© 2009 First Tennessee Bank. All rights reserved.

EITF 99-20 Other Than Temporary Impairment Cash Flow Testing
06/30/09

Input—> Original Face:	2,064,765		2,134,186 current face
Input—> Book Value	2,051,916	2,051,916	96.15 book price
Input—> Scenario #	1	1

RESULTS		Discount Rate
PV for Previous Qtr Projected Cash Flows	2,051,916	5.44%
PV for Current Qtr Projected Cash Flows	1,780,919	5.44%

Change	(270,997)

% Change	-13.21%

Previously Projected Cashflows	March 31, 2009	Currently Projected Cashflows	June 30, 2009

Deal	Class	Description	Type	QIB	AI	Reg S
XXVI	D	Mezzanine Floating	Floating	74042QAL1	74042QAM9	G72219AG6

Assumptions:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Scenario 1 (Base) Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.

Specific Deferrals/Defaults:

See March Deferral-Default Tab.

Assumptions:

Prepayments - 1% annually; 100% at maturity.

Scenario 1 (Base) Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.

Specific Deferrals/Defaults:

See June Deferral-Default Tab.

				IRR	PV disc @				IRR	PV disc @
				5.44%	5.44%				4.68%	5.44%

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
Book Value——>				(2,051,916)		Book Value——>			(2,051,916)
Net PV———>					2,051,916	Net PV———>				1,780,919
6/22/2009	2,134,186					2,134,186
9/22/2009	2,156,869	—	—	—	—	2,146,890	—	—	—	—
12/22/2009	2,178,879	—	—	—	—	2,165,888	—	—	—	—
3/22/2010	2,202,544	—	—	—	—	2,185,384	—	—	—	—
6/22/2010	2,224,573	—	—	—	—	2,206,675	—	—	—	—
9/22/2010	2,241,385	—	—	—	—	2,225,097	—	—	—	—
12/22/2010	2,254,224	—	—	—	—	2,239,555	—	—	—	—
3/22/2011	2,266,986	—	—	—	—	2,252,213	—	—	—	—
6/22/2011	2,285,198	—	—	—	—	2,267,830	—	—	—	—
9/22/2011	2,309,588	—	—	—	—	2,289,913	—	—	—	—
12/22/2011	2,338,625	—	—	—	—	2,318,030	—	—	—	—
3/22/2012	2,370,127	—	—	—	—	2,350,869	—	—	—	—
6/22/2012	2,401,474	—	—	—	—	2,386,057	—	—	—	—
9/22/2012	2,432,501	—	—	—	—	2,421,705	—	—	—	—
12/22/2012	2,462,116	—	—	—	—	2,455,982	—	—	—	—
3/22/2013	2,491,193	—	—	—	—	2,489,435	—	—	—	—
6/22/2013	2,523,713	—	—	—	—	2,526,401	—	—	—	—
9/22/2013	2,556,730	—	—	—	—	2,564,070	—	—	—	—
12/22/2013	2,591,044	—	—	—	—	2,603,488	—	—	—	—
3/22/2014	2,626,345	—	—	—	—	2,644,393	—	—	—	—
6/22/2014	2,662,315	—	—	—	—	2,686,443	—	—	—	—
9/22/2014	2,698,912	—	—	—	—	2,729,366	—	—	—	—
12/22/2014	2,736,185	—	—	—	—	2,773,086	—	—	—	—
3/22/2015	2,774,212	—	—	—	—	2,817,555	—	—	—	—
6/22/2015	2,813,069	—	—	—	—	2,862,735	—	—	—	—
9/22/2015	2,853,185	—	—	—	—	2,909,140	—	—	—	—
12/22/2015	2,823,010	30,175	40,476	70,650	49,740	2,955,857	—	—	—	—
3/22/2016	2,775,559	47,451	40,221	87,672	60,897	3,003,510	—	—	—	—
6/22/2016	2,815,654	—	—	—	—	3,052,801	—	—	—	—
9/22/2016	2,770,591	45,063	40,723	85,786	58,000	3,103,302	—	—	—	—
12/22/2016	2,692,086	78,505	39,612	118,117	78,788	3,154,364	—	—	—	—
3/22/2017	2,646,069	46,017	37,971	83,989	55,272	3,205,837	—	—	—	—
6/22/2017	2,684,070	—	—	—	—	3,259,291	—	—	—	—
9/22/2017	2,633,914	50,156	38,425	88,581	56,742	3,313,486	—	—	—	—
12/22/2017	2,554,891	79,023	37,239	116,261	73,474	3,367,770	—	—	—	—
3/22/2018	2,511,797	43,094	35,738	78,832	49,152	3,422,072	—	—	—	—
6/22/2018	2,532,787	—	15,011	15,011	9,234	3,478,152	—	—	—	—
9/22/2018	2,494,932	37,855	37,234	75,090	45,572	3,536,111	—	—	—	—
12/22/2018	2,417,421	77,511	35,693	113,204	67,782	3,593,118	—	—	—	—

Class: D	1 of 3	8/25/2009

				IRR	PV disc @				IRR	PV disc @
				5.44%	5.44%				4.68%	5.44%

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
3/22/2019	2,364,312	53,109	33,671	86,780	51,264	3,649,373	—	—	—	—
6/22/2019	2,399,762	—	—	—	—	3,710,995	—	—	—	—
9/22/2019	2,354,639	45,124	35,042	80,166	46,095	3,772,364	—	—	—	—
12/22/2019	2,278,575	76,063	34,499	110,563	62,721	3,835,220	—	—	—	—
3/22/2020	2,233,371	45,204	33,402	78,606	43,995	3,860,131	—	39,162	39,162	21,919
6/22/2020	2,257,977	—	8,073	8,073	4,458	3,924,457	—	—	—	—
9/22/2020	2,214,486	43,490	33,342	76,833	41,857	3,903,691	20,766	65,761	86,527	47,138
12/22/2020	2,138,887	75,599	32,316	107,915	58,002	3,862,347	41,344	64,451	105,795	56,862
3/22/2021	2,094,876	44,011	30,873	74,883	39,708	3,823,092	39,255	62,958	102,213	54,201
6/22/2021	2,120,011	—	5,793	5,793	3,031	3,886,836	—	—	—	—
9/22/2021	2,076,745	43,266	31,255	74,521	38,464	3,868,865	17,971	64,913	82,883	42,780
12/22/2021	2,046,691	30,055	30,159	60,213	30,662	3,828,443	40,422	63,928	104,349	53,138
3/22/2022	2,042,428	4,262	29,186	33,448	16,805	3,791,265	37,178	62,477	99,655	50,067
6/22/2022	2,036,467	5,962	29,500	35,461	17,577	3,854,311	—	—	—	—
9/22/2022	2,032,208	4,258	29,221	33,480	16,372	3,836,494	17,817	63,849	81,666	39,936
12/22/2022	2,024,780	7,428	28,776	36,204	17,467	3,799,258	37,236	62,701	99,937	48,216
3/22/2023	2,020,516	4,264	28,419	32,683	15,557	3,765,072	34,186	61,348	95,534	45,474
6/22/2023	2,013,138	7,378	29,154	36,532	17,156	3,813,870	—	13,390	13,390	6,288
9/22/2023	2,008,595	4,543	29,144	33,687	15,608	3,781,835	32,036	63,045	95,081	44,053
12/22/2023	2,001,134	7,461	28,742	36,203	16,549	3,745,693	36,141	61,732	97,874	44,739
3/22/2024	1,996,803	4,331	28,493	32,824	14,803	3,712,277	33,416	60,863	94,279	42,518
6/22/2024	1,989,998	6,806	29,111	35,917	15,980	3,774,110	—	—	—	—
9/22/2024	1,985,627	4,371	27,816	32,187	14,129	3,744,926	29,184	60,266	89,450	39,266
12/22/2024	1,978,095	7,532	27,487	35,019	15,166	3,708,522	36,403	59,207	95,611	41,407
3/22/2025	1,973,867	4,228	27,119	31,347	13,394	3,676,727	31,795	58,049	89,844	38,388
6/22/2025	1,966,283	7,584	26,802	34,387	14,496	3,733,709	—	—	—	—
9/22/2025	1,961,741	4,542	26,446	30,988	12,888	3,715,098	18,611	57,295	75,906	31,569
12/22/2025	1,954,130	7,611	26,139	33,750	13,848	3,678,249	36,849	56,456	93,305	38,285
3/22/2026	1,949,980	4,150	25,800	29,950	12,124	3,646,224	32,025	55,363	87,388	35,376
6/22/2026	1,942,218	7,763	25,516	33,278	13,291	3,700,593	—	—	—	—
9/22/2026	1,937,867	4,351	25,472	29,823	11,752	3,683,671	16,922	55,281	72,203	28,451
12/22/2026	1,930,171	7,696	24,931	32,627	12,684	3,646,422	37,249	53,956	91,204	35,456
3/22/2027	1,925,820	4,351	24,366	28,718	11,014	3,612,749	33,673	52,383	86,056	33,006
6/22/2027	1,918,197	7,623	24,668	32,291	12,219	3,665,383	—	—	—	—
9/22/2027	1,913,799	4,398	24,400	28,798	10,751	3,649,759	15,624	53,006	68,631	25,622
12/22/2027	1,906,088	7,712	23,926	31,638	11,653	3,612,164	37,595	51,847	89,443	32,944
3/22/2028	1,901,664	4,424	23,696	28,120	10,218	3,578,943	33,221	50,994	84,215	30,602
6/22/2028	1,893,952	7,712	23,783	31,495	11,292	3,629,750	—	—	—	—
9/22/2028	1,889,306	4,646	23,576	28,222	9,982	3,614,140	15,610	51,283	66,893	23,661
12/22/2028	1,881,538	7,768	23,169	30,937	10,796	3,577,244	36,896	50,271	87,167	30,418
3/22/2029	1,877,411	4,127	22,792	26,919	9,268	3,544,807	32,437	49,053	81,490	28,056
6/22/2029	1,869,418	7,993	23,285	31,277	10,624	3,594,521	—	—	—	—
9/22/2029	1,865,521	3,897	23,742	27,639	9,262	3,582,304	12,217	51,666	63,884	21,409
12/22/2029	1,857,712	7,810	22,989	30,798	10,183	3,546,579	35,725	50,014	85,739	28,347
3/22/2030	1,852,806	4,906	22,189	27,095	8,838	3,513,468	33,111	48,044	81,155	26,472
6/22/2030	1,845,528	7,278	23,694	30,972	9,967	3,564,482	—	—	—	—
9/22/2030	1,841,043	4,484	22,902	27,386	8,695	3,551,312	13,170	50,275	63,445	20,144
12/22/2030	1,833,174	7,869	22,900	30,769	9,638	3,517,086	34,226	50,262	84,488	26,466
3/22/2031	1,828,820	4,355	22,856	27,211	8,409	3,489,230	27,856	49,950	77,806	24,046
6/22/2031	1,820,911	7,909	22,856	30,765	9,380	3,538,956	—	—	—	—
9/22/2031	1,816,276	4,635	22,812	27,447	8,256	3,525,121	13,835	50,610	64,445	19,386
12/22/2031	1,808,329	7,947	22,808	30,755	9,128	3,492,442	32,679	50,587	83,266	24,712
3/22/2032	1,803,796	4,533	22,762	27,295	7,992	3,464,949	27,493	50,291	77,784	22,776
6/22/2032	1,795,883	7,912	23,009	30,921	8,932	3,515,566	—	—	—	—
9/22/2032	1,791,376	4,508	22,961	27,469	7,829	3,504,817	10,749	51,532	62,281	17,750
12/22/2032	1,783,359	8,017	22,707	30,724	8,639	3,473,387	31,430	50,988	82,418	23,175
3/22/2033	1,778,884	4,475	22,409	26,884	7,458	3,448,071	25,317	50,143	75,460	20,934
6/22/2033	1,770,852	8,032	22,901	30,932	8,466	3,499,123	—	—	—	—
9/22/2033	1,766,332	4,520	22,848	27,368	7,390	3,489,746	9,377	51,978	61,355	16,568
12/22/2033	1,758,223	8,109	22,592	30,700	8,179	3,460,350	29,395	51,441	80,836	21,535
3/22/2034	1,753,688	4,536	22,288	26,824	7,050	3,436,888	23,462	50,607	74,069	19,468
6/22/2034	1,745,571	8,117	22,773	30,889	8,010	3,488,428	—	—	—	—
9/22/2034	1,740,116	5,455	22,713	28,169	7,207	3,480,465	7,964	52,473	60,436	15,462
12/22/2034	1,733,601	6,514	22,441	28,955	7,308	3,456,953	23,512	51,938	75,450	19,044
3/22/2035	1,727,340	6,262	22,154	28,416	7,076	3,433,200	23,753	51,168	74,921	18,657
6/22/2035	1,720,564	6,776	22,606	29,382	7,219	3,485,292	—	—	—	—
9/22/2035	1,714,474	6,090	23,048	29,138	7,063	3,466,300	18,992	54,181	73,173	17,736
12/22/2035	1,709,509	4,965	22,272	27,236	6,513	3,444,543	21,757	52,304	74,061	17,711
3/22/2036	1,706,166	3,343	22,243	25,586	6,037	3,422,473	22,070	52,109	74,178	17,501
6/22/2036	1,701,388	4,778	22,234	27,012	6,288	3,474,375	—	—	—	—
9/22/2036	1,697,935	3,453	22,205	25,657	5,892	3,467,734	6,642	52,813	59,455	13,654
12/22/2036	1,694,259	3,676	22,190	25,866	5,860	3,447,755	19,979	52,831	72,810	16,497

Class: D	2 of 3	8/25/2009

				IRR	PV disc @				IRR	PV disc @
				5.44%	5.44%				4.68%	5.44%

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
3/22/2037	1,690,665	3,594	22,170	25,764	5,759	3,434,895	12,860	52,638	65,498	14,641
6/22/2037	1,683,443	7,223	22,149	29,372	6,478	3,424,675	10,220	52,548	62,768	13,843
9/22/2037	—	1,683,443	22,321	1,705,763	371,141	2,568,361	856,314	31,417	887,730	193,153

		3,037,462	2,245,448	5,282,910	2,051,916		2,215,965	2,940,094	5,156,058	1,780,919

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Equity Capital Markets Corp (FTN Equity Capital) are wholly owned subsidiaries of FTB. FFSC and FTN Equity Capital are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by FTN Equity Capital. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

Class: D	3 of 3	8/25/2009

Deal Cashflows Assumptions:

Prepays Constant:

Prepayments - 1% annually; 100% at maturity.

Scenario 1 (Base)	Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.
Scenario 2 (Worse)	Defaults - 150 bps applied annually; 0% recovery.
Scenario 3 (Better)	Defaults - 37.5 bps applied annually; 50% recovery with 2 yr lag.

No Prepays:

Prepayments - 0% annually; 100% at maturity.

Scenario 4 (Base)	Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.
Scenario 5 (Worse)	Defaults - 150 bps applied annually; 0% recovery.
Scenario 6 (Better)	Defaults - 37.5 bps applied annually; 50% recovery with 2 yr lag.
Scenario 7 (Burst)	Defaults - Qtr 2 2009: 4% (not annualized)
Qtr 3 2009: 3%
Qtr 4 2009: 2%
Qtr 1 2010: 1%
Thereafter 50 bps applied annually; 15% recovery with 2 yr lag.

Scenario 8 (Burst Plus)	Defaults - Qtr 2 2009: 6% (not annualized)
Qtr 3 2009: 4%
Qtr 4 2009: 3%
Qtr 1 2010: 2%
Next 3 Qtrs: 1%
Thereafter 25 bps applied annually; 15% recovery with 2 yr lag.

Prepays Constant:

Prepayments - 1% annually; 100% at maturity.

Scenario 9 (1988-92)	Defaults - 2009: 3% (applied annually)
2010: 3%
2011: 2.5%
2012: 2%
2013: 1%
Thereafter 25 bps applied annually; 15% recovery with 2 yr lag.

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Equity Capital Markets Corp (FTN Equity Capital) are wholly owned subsidiaries of FTB. FFSC and FTN Equity Capital are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by FTN Equity Capital. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

© 2009 First Tennessee Bank. All rights reserved.

EITF 99-20 Other Than Temporary Impairment Cash Flow Testing

06/30/09

Input—>	Original Face:	4,069,000		4,126,698 current face
Input—>	Book Value	3,791,112	3,791,112	91.87 book price
Input—>	Scenario #	1	1

RESULTS		Discount Rate
PV for Previous Qtr Projected Cash Flows	3,791,112	5.90%
PV for Current Qtr Projected Cash Flows	3,435,379	5.90%

Change	(355,733)

% Change	-9.38%

Previously Projected Cashflows	March 31, 2009	Currently Projected Cashflows	June 30, 2009

Deal	Class	Description	Type	QIB	AI	Reg S
XXVII	D	Mezzanine Floating	Floating	74042TAN1	74042TAP6	G7222BAG0

Assumptions:

Prepayments - 5% in yr 5; 2% in yrs 6 - 29 annually; 100% at maturity.

Scenario 1 (Base) Defaults -75 bps applied annually; 15% recovery with 2 yr lag.

Specific Deferrals/Defaults:

See March Deferral-Default Tab.

Assumptions:

Prepayments - 1% annually; 100% at maturity.

Scenario 1 (Base) Defaults - 75 bps applied annually; 15% recovery with 2 yr lag.

Specific Deferrals/Defaults:

See June Deferral-Default Tab.

				IRR	PV disc @				IRR	PV disc @
				5.90%	5.90%				5.33%	5.90%

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
Book Value——>				(3,791,112)		Book Value——>			(3,791,112)
Net PV———>					3,791,112	Net PV———>				3,435,379
6/22/2009	4,126,698					4,126,698
9/22/2009	4,170,111	—	—	—	—	4,151,573	—	—	—	—
12/22/2009	4,213,192	—	—	—	—	4,188,836	—	—	—	—
3/22/2010	4,259,479	—	—	—	—	4,227,065	—	—	—	—
6/22/2010	4,302,626	—	—	—	—	4,268,785	—	—	—	—
9/22/2010	4,335,693	—	—	—	—	4,304,968	—	—	—	—
12/22/2010	4,361,075	—	—	—	—	4,333,485	—	—	—	—
3/22/2011	4,386,310	—	—	—	—	4,358,520	—	—	—	—
6/22/2011	4,422,108	—	—	—	—	4,389,300	—	—	—	—
9/22/2011	4,469,870	—	—	—	—	4,432,601	—	—	—	—
12/22/2011	4,526,632	—	—	—	—	4,487,588	—	—	—	—
3/22/2012	4,588,181	—	—	—	—	4,551,730	—	—	—	—
6/22/2012	4,649,448	—	—	—	—	4,620,441	—	—	—	—
9/22/2012	4,710,127	—	—	—	—	4,690,075	—	—	—	—
12/22/2012	4,768,067	—	—	—	—	4,757,052	—	—	—	—
3/22/2013	4,824,959	—	—	—	—	4,822,428	—	—	—	—
6/22/2013	4,888,575	—	67,101	67,101	53,095	4,894,666	—	—	—	—
9/22/2013	4,953,148	—	67,567	67,567	52,687	4,968,266	—	—	—	—
12/22/2013	4,913,796	39,352	66,342	105,694	81,219	5,045,272	—	—	—	—
3/22/2014	4,799,563	114,233	—	114,233	86,506	5,125,178	—	—	—	—
6/22/2014	4,675,102	124,461	66,061	190,523	142,183	5,207,325	—	—	—	—
9/22/2014	4,739,957	—	64,946	64,946	47,764	5,291,184	—	—	—	—
12/22/2014	4,631,006	108,952	63,874	172,826	125,256	5,376,609	—	—	—	—
3/22/2015	4,519,577	111,429	—	111,429	79,585	5,463,507	—	—	—	—
6/22/2015	4,397,904	121,673	63,851	185,523	130,581	5,551,806	—	—	—	—
9/22/2015	4,461,182	—	62,651	62,651	43,457	5,642,510	—	—	—	—
12/22/2015	4,358,639	102,543	61,883	164,425	112,393	5,733,834	—	—	—	—
3/22/2016	4,246,225	112,414	—	112,414	75,725	5,826,999	—	—	—	—
6/22/2016	4,129,657	116,567	60,434	177,001	117,500	5,923,370	—	—	—	—
9/22/2016	4,189,913	—	58,181	58,181	38,062	6,022,114	—	—	—	—
12/22/2016	4,088,667	101,246	58,664	159,910	103,092	6,121,965	—	—	—	—
3/22/2017	4,048,824	39,843	58,318	98,161	62,364	6,222,627	—	—	—	—
6/22/2017	4,037,637	11,187	57,517	68,704	43,015	6,327,179	—	—	—	—
9/22/2017	4,032,158	5,480	56,745	62,225	38,393	6,433,194	—	—	—	—
12/22/2017	4,020,798	11,360	57,985	69,345	42,164	6,539,400	—	—	—	—
3/22/2018	4,009,777	11,021	59,299	70,320	42,136	6,583,458	—	62,201	62,201	37,271
6/22/2018	3,998,191	11,586	57,554	69,140	40,827	6,506,378	77,080	108,729	185,810	109,721
9/22/2018	3,987,734	10,457	55,872	66,329	38,599	6,615,649	—	—	—	—

Class: D	1 of 3	8/25/2009

				IRR	PV disc @				IRR	PV disc @
				5.90%	5.90%				5.33%	5.90%

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
12/22/2018	3,976,484	11,250	59,968	71,217	40,841	6,584,977	30,672	107,488	138,160	79,231
3/22/2019	3,964,947	11,538	58,237	69,775	39,433	6,505,877	79,100	103,901	183,001	103,421
6/22/2019	3,953,971	10,975	58,265	69,241	38,562	6,440,035	65,842	110,706	176,548	98,325
9/22/2019	3,942,715	11,256	58,129	69,385	38,081	6,547,348	—	—	—	—
12/22/2019	3,931,468	11,247	57,858	69,105	37,377	6,512,188	35,160	109,920	145,080	78,469
3/22/2020	3,920,407	11,061	58,214	69,276	36,925	6,445,183	67,005	109,620	176,625	94,143
6/22/2020	3,908,506	11,901	57,369	69,270	36,385	6,370,637	74,546	108,217	182,763	96,000
9/22/2020	3,897,503	11,003	56,578	67,581	34,983	6,478,201	—	—	—	—
12/22/2020	3,886,139	11,363	57,705	69,069	35,233	6,446,137	32,064	107,776	139,840	71,335
3/22/2021	3,875,125	11,014	57,452	68,466	34,419	6,380,613	65,524	105,881	171,405	86,167
6/22/2021	3,863,477	11,648	56,432	68,080	33,727	6,312,001	68,613	107,201	175,813	87,099
9/22/2021	3,852,432	11,045	55,253	66,298	32,368	6,418,222	—	—	—	—
12/22/2021	3,840,974	11,458	55,806	67,264	32,362	6,384,435	33,787	106,864	140,651	67,670
3/22/2022	3,829,889	11,085	55,274	66,359	31,463	6,321,330	63,105	104,987	168,092	79,697
6/22/2022	3,818,110	11,780	54,387	66,167	30,916	6,254,610	66,720	105,926	172,646	80,667
9/22/2022	3,806,967	11,143	53,745	64,888	29,878	6,359,020	—	—	—	—
12/22/2022	3,795,402	11,565	55,086	66,651	30,244	6,297,243	61,777	104,731	166,508	75,556
3/22/2023	3,784,223	11,179	55,096	66,275	29,636	6,236,629	60,613	102,471	163,084	72,927
6/22/2023	3,772,454	11,769	54,298	66,067	29,115	6,174,109	62,520	103,808	166,328	73,297
9/22/2023	3,761,310	11,144	53,863	65,006	28,231	6,276,960	—	—	—	—
12/22/2023	3,749,605	11,706	54,989	66,695	28,543	6,250,008	26,952	103,254	130,206	55,724
3/22/2024	3,738,372	11,233	52,565	63,798	26,907	6,192,293	57,715	102,345	160,060	67,506
6/22/2024	3,726,896	11,476	51,903	63,379	26,342	6,137,090	55,203	103,949	159,152	66,148
9/22/2024	3,715,407	11,489	51,245	62,734	25,695	6,235,864	—	—	—	—
12/22/2024	3,703,666	11,741	50,608	62,349	25,166	6,207,883	27,981	99,377	127,358	51,406
3/22/2025	3,692,665	11,001	49,966	60,967	24,251	6,153,230	54,653	97,956	152,609	60,704
6/22/2025	3,680,359	12,306	49,349	61,654	24,168	6,087,233	65,997	96,139	162,137	63,557
9/22/2025	3,668,810	11,549	48,743	60,292	23,291	6,181,414	—	—	—	—
12/22/2025	3,656,929	11,881	48,168	60,048	22,860	6,153,292	28,121	94,716	122,838	46,763
3/22/2026	3,645,858	11,071	48,118	59,189	22,205	6,098,051	55,241	93,393	148,634	55,762
6/22/2026	3,633,472	12,386	47,057	59,443	21,977	6,031,729	66,322	91,699	158,021	58,422
9/22/2026	3,622,103	11,370	46,026	57,395	20,911	6,122,605	—	—	—	—
12/22/2026	3,610,134	11,968	46,557	58,525	21,013	6,095,272	27,333	90,453	117,786	42,291
3/22/2027	3,598,793	11,341	46,080	57,421	20,318	6,036,685	58,586	88,324	146,910	51,981
6/22/2027	3,586,551	12,243	45,148	57,390	20,012	5,973,328	63,357	88,720	152,077	53,028
9/22/2027	3,575,134	11,417	44,745	56,162	19,299	6,060,474	—	—	—	—
12/22/2027	3,563,090	12,044	44,872	56,916	19,274	6,033,663	26,811	86,859	113,671	38,493
3/22/2028	3,551,612	11,477	44,510	55,987	18,684	5,975,101	58,562	85,942	144,504	48,223
6/22/2028	3,539,270	12,342	43,709	56,051	18,434	5,911,832	63,269	85,587	148,856	48,954
9/22/2028	3,527,817	11,453	43,030	54,483	17,657	5,996,113	—	—	—	—
12/22/2028	3,515,953	11,863	43,908	55,772	17,813	5,958,580	37,532	84,161	121,694	38,867
3/22/2029	3,504,167	11,786	44,807	56,593	17,812	5,900,750	57,830	82,452	140,282	44,153
6/22/2029	3,492,061	12,106	43,331	55,437	17,195	5,841,598	59,152	83,509	142,661	44,250
9/22/2029	3,480,558	11,504	41,855	53,358	16,310	5,926,325	—	—	—	—
12/22/2029	3,468,696	11,861	44,653	56,514	17,024	5,909,440	16,885	83,488	100,374	30,235
3/22/2030	3,456,426	12,270	43,180	55,450	16,460	5,848,816	60,624	80,775	141,399	41,974
6/22/2030	3,444,609	11,818	43,128	54,946	16,074	5,798,100	50,716	85,686	136,402	39,903
9/22/2030	3,432,407	12,202	43,079	55,281	15,937	5,880,612	—	—	—	—
12/22/2030	3,420,426	11,981	43,076	55,056	15,642	5,860,320	20,292	83,972	104,263	29,621
3/22/2031	3,412,160	8,266	43,098	51,365	14,381	5,810,574	49,746	83,969	133,715	37,437
6/22/2031	3,405,913	6,247	43,084	49,330	13,611	5,754,815	55,759	83,543	139,302	38,435
9/22/2031	3,396,746	9,166	43,108	52,274	14,213	5,837,841	—	—	—	—
12/22/2031	3,390,689	6,058	43,605	49,663	13,307	5,819,571	18,269	84,513	102,782	27,540
3/22/2032	3,384,575	6,114	43,626	49,740	13,134	5,769,711	49,861	84,537	134,398	35,489
6/22/2032	3,378,363	6,212	43,171	49,383	12,850	5,719,388	50,323	85,022	135,345	35,220
9/22/2032	3,372,118	6,245	42,716	48,961	12,556	5,803,954	—	—	—	—
12/22/2032	3,366,012	6,105	43,684	49,789	12,583	5,789,979	13,975	85,169	99,144	25,055
3/22/2033	3,359,905	6,108	43,776	49,884	12,423	5,743,331	46,647	84,310	130,957	32,614
6/22/2033	3,359,609	296	43,313	43,609	10,703	5,696,365	46,967	85,770	132,737	32,577
9/22/2033	3,353,319	6,290	42,859	49,149	11,887	5,781,710	—	—	—	—
12/22/2033	3,347,945	5,374	43,903	49,277	11,745	5,770,219	11,491	85,956	97,447	23,226
3/22/2034	3,347,945	—	43,991	43,991	10,333	5,726,061	44,158	85,109	129,267	30,363
6/22/2034	3,347,945	—	43,555	43,555	10,082	5,682,775	43,286	86,601	129,887	30,066
9/22/2034	3,344,571	3,374	43,158	46,532	10,615	5,768,981	—	—	—	—
12/22/2034	3,344,571	—	44,199	44,199	9,936	5,759,479	9,502	86,818	96,320	21,653
3/22/2035	3,344,571	—	45,239	45,239	10,022	5,719,244	40,234	85,969	126,203	27,958
6/22/2035	3,344,571	—	43,870	43,870	9,577	5,678,288	40,956	87,510	128,466	28,046
9/22/2035	3,344,571	—	43,941	43,941	9,454	5,767,301	—	—	—	—
12/22/2035	3,344,571	—	44,008	44,008	9,331	5,737,844	29,458	87,753	117,211	24,851
3/22/2036	3,344,571	—	44,072	44,072	9,208	5,700,098	37,746	87,526	125,272	26,174
6/22/2036	3,344,571	—	44,132	44,132	9,087	5,658,971	41,127	87,163	128,289	26,415
9/22/2036	3,344,571	—	44,188	44,188	8,966	5,617,266	41,705	86,736	128,440	26,062
12/22/2036	3,344,571	—	44,239	44,239	8,846	5,578,649	38,618	86,288	124,906	24,977
3/22/2037	3,344,571	—	44,773	44,773	8,823	5,542,510	36,139	85,877	122,015	24,044
6/22/2037	3,344,571	—	44,329	44,329	8,609	5,500,591	41,919	85,491	127,409	24,743

Class: D	2 of 3	8/25/2009

				IRR	PV disc @				IRR	PV disc @
				5.90%	5.90%				5.33%	5.90%

Date	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow	Balance	Principal	Interest	Total Cashflow	Discounted Cashflow
9/22/2037	3,344,571	—	—	—	—	5,470,819	29,772	85,938	115,710	22,144
12/22/2037	—	3,344,571	—	3,344,571	630,776	3,721,498	1,749,321	60,481	1,809,802	341,323

		5,141,537	4,779,901	9,921,438	3,791,112		4,550,242	5,711,236	10,261,478	3,435,379

Although this information has been obtained from sources, which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results while changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB). FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Equity Capital Markets Corp (FTN Equity Capital) are wholly owned subsidiaries of FTB. FFSC and FTN Equity Capital are members of the FINRA and SIPC—http://www.sipc.org/. Equity research is provided by FTN Equity Capital. FTN Financial Group, through First Tennessee Bank or its affiliates, offers investment products and services.

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient, employee or agent responsible to deliver it to the intended recipient, you are hereby notified that reading, disseminating, distributing or copying this communication is strictly prohibited.

Class: D	3 of 3	8/25/2009